[Logo of Conectiv Appears Here]

LETTER TO
STOCKHOLDERS,
NOTICE OF 1999
ANNUAL MEETING,
PROXY STATEMENT AND
1998 ANNUAL REPORT TO
STOCKHOLDERS


                           YOUR VOTE IS IMPORTANT

                        PLEASE VOTE YOUR SHARES PROMPTLY


FEBRUARY 24, 1999

                               TABLE OF CONTENTS

Letter from Howard E. Cosgrove, Chairman and Chief Executive Officer
Notice of Annual Meeting
Proxy Statement
  Security Ownership of Directors, Executive Officers and Certain
   Beneficial Owners................................................           2
  Proposal No. 1 -- Election of Directors...........................           3
  Board and Committee Meetings......................................           6
  Director Compensation.............................................           7
  Board Personnel & Compensation Committee Report...................           8
  Executive Compensation............................................          13
  Pension Plan......................................................          15
  Change in Control Severance Provisions............................          17
  Stock Performance Chart...........................................          18
  Relationship with Independent Public Accountants..................          18
  Other Matters.....................................................          19
  Section 16(a) Beneficial Ownership Compliance.....................          19
  Future Stockholder Proposals......................................          19
  Solicitation......................................................          19
  Directions and Map................................................          20
1998 Annual Report to Stockholders..................................  Appendix A

HOWARD E. COSGROVE
Chairman of the Board and
Chief Executive Officer

800 King Street
P.O. Box 231
Wilmington, DE 19899
Tel 302 429 3634
Fax 302 429 3367
                                                 [LOGO OF CONECTIV APPEARS HERE]

                                          February 24, 1999
Dear Stockholder:

This past year was a dynamic one for Conectiv. It was a year that saw many changes not only for our company, but for our customers -- a new name, new rules, new businesses.

The merger involving Delmarva Power & Light Company and Atlantic Energy, Inc., was finalized in March of 1998. As a result of this pairing, Conectiv's regu-lated utilities now count about one million electric customers, and more than 100,000 natural gas customers. This merger brought us the size and synergies needed to compete effectively in a competitive market.

Thanks to the efforts of our employees, 1998 was also an exceptionally produc-tive year. Most importantly, our employees' ability to manage the changing in-dustry dynamics, their capacity to develop creative solutions to meet our cus-tomers' needs and their successful cost reduction efforts allowed us to reach our financial targets. We also accelerated our new business development initiatives and implemented strategies to position Conectiv closer to the cus-tomer.

Throughout the past year and into this one, Conectiv has been taking an active role in the process of restructuring the electric utility industry in several states. We have been working toward open competition at a time when other util-ities are still pondering their next move. New Jersey Governor Christine Todd Whitman has recently signed into law an electric restructuring bill. Delaware and Maryland lawmakers are actively considering restructuring legislation which we expect to be passed. Taking part in such discussions to help guide the course of restructuring, down a path that will be fair and equitable, ensures that the benefits of a competitive market are realized by customers, the commu-nities we serve, shareholders, and employees.

Altogether, our regulated and non-regulated businesses earned $1.68 per share before employee separation and other merger-related charges. Those costs, largely at the regulated level, will be recouped through the efficiencies achieved by combining the two companies. Weather had a negative impact on 1998 financial results, particularly at the beginning and the end of the year.

Our new competitive businesses performed as expected and we firmly believe that those businesses are on track. Our investment in telecommunications, heating and cooling services and participation in the regional competitive energy mar-kets had a limiting impact on earnings, but we expect that our strategic deci-sions today will provide long-term value for our stockholders.

Anticipating tomorrow's competitive environment, we are positioning Conectiv as a leader in a new category of business -- bringing together a full complement of vital services that helps homes and businesses run better. Conectiv truly is a new kind of company.

CONECTIV ENERGY focuses on competitive sales of electricity and natural gas to residential and small/medium enterprise markets in the Mid-Atlantic region. CONECTIV SOLUTIONS offers energy-related engineering and consulting services to large commercial and industrial companies, helping them drive down their ener-gy-related costs.

CONECTIV POWER DELIVERY, the regulated electric and natural gas utility busi-ness, is delivering electricity to nearly one million customers and natural gas to more than 100,000 customers. With the advent of customer choice, this area will continue to be regulated and will distribute the electricity and natural gas provided by all energy suppliers.

We intend to remain in the energy supply business; we are good at it, and we want to build on our strengths. At the same time, we will be evaluating our generation assets with a focus on those assets that provide flexibility in both fuel and load. This decision reflects the realities of the competitive environ-ment, giving us the flexibility to compete. As a result, we may be selling some of our generation assets. To meet our customers' needs, we will continue to purchase and generate energy, using our increasingly sophisticated trading ca-pacity to buy and sell energy at the lowest price.

We are encouraged by the progress of our other three competitive businesses, and expect them to make solid contributions to earnings in the year 2000. CONECTIV COMMUNICATIONS is a facilities-based telecommunications company offer-ing local and long distance service, built upon an expanding, state-of-the-art fiber optic system stretching from southern New Jersey, through southeastern Pennsylvania and into Delaware and Maryland. CONECTIV SERVICES provides heat-ing, cooling, plumbing and related services to regional businesses and residen-tial customers. By the end of 1998, it had grown through acquisition and volume to more than $100 million in revenues and 800 employees. And CONECTIV THERMAL SYSTEMS is emerging as a national provider in district heating and cooling technology, designing and operating centrally-situated steam and chilled water plants for large commercial and industrial customers.

We will continue to position Conectiv to compete in a deregulated utility envi-ronment. In this regard we constantly evaluate our assets and our financial policies as we seek to maximize total shareholder return in the new competitive marketplace.

Having spent the past two years positioning itself for the evolving market, Conectiv is now ready to take advantage of the opportunities of the competitive market. Once restructuring legislation is finalized and implemented, we will be ready to respond quickly.

Only a year or two ago, we were two separate and traditional utilities. Now we are a company offering a full range of vital services, a company guided by strategies that will enable us to succeed in a competitive marketplace. Conectiv's strategies and actions are the right ones to ensure the future strength and vitality of Conectiv, and create value for our stockholders.

Sincerely,

/s/ Howard E. Cosgrove

                                    CONECTIV

                                800 KING STREET
                                  P.O. BOX 231
                           WILMINGTON, DELAWARE 19899

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

To The Holders of Common Stock and Class A Common Stock of Conectiv:

  You are cordially invited to attend the Annual Meeting of Stockholders of Conectiv to be held at the Grand Opera House, 818 N. Market Street, Wilmington, Delaware, on Tuesday, March 30, 1999 at 11:00 A.M.

  The purpose of the meeting is:

    1. To elect two members of the Board of Directors;

    2.To transact such other business as may properly come before the meet-ing.

  Please note that the 1998 Annual Report to Stockholders is included as Appen-dix A to this Proxy Statement.

  The close of business on February 17, 1999 has been set by the Board of Di-rectors as the time for determining the holders of Common Stock and Class A Common Stock entitled to vote at this meeting.

  We are pleased to offer telephone and internet options this year to our rec-ord holders of Common Stock and Class A Common Stock. If you hold your shares through a bank or broker, please follow their instructions. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying postage-paid envelope or grant your proxy through the telephone or internet procedures described on the proxy card. Please note that your completed proxy, or your telephone or internet proxy, will not prevent you from attending the meeting and voting in person should you so choose.

                                          Yours very truly,

                                          /s/ Moira K. Donoghue
                                          Moira K. Donoghue
                                          Secretary

                               February 24, 1999

                                    CONECTIV

                                800 KING STREET
                                  P.O. BOX 231
                           WILMINGTON, DELAWARE 19899

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Conectiv (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held on Tues-day, March 30, 1999, and at any adjournments thereof. This statement and accom-panying proxy will be mailed to holders of Common Stock and Class A Common Stock of the Company on or about February 24, 1999.

  If you return your signed proxy, or grant a proxy through the telephone or internet procedures available to you before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for both, one or neither of the nominees for director. You can revoke your proxy at any time before it is exercised by submitting notice of revocation in writing to the Secretary of Conectiv or by telephone or internet; by submitting another proxy in writing (and properly signed) or by telephone or internet and that is later dated; or by voting in person at the Meeting.

  The Company's proxies are returned to its transfer agent, whose address is on the return envelope which is enclosed. The transfer agent tabulates the voting and notifies the Company in writing. Proxies voted at the Annual Meeting are counted by the Inspectors of Election for the meeting. The Inspectors of Elec-tion have been appointed by the Board of Directors.

  If a proxy indicates an abstention or a broker non-vote on any matter, the shares represented by that proxy will be counted only for quorum purposes. If a quorum is present, abstentions and broker non-votes will have no effect on the election of directors.

  The Annual Report of the Company for the year 1998, containing financial statements, is included with this Proxy Statement as Appendix A.

  On February 17, 1999, the Company had outstanding 105,868,531 shares of all classes of common stock, comprised of 99,396,216 shares of Company Common Stock (hereinafter, "Common Stock") and 6,472,315 shares of Class A Common Stock. Holders of record at the close of business on February 17, 1999 are entitled to vote at the meeting. The Common Stock and the Class A Common Stock will vote as a single class, one vote per share.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                            AS OF JANUARY 20, 1999

                                             Shares of Company    Shares of Class A
                                            Common Stock (1)(2)  Common Stock (1)(2)
------------------------------------------- -------------------  -------------------
Nominees for Director
CLASS I--TERM EXPIRING IN 2002:
 R. FRANKLIN BALOTTI.......................        3,166                  -0-
 RICHARD B. MCGLYNN........................        3,351                 522
-------------------------------------------------------------------------------
Retiring Directors
CLASS I--TERM EXPIRING MARCH 30, 1999:
 MICHAEL G. ABERCROMBIE....................        3,003                  -0-
 WESTON E. NELLIUS.........................        2,433                  -0-
 HAROLD J. RAVECHE.........................        2,912                  452
-------------------------------------------------------------------------------
Incumbent Directors
CLASS II--TERM EXPIRING IN 2000:
 ROBERT D. BURRIS..........................        1,195                  -0-
 MICHAEL B. EMERY..........................        2,933                  -0-
 SARAH I. GORE.............................        1,753                  -0-
 CYRUS H. HOLLEY ..........................        3,944                  724
 JERROLD L. JACOBS.........................        5,552                  926
-------------------------------------------------------------------------------
Incumbent Directors
CLASS III--TERM EXPIRING IN 2001:
 HOWARD E. COSGROVE........................       94,879 (3)(4)           -0-
 AUDREY K. DOBERSTEIN......................        3,068                  -0-
 BERNARD J. MORGAN.........................        3,711                  618
-------------------------------------------------------------------------------
Other Executive Officers
 MEREDITH I. HARLACHER, President..........       24,825                4,108
 THOMAS S. SHAW, Executive Vice President..       25,717 (3)(4)           -0-
 BARRY R. ELSON, Executive Vice President..        4,385 (4)              -0-
 BARBARA S. GRAHAM, Senior Vice President..       23,180 (3)(4)           -0-
 JOHN C. van RODEN, Senior Vice President
  and Chief Financial Officer..............        1,000                  -0-

  As of January 20, 1999, all current executive officers and directors as a group (19 persons) owned beneficially 218,928 shares of Common Stock, repre-senting 0.22% of the shares of Common Stock outstanding and 7,350 shares of Class A Common Stock, representing 0.11% of the shares of Class A Common Stock outstanding.
--------
(1) Each of the individuals listed beneficially owned less than 1% of the Company's outstanding common stock (including Common Stock and Class A Common Stock).
(2) Includes shares owned beneficially by Mr. Cosgrove and Mr. Jacobs and other executive officers of the Company pursuant to the Company's Savings and Investment Plan (including Payroll-Based Employee Stock Ownership Plan [PAYSOP] and Employee Stock Ownership Plan [ESOP] and Deferred Compensa-tion Plan).
(3) Includes 35,520, 8,010, and 8,010 shares of performance-based restricted stock for Messrs. Cosgrove and Shaw and Mrs. Graham, respectively, which were granted as part of the Long-Term Incentive Plan of Delmarva Power & Light Company which was adopted by the Conectiv Board of Directors. The number of shares actually earned will depend on the Total Shareholder Re-turn (stock appreciation and dividends paid), of Delmarva from January 1997 through February 1998 and of Conectiv from March 1998 through the end of the four year perfomance cycle in December 2000, relative to the Com-pensation Comparison Group as defined below.
(4) Includes 10,000 shares for Mr. Cosgrove and 4,000 shares for Messrs. Shaw and Elson and Mrs. Graham of performance accelerated restricted stock. The number of shares actually earned will depend on meeting a predetermined Total Shareholder Return level over the seven-year restriction period.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table provides information with respect to the only person who is known to Conectiv to be the beneficial owner of more than 5% of the out-standing shares of Common Stock of the Company.

             NAME                SHARES BENEFICIALLY   PERCENT OF CLASS
AND ADDRESS OF BENEFICIAL OWNER       OWNED(1)       (COMPANY COMMON STOCK)
-------------------------------  ------------------- ---------------------
Franklin Resources, Inc.              6,367,400              6.4%
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California 94403

--------
(1) The share ownership shown above is based on Amendment No. 4 to a Form 13G, dated December 31, 1998, filed with the Securities and Exchange Commis-sion.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

  Prior to the Annual Meeting, the Board of Directors had 14 directorships and 13 directors. Three Class I directors are retiring and will not stand for re-election. As a result, as of the time of the Annual Meeting, the number of di-rectors shall be reduced from 14 to 10, eliminating all vacancies.

  Two nominees are to be elected at the Annual Meeting to serve for a term of three years or until their successors are elected and qualified. The remaining eight directors will continue to serve as described in the following material, with five directors having terms expiring in 2000 and three having terms expir-ing in 2001.

  Management intends to vote shares represented by proxies solicited on behalf of the Board of Directors in favor of the election of the persons named in the accompanying proxy. All of the nominees for director were recommended by the Nominating Committee and were approved by the Board of Directors on February 16, 1999. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee(s) should become unavailable, the proxy may be voted for a substitute nominee(s) to be selected by the Board of Directors.

  The election of directors shall be by a plurality of the vote of the shares of Common Stock (which includes Common Stock and Class A Common Stock) present, in person or by proxy, and entitled to vote at the Annual Meeting, both types of stock voting as a single class. Each proxy will be voted for or against Pro-posal No. 1 in accordance with the instructions marked on it, and if no in-structions are made, will be voted in favor of each of the nominees. Absten-tions and broker non-votes will have no effect on the election of directors.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL NO. 1.

  The nominees and directors are listed herein, together with their principal occupation or employment, certain additional information as of December 31, 1998, and their respective terms. Except as otherwise indicated, nominees and directors have been engaged in their respective occupations or employment for at least the past five years. Each of these nominees and directors began their service as of March 1, 1998, the effective date of the merger involving Atlan-tic Energy, Inc. (Atlantic Energy) and Delmarva Power & Light Company (Delmarva).

NOMINEES FOR CLASS I DIRECTORS WITH TERMS
EXPIRING IN 2002

R. Franklin Balotti, age 56. Director of Delmarva since 1995. Attorney. Member of the law firm of Richards Layton & Finger, Wilmington, Delaware. Mr.
Balotti is a past President of the Delaware Bar As-sociation and serves as a member of the Law School
Advisory Council at the Cornell Law School and the
Board of Overseers of Widener University School of
Law. Mr. Balotti is currently an adjunct professor at the University of Miami Law School and has been a visiting professor at both University of Miami and Cornell Law Schools.
                                                            [Photo of Balotti]

Richard B. McGlynn, age 60. Director of Atlantic
Energy since 1986. Attorney. Vice President and
General Counsel of United Water Resources, Inc.,
Harrington Park, NJ. Former Partner in the law firm of LeBoeuf, Lamb, Greene & MacRae.

CLASS II DIRECTORS WITH TERMS                               [Photo of McGlynn]
EXPIRING IN 2000:

Robert D. Burris, age 54. Director of Delmarva since 1993. President of Burris Foods, Inc.,
Milford, Delaware. Mr. Burris is also a director of the Federal Reserve Bank of Philadelphia and a mem-ber of the Board of BayHealth, Inc.

Michael B. Emery, age 60. Director of Delmarva              [Photo of Burris]
since 1994. Retired, former Senior Vice President of E.I. duPont deNemours & Company.
                                                            [Photo of Emery]

Sarah I. Gore, age 63. Director of Delmarva since
1990. Human Resources Associate, W. L. Gore & Asso-ciates, Inc., Newark, Delaware. Member of the Dela-ware Advisory Board of First Union, Wilmington,
Delaware. Mrs. Gore and her family created the I
Have a Dream Foundation of Delaware, a non-profit organization for which she serves as a director.

Cyrus H. Holley, age 62. Director of Atlantic En-           [Photo of Gore]
ergy since 1990. President of Management Consulting
Services, Grapevine, Texas and Chairman and Chief
Executive Officer of Oakmont Enterprises, Inc.,
Grapevine, Texas. Director of Kerns Oil & Gas Com-pany and International Oilfield Services, Ltd.

Jerrold L. Jacobs, age 59. Director of Atlantic En-         [Photo of Holley]
ergy since 1990. Retired, Chairman of the Board and Chief Executive Officer of Atlantic Energy and of
Atlantic City Electric Company. Mr. Jacobs will serve as Vice Chairman and as a Director until March 1, 2000, under terms of the Agreement and Plan of Merger as of August 9, 1996, as amended, by and among Delmarva Power & Light Company, Atlantic
Energy, Inc., Conectiv, Inc., and DS Sub, Inc.

CLASS III DIRECTORS WITH TERMS                              [Photo of Jacobs]
EXPIRING IN 2001:

Howard E. Cosgrove, age 55. Director of Delmarva since 1986. Chairman and Chief Executive Officer of the Company. Mr. Cosgrove is also a director of the Federal Reserve Bank of Philadelphia and a Trustee of The University of Delaware.
                                                        [Photo of Cosgrove]

Audrey K. Doberstein, age 66. Director of Delmarva since 1986. President of Wilmington College, New
Castle, Delaware. Dr. Doberstein also serves as a member of the Board of Directors of Blue Cross/Blue
Shield of Delaware and Mellon Bank Delaware (N.A.),
Wilmington, Delaware.
                                                        [Photo of Doberstein]

Bernard J. Morgan, age 62. Director of Atlantic En-ergy since 1988. Retired, Chairman, Chief Executive
Officer, President and Chief Operating Officer of
Fidelity Bank, N.A. Mr. Morgan also serves as a Di-rector of CRW Financial.
                                                            [Photo of Morgan]

BOARD OF DIRECTORS MEETINGS

  The Board of Directors held seven regular meetings and one special meeting in 1998. All incumbent directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and meetings of the Committees of the Board on which they served.

COMMITTEES AND COMMITTEE MEETINGS

  The Board of Directors has Audit, Executive, Nominating, Personnel & Compen-sation and Nuclear Oversight Committees. In 1998, the Audit Committee held three meetings, the Nominating Committee held no meetings, the Personnel & Com-pensation Committee held four meetings and acted one time by Unanimous Written Consent, and the Nuclear Oversight Committee held two meetings. The Executive Committee acted by Unanimous Written Consent one time.

  The Audit Committee is comprised of four outside directors: Richard B. Mc-Glynn, Chairperson, R. Franklin Balotti, Robert D. Burris and Harold J. Raveche'. The Committee meets primarily to review and approve the scope of the annual audit of financial statements by the independent certified public ac-countants and to review and approve or disapprove the reports rendered by the independent certified public accountants. The Audit Committee also recommends independent certified public accountants for selection by the Board of Direc-tors. In addition, the Audit Committee advises the Board regarding fiduciary matters that may relate to Class A Common Stock and reviews the Company's risk management activities in areas such as energy trading, compliance and Year 2000 readiness.

  The Executive Committee is comprised of four outside directors and one inside director. The four outside directors are Jerrold L. Jacobs, Vice Chairperson, Michael B. Emery, Sarah I. Gore and Cyrus H. Holley. Howard E. Cosgrove is the inside director member of the Committee and its Chairperson. During intervals between meetings of the Board of Directors, the Executive Committee may exer-cise all powers of the Board of Directors in the management of the affairs of the Company (except the power to amend the Certificate of Incorporation or the By-Laws, to adopt or revoke an agreement or plan of merger or of dissolution, or to engage in transactions transferring interests in all or substantially all of the Company's assets, or those powers delegated to any other committee of the Board or that may not be delegated under the Delaware General Corporation Law or the By-Laws of the Company.)

  The Nominating Committee is comprised of two outside directors: Audrey K. Doberstein, Chairperson and Weston E. Nellius. The Committee meets primarily to review and screen all recommendations submitted to it, to select potential can-didates for vacancies that occur on the Board of Directors and to make recom-mendations to the Board of Directors for candidates to fill those vacancies. The Nominating Committee, in recommending candidates for election as directors, endeavors to locate candidates for Board membership who have attained prominent positions in their fields and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Nominating Committee will consider nominees recommended by stockholders for election as directors. The name of any such nominee, together with the nomi-nee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company.

  The Personnel & Compensation Committee is comprised of four outside direc-tors: Sarah I. Gore, Chairperson, Michael B. Emery, Richard B. McGlynn and Ber-nard J. Morgan. This Committee establishes policy and programs for executive compensation, approves salaries, variable pay awards, long-term grants and other matters for executives and other employees of the Company, and oversees the compensation and benefit programs for the Company generally, including re-view of their competitiveness and approval of certain amendments to benefit plans.

  The Nuclear Oversight Committee is comprised of four outside directors: Cyrus
H. Holley, Chairperson, Michael G. Abercrombie, Robert D. Burris, and Harold J. Raveche'. The Committee reviews the status of those nuclear power stations of which the Company is a part owner and assesses the Company's position in re-lated matters.

DIRECTOR COMPENSATION

  With the exception of Mr. Jacobs, directors who are not officers of the Com-pany receive an annual retainer of $20,000 plus $1,000 for each Board and Com-mittee meeting attended in person and $500 for each Board and Committee meeting attended by teleconference. Chairpersons of the Audit, Personnel & Compensa-tion, Nominating and Nuclear Oversight Committees receive an additional annual retainer of $2,500. This program of director compensation was established by the Board of Directors in 1998. Mr. Jacobs provides services to the Company un-der a consulting contract with a value of $130,000 per year and receives no ad-ditional compensation as a director.

  Directors are eligible to participate in the Director Stock Purchase Plan and the Conectiv Deferred Compensation Plan. Under these plans, directors may defer any part of their director compensation into recordkeeping accounts of stock equivalent units at a 20% discount. These accounts earn at the rate of the Conectiv dividend.

                                    CONECTIV
                BOARD PERSONNEL & COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

  The Personnel & Compensation Committee of the Board of Directors is comprised of four non-employee Directors. The Committee provides an independent review of the Company's performance objectives and executive compensation.

OVERALL OBJECTIVES

  The Company's philosophy is to link compensation to business strategies and results, to align total compensation of executives with the long-term interests of stockholders, to motivate its senior executives to meet the challenging ob-jectives established for the Company and to create an urgency for success in the newly-formed Company. The Company's executive compensation program is de-signed to:

  . provide total compensation that emphasizes long-term performance which creates stockholder value;

  . facilitate the rapid transition to a competitive business environment;

  . reflect the market conditions for attracting and retaining high-quality executives and ensure that such executives have a continuing stake in the long-term success of the Company; and

  . create significant levels of stock ownership.

  The elements of the executive compensation program are:

  . total compensation levels that are competitive with those provided by the competitive market, defined as a blend of companies in the utility and industrial markets;

  . base compensation levels related to responsibility level and individual performance;

  . annual variable compensation that varies based on corporate, unit and in-dividual performance; and,

  . long-term variable compensation based on long-term increases in stock-holder value.

TOTAL COMPENSATION

  Total compensation opportunities are developed for Company executives by Wat-son Wyatt, the firm that provides executive compensation consulting services to the Company. This is done using several published compensation survey sources and public proxy data to define the competitive market. Overall, the total com-pensation structure for executives is targeted at the median for similar posi-tions at companies of similar size, including both utilities and industrial companies (Compensation Comparison Group)/1/. Individual reward levels vary based on individual contributions and performance. Total compensation includes three components: base compensation, annual variable compensation and long-term variable compensation. The targets for each component of the executive compen-sation program are reviewed on an annual basis to ensure alignment with the Company's compensation philosophy and a proper balance between short-and long-term objectives.

----------------------
1. The Compensation Comparison Group does not include all of the same companies as the published industry indices in the Comparison of 10 Month Cumulative Total Return chart included in this Proxy Statement. However, 34 of the 85 companies included in the EEI Executive Compensation Report, which is one element of the Compensation Comparison Group, are also part of either the Dow Jones Electric Utilities Index or the S&P 500 Index.

BASE COMPENSATION

  Base compensation for executive officers is determined by evaluating the re-sponsibilities of the positions held and the experience of the individuals, coupled with a review of compensation for comparable positions at other compa-nies. Base compensation is reviewed on an annual basis and adjustments are based on the performance of the Company and each executive officer. Annual base compensation increases reflect the individual's performance and contribution over several years in addition to the results for a single year. Following the 1998 increases, the overall base compensation level for the five named execu-tive officers was slightly below the median of the base compensation targeted levels defined by the surveys and proxies.

ANNUAL VARIABLE COMPENSATION

  The Company's annual variable compensation is designed to motivate partici-pants to accomplish stretch financial and individual goals and to increase the sense of urgency to deliver significant results on an annual basis. Annual variable compensation target opportunities are designed to be at or above the median of the blended utility and industrial market and for the named executive officers vary from 40% to 50% of base compensation, with maximum awards of 60% to 75% of base compensation.

  Annual variable compensation is paid in a combination of cash (80%) and re-stricted stock units (20%) and is based on the achievement of predetermined corporate and individual goals. The plan for 1998 provides that payouts will occur only after a specified earnings target is achieved.

  For 1998, each individual covered by the plan was eligible to earn a variable compensation award between 0% and 150% of target. The portion of each individ-ual award attributable to corporate, line of business, and group performance were determined and specific measures were developed at the beginning of the year. These measures were primarily financial for 1998 to accelerate the tran-sition of the Company to a more competitive environment and included corporate measures of earnings, cash flow return on capital employed and cash flow. Each business group and line of business also developed specific financial measures to support their business plans.

  The Management Stock Purchase Program (MSPP) was designed as a means to pro-mote significant executive stock ownership in the new company and to help meet stock ownership guidelines. The program requires that 20% of the individual's earned annual variable compensation must be used to acquire restricted stock units (RSUs). Individuals may also voluntarily use up to an additional 30% (for a total of 50%) of their earned annual variable compensation to acquire RSUs. All RSUs are acquired at a 20% discount from Fair Market Value on the date paid. Each RSU is a proxy for one share of Common Stock, has a value equal to one share and earns at the rate of the Common Stock dividend. RSUs are re-stricted from sale or use for a 3-year period and are distributed in shares of Common Stock.

LONG-TERM VARIABLE COMPENSATION

  The Company's long-term variable compensation reinforces the importance of providing stockholders with a competitive return on their investment. Long-term variable compensation awards also strengthen the ability of the Company to at-tract, motivate and retain executives of superior capability and more closely align the interests of management with those of stockholders.

  Long-term grants for Conectiv executives are determined by setting a target percentage of base compensation based on median data in the Compensation Com-parison Group and converting the target amounts to actual grants using the "Black-Scholes Model" for options and time and forfeiture discount methods for the other elements of the long-term grants.

  Long-term awards granted in 1998 consisted of non-qualified stock options, dividend equivalent units and performance accelerated restricted stock. Non-qualified stock options and dividend equivalent units were awarded to provide approximately two-thirds of the targeted value of the grant while the other one-third of the targeted value was provided through performance accelerated restricted stock. This stock vests as unrestricted Common Stock seven years from the award date. However, vesting may be accelerated if the price of Common Stock reaches certain predetermined levels prior to the seven years. All stock options were granted with exercise prices equal to the fair market value of Common Stock at the time of the grant.

  Performance accelerated restricted stock granted to the CEO and three other named executive officers is also subject to an additional condition tied to To-tal Shareholder Return over the seven year period. Failure to meet a predeter-mined Total Shareholder Return level over the restriction period will result in total forfeiture of their shares granted.

  The CEO and three other named executive officers also were given a special grant of performance accelerated stock options to increase emphasis on creating long-term shareholder value. All performance accelerated stock options were granted with exercise prices equal to the fair market value of Common Stock at the time of grant. These options do not vest and cannot be exercised for 9-1/2 years from the date of their grant unless the stock price increases to prede-termined levels. Absent accelerated vesting at these predetermined stock pric-es, the shares will become exercisable in 9-1/2 years with expiration occurring at 10 years. This special grant resulted in the long-term variable compensation component and total compensation exceeding the targeted median values for these four executives for 1998 using the Black-Scholes valuation methodology.

STOCK OWNERSHIP GUIDELINES

  To further reinforce the interests of stockholders, stock ownership guide-lines have been established for the Board of Directors, Company officers, and other Company management. These guidelines require the individuals covered by the guidelines to have beneficial ownership of Common Stock, or securities con-vertible into Common Stock, with an aggregate value equal to certain multiples of each individual's salary (or annual retainers in the case of outside direc-tors). Multiples range from five times to one times salary. The Chief Executive Officer's multiple is set at five times salary and outside Directors' multiples are set at three times the annual retainer.

INTERNAL REVENUE CODE SECTION 162(M)

  The Committee considers the tax deductibility of compensation paid to execu-tive officers and the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Company. This provision limits the amount of compensation that the Company may deduct from its taxable income for any year to $1 million for any of its five most highly compensated executive offi-cers, unless certain requirements are met.

  The Committee has taken actions to limit the impact of the Code in the event that compensation paid to a named executive officer might otherwise not be de-ductible. The Committee will continue to seek ways to limit the impact of the Code; however, the Committee believes that the tax deduction limitation should not compromise the Company's ability to create incentive programs that support the business strategy and also attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may periodically result in some compensa-tion that is not deductible for federal income tax purposes.

SUMMARY OF ACTIONS TAKEN BY THE PERSONNEL & COMPENSATION COMMITTEE

  The Personnel & Compensation Committee, consisting entirely of outside di-rectors, provides direction and oversight to the Company's executive compensa-tion plans, establishes the Company's compensation philosophy and assesses the effectiveness of the program as a whole. This includes activities such as re-viewing the design of various plans and assessing the reasonableness of the total program consistent with the total compensation philosophy.

  The Committee also assists in administering key aspects of the Company's an-nual compensation program and variable compensation plan, such as reviewing annual compensation budgets and setting targets and corporate performance mea-sures for the annual and long-term variable compensation plans.

  Finally, the Committee specifically implements the Company's executive com-pensation program as it directly pertains to the Chief Executive Officer and the Company's four other most highly compensated executives, i.e., the five "named executive officers."

  The Committee has determined that in an environment where competition is in-creasing, it is essential that the Company have the ability to attract, moti-vate and retain high quality executives from within and outside the utility industry.

  Because of the extremely competitive market for executive talent, the Per-sonnel & Compensation Committee has adopted a compensation structure based on a blend of utility and general competitive industry markets. The structure is also flexible to allow setting salaries at pure general industry levels where that may be necessary to attract certain specific skills and experience.

  Consistent with this approach, the total compensation program relies on com-petitive base compensation generally at or below the median of the market with annual and long-term variable compensation opportunities generally above the median of the market. This places a much greater emphasis on variable compen-sation that aligns executive and stockholder interests.

  This total compensation philosophy is important to the success of the Com-pany because the Company is facing increasing competition and related risks. The Company is not simply a utility anymore, but is rapidly becoming part of the general competitive industry market and, therefore, just as strategies for success must change, the compensation to drive success must also change. Prior to the merger involving Atlantic Energy and Delmarva and during 1998, this compensation philosophy enabled the Company to attract several key executives with experience and skills critical to the emerging competitive environment. These executives would not have been available under a traditional utility compensation philosophy.

  Significant actions by the Committee for fiscal year 1998 included adoption of the new Conectiv executive plans (Conectiv Variable Compensation Plan, De-ferred Compensation Plan, Supplemental Executive Retirement Plan [SERP], and Change In Control Agreements) and other compensation and benefit plans for Conectiv employees. The Committee also sets base compensation, annual variable targets and performance measures and long-term grants under the various execu-tive programs, including special awards of performance accelerated stock op-tions to the CEO and the three other named executive officers described above.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Cosgrove's compensation reflects Conectiv's compensation philosophy. His base compensation, annual and regular long-term variable compensation place him at total compensation levels consistent with the median level of other CEO's at similarly-sized utility and manufacturing companies represented in the Compensation Comparison Group. Additional emphasis on achieving increased stockholder value has been created with a special grant of performance accelerated stock options. This special grant will cause his long term compensation and total compensation to exceed the median targets for 1998.

BASE COMPENSATION ACTION

  Conectiv was formed by a merger involving Delmarva and Atlantic Energy in early 1998. Mr. Cosgrove's base compensation was set during the merger process to reflect the size of Conectiv and the increasing competitive environment in which Conectiv does business. His 1998 base compensation is at the median tar-get level developed through a comparison of other Chief Executive Officers of similarly-sized corporations using a blend of utilities and general industry. His salary for 1999 will remain the same as in 1998.

ANNUAL VARIABLE COMPENSATION

  To provide clear focus on increasing stockholder value through the successful completion of the merger and growing the new Conectiv businesses, Mr. Cosgrove received additional levels of long-term awards in place of an annual variable opportunity for 1997. Therefore, there is no annual variable pay for 1997 re-flected in 1998 compensation.

  Mr. Cosgrove's annual variable compensation target opportunity for 1998 was set at 50% of base compensation, with a minimum payout of 0% and a maximum pay-out of 75% of base compensation. Payment of any award requires achieving a pre-determined level of 1998 earnings established by this Committee. Performance measures for 1998, predetermined by this Committee, included earnings available for common stock, cash flow return on capital employed and cash flow. Awards for 1998 for Mr. Cosgrove and the four other named executive officers have not been determined.

LONG-TERM VARIABLE COMPENSATION

  Long-term incentive grants are a critical component of the Conectiv executive compensation philosophy, since they align executive interests very clearly with increased stockholder value. For 1998, Mr. Cosgrove received grants of non-qualified stock options, dividend equivalent units, performance accelerated re-stricted stock, and performance accelerated stock options (reflected in the Compensation Tables). The regular grants of non-qualified stock options, divi-dend equivalent units and performance accelerated restricted stock provided a long-term variable compensation opportunity approximately at the median of the defined competitive market.

  The special, non-recurring grant of performance accelerated stock options was awarded to create additional emphasis on achieving higher levels of stockholder value. In order for Mr. Cosgrove to receive any value from this grant prior to vesting at nine and one-half years, there must be a significant increase in stockholder value. Such increases prior to nine and one-half years will result in accelerated vesting of this grant in increments of one-third. The first third would vest when stockholder value increases by $400,000,000, at which time Mr. Cosgrove's options would vest at a value of $1,200,000, or .3% of the increase in stockholder value. The entire grant would vest if stockholder value increases by $800,000,000, at which time Mr. Cosgrove's options would vest at a value of $2,400,000 or .3% of the increase in stockholder value. Only under re-sults that yield increases in stockholder value and trigger accelerated vesting of this grant would Mr. Cosgrove's 1998 compensation exceed the median target compensation level.

PERSONNEL & COMPENSATION COMMITTEE

     S.I. Gore, Chairperson          R.B. McGlynn
     M.B. Emery                      B.J. Morgan

PERSONNEL & COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Personnel & Compensation Committee is comprised solely of non-officer directors. Logical Business Solutions, which is owned by Mr. Emery's son-in-law, Paul Kleiman, had contracts with Conectiv Resource Partners, Inc., a sub-sidiary of the Company, with a gross value of $227,000 during 1998 for infor-mation technology consulting services. Except as described in the preceding sentence, there are no Personnel & Compensation Committee interlocks.

SUMMARY COMPENSATION TABLE

  The following table shows information regarding the compensation earned dur-ing the past year by the Company's Chief Executive Officer and by the Company's other four most highly-compensated executive officers for the fiscal year ending December 31, 1998.

                     TABLE 1-- SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                       -------------------
                                          ANNUAL COMPENSATION            AWARDS   PAYOUTS
                                  ------------------------------------ ---------- --------
                                               VARIABLE                SECURITIES   LTIP    ALL OTHER
   NAME AND PRINCIPAL             ANNUALIZED COMPENSATION OTHER ANNUAL UNDERLYING PAYOUTS  COMPENSATION
        POSITION          YEAR(1)   SALARY   (BONUS) (2)  COMPENSATION  OPTIONS     (3)        (4)
   ------------------     ------- ---------- ------------ ------------ ---------- -------- ------------
H.E. Cosgrove, Chairman
 of the Board and Chief
 Executive Officer......   1998    $600,000       --            0       360,000   $572,134   $12,329
M.I. Harlacher,
 President..............   1998    $340,000       --            0            --   $     --   $ 3,742
B.R. Elson, Executive
 Vice President.........   1998    $325,000       --            0       170,000   $ 21,560   $ 4,074
T.S. Shaw, Executive
 Vice President.........   1998    $325,000       --            0       170,000   $155,267   $ 9,478
B.S. Graham, Senior Vice
 President..............   1998    $250,000       --            0       170,000   $155,267   $ 5,308

-------
(1) Base salary is shown as an annualized amount. Other items of compensation reflect the full calendar 1998 compensation received from Conectiv and ei-ther Delmarva or Atlantic City Electric Company.
(2) The 1998 bonus, which is an annual variable award, has not yet been deter-mined. The target award is 50% of annualized salary for Mr. Cosgrove and 40% for Messrs. Harlacher, Elson and Shaw and Mrs. Graham.
(3) During 1998 all restrictions lapsed on the performance-based restricted stock granted in 1995 and 1996 under the Delmarva LTIP due to the merger involving Delmarva and Atlantic Energy. Under the "change in control" pro-visions, the awards fully vested resulting in a payout to Mr. Cosgrove of 21,160 shares (11,570 for 1995 and 9,590 for 1996) valued at $454,940; to
    Mr. Shaw of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175; and to Mrs. Graham of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175. Shares were valued at $21.50 at the time of pay-out. Dividends on shares of restricted stock and dividend equivalents are accrued at the same rate as that paid to all holders of Common Stock. As of December 31, 1998; Mr. Cosgrove held 45,520 shares of restricted stock (35,520 for 1997 and 10,000 for 1998) and 30,000 Dividend Equivalent Units ("DEU's"); Mr. Elson held 4,000 shares of restricted stock for 1998 and 10,000 DEU's; Mr. Shaw held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's; Mrs. Graham held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's. Holders of restricted stock are entitled to receive dividends as declared.
(4) The amount of All Other Compensation for each of the named executive offi-cers for fiscal year 1998 include the following: Mr. Cosgrove, $2,125 in Company matching contributions to the Company's Savings and Investment Plan, $10,000 in Company matching contributions to the Company's Deferred Compensation Plan and $204 in term life insurance premiums paid by the Company; for Mr. Shaw, $2,630 in Company matching contributions to the Company's Savings and Investment Plan, $6,644 in Company matching contri-butions to the Company's Deferred Compensation Plan and $204 in term life insurance premiums paid by the Company; for Mrs. Graham, $2,604 in Company matching contributions to the Company's Savings and Investment Plan, $2,500 in Company matching contributions to the Company's Deferred Compen-sation Plan and $204 in term life insurance premiums paid by the Company; for Mr. Elson, $2,969 in Company matching contributions to the Company's Savings and Investment Plan and $1,105 in term life insurance premiums paid by the Company; and for Mr. Harlacher, $3,300 in Company matching contributions to the Company's Savings and Investment Plan and $442 in term life insurance premiums paid by the Company.

               TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR (1)

                         NUMBER OF    % OF TOTAL
                        SECURITIES     OPTIONS                          GRANT
                        UNDERLYING    GRANTED TO  EXERCISE               DATE
                          OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION PRESENT
         NAME           GRANTED (#)  FISCAL YEAR   ($/SH)      DATE    VALUE(4)
         ----           -----------  ------------ --------  ---------- --------
H.E. Cosgrove..........   300,000(2)      29%     $22.84375   1/2/08   $385,831
                           60,000(3)       6%     $22.84375   1/2/08   $137,063
M.I. Harlacher.........        --          0%            --       --         --
                               --          0%            --       --         --
B.R. Elson.............   150,000(2)      14%     $22.84375   1/2/08   $192,915
                           20,000(3)       2%     $22.84375   1/2/08   $ 45,688
T.S. Shaw..............   150,000(2)      14%     $22.84375   1/2/08   $192,915
                           20,000(3)       2%     $22.84375   1/2/08   $ 45,688
B.S. Graham............   150,000(2)      14%     $22.84375   1/2/08   $192,915
                           20,000(3)       2%     $22.84375   1/2/08   $ 45,688

--------
(1) Currently, the Company does not grant stock appreciation rights.
(2) Denotes Performance Accelerated Stock Options ("PASO's") which were granted on a one-time basis. PASO's have a ten-year term and vest and are first exercisable 9 and 1/2 years from date of grant without regard to stock price performance. Exercise date will accelerate for favorable stock price performance (i.e., first 1/3, second 1/3 and third 1/3 of PASO's vest after stock trades at $26, $28 or $30 per share, respectively, for ten consecutive trading days). There is a minimum holding period of three years from date of grant during which these options are not exercisable.
(3) Denotes Nonqualified Stock Options. One-half of such Options vest and are exercisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.
(4) Determined using the Black-Scholes model, incorporating the following ma-terial assumptions and adjustments: (a) exercise price of $22.84375, equal to the Fair Market Value ("FMV") as of date of grant; (b) an option term of ten years; (c) risk-free rate of return of 6.00%; (d) volatility of 20.00%; and (e) dividend yield of 7.00%. For valuation purposes, PASO's are valued as a premium-priced stock option as of the date of grant with an exercise price of $30 on a FMV of $22.84375.

          TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                           SHARES                     UNDERLYING UNEXERCISED           THE-MONEY
                          ACQUIRED        VALUE        OPTIONS AT FY-END(2)      OPTIONS AT FY-END(1)
          NAME           ON EXERCISE REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ----------- --------------- ------------------------- -------------------------
H. E. Cosgrove..........       0             0            14,400/360,000           $51,225/$596,250
M. I. Harlacher.........       0             0                        --           $             --
B. R. Elson.............       0             0                 0/170,000           $     0/$281,563
T. S. Shaw..............       0             0                 0/170,000           $     0/$281,563
B. S. Graham............       0             0                 0/170,000           $     0/$281,563

--------
(1) The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 1998 was $24.50. Any value in the op-tions would be based on the difference between the exercise price of the options and the value at the time of the exercise (e.g., $24.50 as of close of business on 12/31/98), which difference would be multiplied by the number of options exercised.
(2) Only 14,400 stock options of Mr. Cosgrove are currently exercisable. None of the remaining options may be exercised earlier than two years from date of grant for regular, non-performance based options and nine and one half years from date of grant for performance based options (subject to accel-erated vesting for favorable stock price performance).

       TABLE 4 -- LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                       NUMBER OF RESTRICTED   PERFORMANCE PERIOD
                                          SHARES/DIVIDEND      UNTIL MATURATION
                NAME                  EQUIVALENT UNITS (#)(1)    OR PAYOUT(2)
                ----                  ----------------------- ------------------
H. E. Cosgrove....................... 10,000 shs/30,000 units       3/2/05
M. I. Harlacher......................           --                    --
B. R. Elson..........................  4,000 shs/10,000 units       3/2/05
T. S. Shaw...........................  4,000 shs/10,000 units       3/2/05
B. S. Graham.........................  4,000 shs/10,000 units       3/2/05

--------
(1) In addition, Mr. Cosgrove held 35,520 performance shares (valued at $870,240) and Mr. Shaw and Mrs. Graham held 8,010 performance shares (val-ued at $196,245) from a 1997 award with a four year performance cycle un-der the Delmarva Power Long Term Incentive Plan.
(2) Awards of Restricted Shares (Performance Accelerated Restricted Stock or "PARS") and Dividend Equivalent Units ("DEU's") were made to four of the named executive officers. The payout of shares of PARS may potentially be "performance accelerated." Restrictions may lapse any time after 3 years (i.e., after March 1, 2001) upon on achievement of favorable stock price performance goals. In the absence of such favorable performance, restric-tions lapse after 7 years (i.e., March 2, 2005) provided that at least a defined level of average, total return to shareholders is achieved. As of December 31, 1998, Mr. Cosgrove's 10,000 Restricted Shares were valued at $245,000 and Messrs. Elson and Shaw and Mrs. Graham's 4,000 PARS were val-ued at $98,000. These values for both Restricted Shares and performance shares are based on the December 31, 1998 closing stock price of $24.50. For Dividend Equivalent Units, one DEU is equal in value to the regular quarterly dividend paid on one share of Conectiv common stock. The Divi-dend Equivalent Units shown are payable in cash for twelve quarters over a three year period ending with the quarterly dividend equivalent payable January 31, 2001. At that point, the 1998 DEU award lapses.

PENSION PLAN

  The Conectiv Retirement Plan includes the Cash Balance Pension Plan and grandfathered provisions relating to the Delmarva Retirement Plan and the At-lantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retire-ment Plan are limited by the application of Federal tax laws also receive ben-efits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

  The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. On an annual basis, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base salary, overtime and bonuses, depending on the employee's age at the end of the plan year, as follows:

                                                                           % OF
      AGE AT END OF PLAN YEAR                                              PAY
      -----------------------                                              ----
      Under 30............................................................   5
      30 to 34............................................................   6
      35 to 39............................................................   7
      40 to 44............................................................   8
      45 to 49............................................................   9
      50 and over.........................................................  10

  These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by par-ticipants under the former Delmarva and Atlantic Retirement Plans are fully protected as of December 31, 1998, and will be converted to an equivalent cash amount and included in each employee's initial cash balance account. When an employee terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

  Supplemental retirement benefits are provided to certain employees, includ-ing each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under applicable Federal tax laws and regulations. Designated employees may also receive an annual benefit at retirement equal to a percentage of final average compensation multiplied by years of service reduced by the amount of all benefits received under the Conectiv Retirement Plan and other nonqualified arrangements.

ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVE OFFICERS

  The following table shows the estimated retirement benefits, including sup-plemental retirement benefits under the plans applicable to the named execu-tive officers, which would be payable if he or she were to retire at normal retirement age, which is age 65, at 1998 compensation, expressed in the form of a lump sum payment. Years of service credited to each named executive offi-cer as of his or her normal retirement date are as follows: Mr. Cosgove, 42; Ms. Graham, 30; Mr. Shaw, 40; Mr. Elson, 16 (8 of which are additional years of service for purposes of the supplemental retirement benefits), and Mr. Harlacher, 43.

ESTIMATED RETIREMENT BENEFITS

      NAME                                 YEAR OF 65TH BIRTHDAY LUMP SUM VALUE
      ----                                 --------------------- --------------
      H. E. Cosgrove......................         2008            $2,993,000(2)
      B. S. Graham........................         2013             1,540,000(1)
      T. S. Shaw..........................         2012             1,789,000(2)
      B. R. Elson.........................         2006             1,213,000(2)
      M. I. Harlacher.....................         2007             2,323,000(2)

--------
(1) Amounts include (i) interest credits for cash balances projected to be 5.01% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 1998 under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base salary or total pay.
(2) Under the Conectiv Retirement Plan's grandfather provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met cer-tain age and service requirements as of December 31, 1998, will have re-tirement benefits for all years of service up to retirement calculated ac-cording to their original final pay formula benefit. This benefit will be compared to the cash balance account and the employee will receive which-ever is greater. Estimated benefits are based on the Delmarva Retirement Plan for Messrs. Cosgrove, Shaw and Elson, the Cash Balance Pension Plan for Mrs. Graham and the Atlantic Retirement Plan for Mr. Harlacher. The amount of benefit under such grandfathering is illustrated in the follow-ing tables applicable to the Delmarva and Atlantic Retirement Plans, re-spectively:

                           DELMARVA RETIREMENT PLAN
                              PENSION PLAN TABLE
   ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND YEARS OF SERVICE
                                CLASSIFICATIONS

   AVERAGE ANNUAL EARNINGS
   FOR THE 5 CONSECUTIVE
   YEARS OF EARNINGS THAT
   RESULT IN THE HIGHEST
   AVERAGE                   15 YRS. 20 YRS.    25 YRS.    30 YRS.    35 YRS.
   -----------------------   ------- -------    -------    -------    -------
   $125,000................   28,599  38,132     47,665     57,198     66,732
    200,000(1).............   46,599  62,132     77,665     93,198    108,732
    300,000(1).............   70,599  94,132    117,665    141,198(2) 164,732(2)
    400,000(1).............   94,599 126,132    157,665(2) 189,198(2) 220,732(2)
    500,000(1).............  118,599 158,132(2) 197,665(2) 237,198(2) 276,732(2)

  --------
  (1)Effective January 1, 1998, annual compensation recognized may not ex-ceed $160,000.
  (2)For 1998, the limit on annual benefits is $130,000.

  Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum and earnings include base salary, overtime and bonus.

                           ATLANTIC RETIREMENT PLAN
                              PENSION PLAN TABLE
   ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND YEARS OF SERVICE
                                CLASSIFICATIONS

   AVERAGE ANNUAL EARNINGS
   FOR THE 5 CONSECUTIVE
   YEARS OF EARNINGS THAT
   RESULT IN THE HIGHEST
   AVERAGE                   15 YRS. 20 YRS.    25 YRS.    30 YRS.    35 YRS.
   -----------------------   ------- -------    -------    -------    -------
   $125,000................   30,000  40,000     50,000     60,000     70,000
    200,000(1).............   48,000  64,000     80,000     96,000    112,000
    300,000(1).............   72,000  96,000    120,000    144,000(2) 168,000(2)
    400,000(1).............   96,000 128,000    160,000(2) 192,000(2) 224,000(2)
    500,000(1).............  120,000 160,000(2) 200,000(2) 240,000(2) 280,000(2)

  --------
  (1)Effective January 1, 1998, annual compensation recognized may not ex-ceed $160,000.
  (2)For 1998, the limit on annual benefits is $130,000.

  Benefits are paid in the form of a life annuity or lump sum and earnings in-clude base salary and bonus.

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER PROVISIONS
RELATING TO POSSIBLE CHANGE IN CONTROL

  The Company has entered into change in control severance agreements with Messrs. Cosgrove, Elson and Shaw and Mrs. Graham and two other senior execu-tives. The agreements are intended to encourage the continued dedication of members of the Company's senior management team. These agreements provide po-tential benefits for such executives upon actual or constructive termination of employment (other than for cause) following a change in control of the Company, as defined in such agreements. Each affected executive would receive a sever-ance payment equal to three times Base Salary and Bonus and Company-paid medi-cal, dental, vision, group life and disability benefits during the three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued retirement pension credits equal to 36 months of addi-tional service.

  In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, DEU's will become fully vested and be immediately payable, variable compensation deferred under the Management Stock Purchase Program will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Board's Personnel & Compensation Com-mittee. For the Deferred Compensation Plan, the Committee may decide to dis-tribute all deferrals in cash immediately or continue the deferral elections of participants in which event the Company will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any such trust established by reason of this provision.

STOCK PERFORMANCE CHART

  The following chart compares the cumulative Total Shareholder Return on Com-mon Stock [CIV] and Class A Common Stock [CIV.A] from March 2, 1998 through De-cember 31, 1998, with the cumulative total return of the Standard & Poor's ("S&P") 500 Index and the Dow Jones Electric Utilities Index. The comparison assumes $100 was invested on March 2, 1998, in Common Stock or Class A Common Stock and in each of the foregoing indices and assumes reinvestment of divi-dends.


                COMPARISON OF 10 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG CONECTIV, THE S&P 500 INDEX
                  AND THE DOW JONES ELECTRIC UTILITIES INDEX


                                        3/2/98          12/31/98
CONECTIV (CIV)                           100              122
CONECTIV - CLASS A (CIV.A)               100              124
S&P 500                                  100              119
DOW JONES ELECTRIC UTILITIES             100              116

* $100 INVESTED ON 3/2/98 IN STOCK OR INDEX -
  INCLUDING REINVESTENT OF DIVIDENDS
  FISCAL YEAR ENDING DECEMBER 31.


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  On the recommendation of the Audit Committee, the Board of Directors has ap-pointed PricewaterhouseCoopers LLP, Certified Public Accountants, as indepen-dent auditors of the Company for the year ending December 31, 1999. Representa-tives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

                                 OTHER MATTERS

  If any other matters are properly brought before the meeting, it is intended that the holders of the proxies will vote thereon in accordance with their best judgment.

                                   * * * * *

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

  The Company believes that during the preceding year, with the exceptions noted below, its executive officers and directors have complied with all Sec-tion 16(a) filing requirements. Form 3--Initial Statement of Beneficial Owner-ship of Securities, resulting from the election of directors and executive of-ficers of Atlantic Energy and Delmarva to the Board of Directors and to posi-tions as executive officers of the Company at the Effective Time of the Merger involving Atlantic Energy and Delmarva (March 1, 1998) were not timely filed by Directors Abercrombie, Balotti, Burris, Cosgrove, Doberstein, Emery, Gore, Holley, Jacobs, MacDonnell (resigned 4/27/98), McGlynn, Morgan, Nellius, and Raveche', Messrs. Elson, Harlacher, Lavin and Shaw and Mrs. Graham. These Forms 3, filed on April 6, 1998, described beneficial ownership of securities as of the Effective Date; there were no transactions in such securities re-ported on these Forms. Certain holdings of Directors Nellius and Cosgrove and Mr. Lavin were inadvertently omitted from those Form 3's and were reported on year-end Form 5's--Annual Statement of Changes in Beneficial Ownership, which were timely filed.

FUTURE STOCKHOLDER PROPOSALS

  Any stockholder proposal intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive of-fices no later than October 27, 1999, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that Meeting. To be properly brought before that Meeting, stockholder proposals not included in the Company's proxy materials must be received by the Company at its principal executive offices no earlier than December 31, 1999, and no later than January 31, 2000.

SOLICITATION

  The cost of solicitation, including the expenses of brokers and others who may forward solicitation material to beneficial owners, will be paid by the Company. Officers and employees of the Company may solicit proxies by mail, telephone, internet or in person.

  The Company has mailed a Notice of 1999 Annual Meeting, Proxy Statement and 1998 Annual Report to Stockholders together with a proxy card to all stock-holders of record and persons who, according to the records of the Company, hold shares of Common Stock or Class A Common Stock in the Conectiv DirectTM Stock Purchase Plan, Conectiv Savings and Investment Plan (including PAYSOP/ESOP) and other stock-based incentive plans for executives at the close of business on February 17, 1999. In most cases you will receive one proxy card for all shares registered in the same name. If your accounts are not reg-istered in the same name, you will receive a separate proxy card for each reg-istration. In order to fully vote all shares, you must vote the shares on each proxy card using the assigned control number.

  Shares held in the Conectiv Savings and Investment Plan and not otherwise voted will be voted by the trustee administering the plan.

  UPON RECEIPT OF A WRITTEN REQUEST OF A BENEFICIAL OWNER OF SECURITIES ENTI-TLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS FORM 10-K ANNUAL REPORT AFTER IT IS FILED, ON OR BEFORE MARCH 31, 1999, WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, CONECTIV, 800 KING STREET, P.O. BOX 321, WILMINGTON, DE 19899 OR YOU MAY CALL 1-888-424-8401.

                DIRECTIONS TO PARKING FOR THE GRAND OPERA HOUSE

FROM PHILADELPHIA AND ALL POINTS NORTH:
Take I-95 South to Wilmington. Take the 2nd exit (7A) Delaware Avenue South. Go straight through eight lights. Take a right on King Street. Go three lights to the Wyndham Garden Hotel (7th Street). Park at Wyndham garage on left.

FROM NEW JERSEY OVER THE DELAWARE MEMORIAL BRIDGE:
Take 295 South across Delaware Memorial Bridge to I-95 North. Take exit 6 (Mar-tin Luther King Blvd.). At the end of the ramp, take a right at the light. Go to next light in center lane and follow to Orange Street. Turn left onto Orange Street & follow to 7th Street. Turn right onto 7th Street and follow to the Wyndham Garden Hotel parking garage.

FROM NEW JERSEY OVER THE COMMODORE BARRY OR BEN FRANKLIN BRIDGES:
Follow directions from Philadelphia.

FROM SOUTHERN DELAWARE AND EASTERN SHORE:
Take Route 13 North to Wilmington. Follow Route 13 business district which be-comes Walnut Street once over the bridge. Follow Walnut Street to 8th. Make a left onto 8th St., and a left onto King Street. The Wyndham Garden Hotel park-ing garage is on the left.

FROM POINTS SOUTH:
Take I-95 North to Exit 6 (Martin Luther King Blvd.) At the end of the ramp, take right at light. Go to next light in center lane and follow to Orange Street. Turn left onto Orange Street and follow to 7th Street. Turn right onto 7th Street and follow to the Wyndham Garden Hotel parking garage.

                          MAP TO THE GRAND OPERA HOUSE

                               [MAP APPEARS HERE]

                                                                      APPENDIX A


1998 ANNUAL REPORT TO STOCKHOLDERS

                               TABLE OF CONTENTS

1998 ANNUAL REPORT TO STOCKHOLDERS                                        PAGE
----------------------------------                                        ----
Report of Management.....................................................  A-1
Report of Independent Accountants........................................  A-2
Consolidated Statements of Income........................................  A-3
Consolidated Balance Sheets..............................................  A-4
Consolidated Statements of Cash Flows....................................  A-6
Consolidated Statements of Changes in Common Stockholders' Equity........  A-7
Notes to Consolidated Financial Statements...............................  A-8
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... A-43
Selected Financial Data.................................................. A-58
Investor Information..................................................... A-59
Officers................................................................. A-61

                                    CONECTIV

                              REPORT OF MANAGEMENT

  Management is responsible for the information and representations contained in Conectiv's consolidated financial statements. Our consolidated financial statements have been prepared in conformity with generally accepted accounting principles, based upon currently available facts and circumstances and manage-ment's best estimates and judgments of the expected effects of events and transactions.

  Conectiv and its subsidiary companies maintain a system of internal controls designed to provide reasonable, but not absolute, assurance of the reliability of the financial records and the protection of assets. The internal control system is supported by written administrative policies, a program of internal audits, and procedures to assure the selection and training of qualified per-sonnel.

  PricewaterhouseCoopers LLP, independent accountants, are engaged to audit the financial statements and express their opinion thereon. Their audits are con-ducted in accordance with generally accepted auditing standards which include a review of selected internal controls to determine the nature, timing, and ex-tent of audit tests to be applied.

  The Audit Committee of the Board of Directors, composed of outside directors only, meets with management, internal auditors, and independent accountants to review accounting, auditing, and financial reporting matters. The independent accountants are appointed by the Board on recommendation of the Audit Commit-tee, subject to stockholder approval.

Howard E. Cosgrove                      John van Roden
Chairman of the Board, President        Senior Vice President
and Chief Executive Officer             and Chief Financial Officer

February 5, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Conectiv
Wilmington, Delaware

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Conectiv and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted ac-counting principles. These financial statements are the responsibility of Conectiv's management; our responsibility is to express an opinion on these fi-nancial statements based on our audits. We conducted our audits of these state-ments in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and signifi-cant estimates made by management, and evaluating the overall financial state-ment presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 5, 1999

                                    CONECTIV

                       CONSOLIDATED STATEMENTS OF INCOME

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
                                                 (DOLLARS IN THOUSANDS)
OPERATING REVENUES
  Electric................................. $2,203,748  $1,092,144  $  986,921
  Gas......................................    535,082     204,057     114,284
  Other services...........................    332,776     119,166      67,459
                                            ----------  ----------  ----------
                                             3,071,606   1,415,367   1,168,664
                                            ----------  ----------  ----------
OPERATING EXPENSES
  Electric fuel and purchased power........    875,816     416,640     327,464
  Gas purchased............................    486,411     153,027      61,208
  Other services' cost of sales............    263,319      85,192      55,276
  Purchased electric capacity..............    182,676      28,470      32,126
  Employee separation and other merger-
   related costs...........................     27,704          --          --
  Operation and maintenance................    532,419     331,770     277,893
  Depreciation.............................    241,420     136,340     128,571
  Taxes other than income taxes............     74,926      37,634      35,737
                                            ----------  ----------  ----------
                                             2,684,691   1,189,073     918,275
                                            ----------  ----------  ----------
OPERATING INCOME...........................    386,915     226,294     250,389
                                            ----------  ----------  ----------
OTHER INCOME
  Allowance for equity funds used during
   construction............................      2,609       1,337       1,338
  Other income.............................     34,251      36,322      14,506
                                            ----------  ----------  ----------
                                                36,860      37,659      15,844
                                            ----------  ----------  ----------
INTEREST EXPENSE
  Interest charges.........................    153,644      83,398      74,242
  Allowance for borrowed funds used during
   construction and capitalized interest...     (4,213)     (2,996)     (3,926)
                                            ----------  ----------  ----------
                                               149,431      80,402      70,316
                                            ----------  ----------  ----------
PREFERRED STOCK DIVIDEND
 REQUIREMENTS OF SUBSIDIARIES..............     15,326      10,178      10,326
                                            ----------  ----------  ----------
INCOME BEFORE INCOME TAXES.................    259,018     173,373     185,591
INCOME TAXES...............................    105,817      72,155      78,340
                                            ----------  ----------  ----------
NET INCOME................................. $  153,201  $  101,218  $  107,251
                                            ==========  ==========  ==========
EARNINGS APPLICABLE TO COMMON STOCK
  Common stock............................. $  141,292  $  101,218  $  107,251
  Class A common stock.....................     11,909          --          --
                                            ==========  ==========  ==========
                                            $  153,201  $  101,218  $  107,251
                                            ==========  ==========  ==========
COMMON STOCK
  Average Shares Outstanding (000)
    Common stock...........................     94,338      61,122      60,698
    Class A common stock...................      6,561          --          --
  Earnings per average share--basic and
   diluted
    Common stock........................... $     1.50  $     1.66  $     1.77
    Class A common stock................... $     1.82          --          --
  Dividends declared per share
    Common stock........................... $     1.54  $     1.54  $     1.54
    Class A common stock................... $     3.20          --          --

          See accompanying Notes to Consolidated Financial Statements.

                                    CONECTIV

                          CONSOLIDATED BALANCE SHEETS

                                                           AS OF DECEMBER 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                               (DOLLARS IN
                                                               THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................. $   65,884 $   35,339
  Accounts receivable, net...............................    455,088    197,561
  Inventories, at average cost
    Fuel (coal, oil and gas).............................     71,701     37,425
    Materials and supplies...............................     73,047     40,518
  Prepaid New Jersey sales and excise taxes..............     20,078         --
  Prepayments............................................     17,278     11,255
  Deferred energy costs..................................         --     18,017
  Deferred income taxes, net.............................     20,796        776
                                                          ---------- ----------
                                                             723,872    340,891
                                                          ---------- ----------
INVESTMENTS
  Investment in leveraged leases.........................    122,256     46,375
  Funds held by trustee..................................    174,509     48,086
  Other investments......................................     90,913      9,500
                                                          ---------- ----------
                                                             387,678    103,961
                                                          ---------- ----------
PROPERTY, PLANT AND EQUIPMENT
  Electric utility plant.................................  5,649,827  3,010,060
  Gas utility plant......................................    249,383    241,580
  Common utility plant...................................    169,883    154,791
                                                          ---------- ----------
                                                           6,069,093  3,406,431
  LESS: Accumulated depreciation.........................  2,499,915  1,373,676
                                                          ---------- ----------
  Net utility plant in service...........................  3,569,178  2,032,755
  Utility construction work-in-progress..................    236,830     93,017
  Leased nuclear fuel, at amortized cost.................     63,328     31,031
  Nonutility property, net...............................    208,215     74,811
  Goodwill, net..........................................    402,836     92,602
                                                          ---------- ----------
                                                           4,480,387  2,324,216
                                                          ---------- ----------
DEFERRED CHARGES AND OTHER ASSETS
  Unrecovered purchased power costs......................     48,274         --
  Deferred recoverable income taxes......................    184,434     88,683
  Unrecovered New Jersey state excise tax................     35,594         --
  Deferred debt refinancing costs........................     44,223     18,760
  Deferred other postretirement benefit costs............     34,978         --
  Prepaid employee benefits costs........................     16,132     58,111
  Unamortized debt expense...............................     27,375     12,911
  License fees...........................................     24,706         --
  Other..................................................     80,021     67,948
                                                          ---------- ----------
                                                             495,737    246,413
                                                          ---------- ----------
TOTAL ASSETS............................................. $6,087,674 $3,015,481
                                                          ========== ==========

          See accompanying Notes to Consolidated Financial Statements.

                                    CONECTIV

                          CONSOLIDATED BALANCE SHEETS

                                                         AS OF DECEMBER 31,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
                                                             (DOLLARS IN
                                                             THOUSANDS)
CAPITALIZATION AND LIABILITIES
CURRENT LIABILITIES
  Short-term debt...................................... $  376,061  $   23,254
  Long-term debt due within one year...................     80,822      33,318
  Variable rate demand bonds...........................    125,100      71,500
  Accounts payable.....................................    240,775     103,607
  Taxes accrued........................................     41,299      10,723
  Interest accrued.....................................     37,346      19,902
  Dividends payable....................................     47,743      23,775
  Deferred energy costs................................     15,990          --
  Current capital lease obligation.....................     28,314      12,516
  Accrued employee separation and other merger-related
   costs...............................................     12,173          --
  Other................................................     76,168      35,819
                                                        ----------  ----------
                                                         1,081,791     334,414
                                                        ----------  ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Other postretirement benefits obligation.............    102,268          --
  Deferred income taxes, net...........................    862,179     492,792
  Deferred investment tax credits......................     79,525      39,942
  Long-term capital lease obligation...................     36,603      19,877
  Other................................................     50,702      30,585
                                                        ----------  ----------
                                                         1,131,277     583,196
                                                        ----------  ----------
CAPITALIZATION
  Common stock: per share par value--$0.01 in 1998, and
   $2.25 in 1997; 150,000,000 shares authorized; shares
   outstanding--100,516,768 in 1998, and 61,210,262 in
   1997................................................      1,007     139,116
  Class A common stock, $0.01 par value;10,000,000
   shares authorized; shares outstanding--6,560,612 in
   1998, None in 1997..................................         66          --
  Additional paid-in capital--common stock.............  1,462,675     526,812
  Additional paid-in capital--Class A common stock.....    107,095          --
  Retained earnings....................................    276,939     300,757
                                                        ----------  ----------
                                                         1,847,782     966,685
  Treasury shares, at cost:
    185,030 shares in 1998; 619,237 shares in 1997.....     (3,797)    (11,687)
  Unearned compensation................................       (824)       (502)
                                                        ----------  ----------
    Total common stockholders' equity..................  1,843,161     954,496
  Preferred stock of subsidiaires:
    Not subject to mandatory redemption................     95,933      89,703
    Subject to mandatory redemption....................    188,950      70,000
  Long-term debt.......................................  1,746,562     983,672
                                                        ----------  ----------
                                                         3,874,606   2,097,871
                                                        ----------  ----------
  Commitments and Contingencies (Notes 16 and 19)
                                                        ----------  ----------
TOTAL CAPITALIZATION AND LIABILITIES................... $6,087,674  $3,015,481
                                                        ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                                    CONECTIV

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1998       1997       1996
                                               ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.................................. $ 153,201  $ 101,218  $ 107,251
  Adjustments to reconcile net income to net
   cash provided by operating activities
    Depreciation and amortization.............   261,457    142,734    134,109
    Allowance for equity funds used during
     construction.............................    (2,609)    (1,337)    (1,338)
    Investment tax credit adjustments, net....    (4,002)    (2,560)    (2,560)
    Deferred income taxes, net................     4,620      7,169     33,218
    Net change in:
      Accounts receivable.....................  (118,578)   (53,911)    (5,030)
      Inventories.............................    (9,691)     4,763     (4,489)
      Prepaid New Jersey sales and excise tax-
       es.....................................   (20,078)        --         --
      Accounts payable........................   107,005     16,394     18,418
      Other current assets & liabilities(1)...    26,996     43,708    (48,549)
    Gains on sales of assets..................    (2,795)   (22,896)      (380)
    Other, net................................   (23,217)   (18,250)   (17,100)
                                               ---------  ---------  ---------
Net cash provided by operating activities.....   372,309    217,032    213,550
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of businesses, net of cash ac-
   quired.....................................    (2,590)   (31,994)    (8,301)
  Capital expenditures........................  (224,831)  (156,808)  (165,595)
  Investments in partnerships.................   (28,594)    (1,800)        --
  Sales of nonutility assets..................     5,617     34,880        793
  Sales of utility assets.....................     3,804         --         --
  Deposits to nuclear decommissioning trust
   funds......................................   (10,676)    (4,240)    (4,238)
  Other, net..................................    (2,082)     3,189      3,478
                                               ---------  ---------  ---------
Net cash used by investing activities.........  (259,352)  (156,773)  (173,863)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Common dividends paid.......................  (154,101)   (93,811)   (93,290)
  Issuances:   Long-term debt.................    33,000    166,200         --
               Common stock...................        63     17,807        486
               Preferred stock................    25,000         --     70,000
  Redemptions: Long-term debt.................  (200,078)   (28,540)    (1,504)
               Variable rate demand bonds.....        --     (1,800)    (1,500)
               Common stock...................   (13,232)    (7,323)    (5,466)
               Preferred stock................   (33,769)        --    (78,383)
  Principal portion of capital lease pay-
   ments......................................   (20,037)    (6,813)    (5,538)
  Net change in short-term debt...............   282,889   (102,671)    86,498
  Cost of issuances and refinancings..........    (2,147)    (4,502)    (3,408)
                                               ---------  ---------  ---------
Net cash used by financing activities.........   (82,412)   (61,453)   (32,105)
                                               ---------  ---------  ---------
Net change in cash and cash equivalents.......    30,545     (1,194)     7,582
Beginning of year cash and cash equivalents...    35,339     36,533     28,951
                                               ---------  ---------  ---------
End of year cash and cash equivalents......... $  65,884  $  35,339  $  36,533
                                               =========  =========  =========

--------
(1) Other than debt and deferred income taxes classified as current.

          See accompanying Notes to Consolidated Financial Statements.

                                   CONECTIV

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                          COMMON STOCKHOLDERS' EQUITY

                                                          ADDITIONAL PAID-IN
                                           PAR VALUE            CAPITAL
                                       ------------------ --------------------
                            COMMON               CLASS A              CLASS A                      UNEARNED
                            SHARES      COMMON    COMMON    COMMON     COMMON  RETAINED  TREASURY  COMPEN-
                          OUTSTANDING  STOCK(1)  STOCK(1)   STOCK      STOCK   EARNINGS   STOCK     SATION     TOTAL
                          -----------  --------  -------- ----------  -------- --------  --------  --------  ----------
                                                          (DOLLARS IN THOUSANDS)
BALANCE AS OF DECEMBER
 31, 1995...............   60,759,365  $136,713           $  506,328           $281,862  $   (30)  $(1,433)  $  923,440
Net income..............                                                        107,251                         107,251
Cash dividends declared
 Common stock ($1.54 per
  share)................                                                        (93,294)                        (93,294)
Issuance of common stock
 Business acquisitions..      212,350                                                      4,396                  4,396
 DRIP(2)................       21,465        47                  388                                                435
 LTIP(3)................        2,400         5                   45                                                 50
 Expenses...............                                         (72)                                               (72)
Reacquired common
 stock..................     (312,861)                           532                      (6,504)      363       (5,609)
Amortization of unearned
 compensation...........                                         687                                  (548)         139
Refinancing of preferred
 stock..................                                         392             (2,215)                         (1,823)
                          -----------  --------    ---    ----------  -------- --------  -------   -------   ----------
BALANCE AS OF DECEMBER
 31, 1996...............   60,682,719   136,765     --       508,300        --  293,604   (2,138)   (1,618)     934,913
Net income..............                                                        101,218                         101,218
Cash dividends declared
 Common stock ($1.54 per
  share)................                                                        (94,065)                        (94,065)
Issuance of common stock
 DRIP(2)................      965,655     2,173               15,485                                             17,658
 LTIP(3)................       76,553       172                1,288                                (1,360)         100
 Other issuance.........        2,741         6                   47                                                 53
Reacquired common
 stock..................     (517,406)                           230                      (9,549)    2,162       (7,157)
Amortization of unearned
 compensation...........                                       1,462                                   314        1,776
                          -----------  --------    ---    ----------  -------- --------  -------   -------   ----------
BALANCE AS OF DECEMBER
 31, 1997...............   61,210,262   139,116     --       526,812        --  300,757  (11,687)     (502)     954,496
Net income..............                                                        153,201                         153,201
Cash dividends declared
 Common stock ($1.54 per
  share)................                                                       (155,302)                       (155,302)
 Class A common stock
  ($3.20 per share).....                                                        (20,994)                        (20,994)
Issuance of common stock
 Business acquisitions..      488,473                                                      9,090                  9,090
 LTIP(3)................       78,381         7                 (427)                      1,613    (1,130)          63
 Atlantic common
  stockholders(4)(5)....   45,924,284       394     66       813,135   107,095                                  920,690
 DPL common
  stockholders(5).......   61,832,699       618              665,423                      (4,580)     (502)     660,959
 Expenses...............                                      (4,836)                                            (4,836)
DPL common stock
 canceled(5)............  (61,832,699) (139,123)            (526,918)                      4,580       502     (660,959)
Reacquired common
 stock..................     (598,862)       (5)             (10,947)                     (2,280)               (13,232)
Redemption of preferred
 stock..................                                         136               (723)                           (587)
Incentive compensation
 Expense recognition....                                         309                                   263          572
 Forfeited common
  shares................      (25,158)                           (12)                       (533)      545           --
                          -----------  --------    ---    ----------  -------- --------  -------   -------   ----------
BALANCE AS OF DECEMBER
 31, 1998(4)............  107,077,380  $  1,007    $66    $1,462,675  $107,095 $276,939  $(3,797)  $  (824)  $1,843,161
                          ===========  ========    ===    ==========  ======== ========  =======   =======   ==========

--------
(1) 150,000,000 and 10,000,000 shares of Conectiv common stock and Conectiv Class A common stock, respectively, are authorized. The common stock had a par value of $2.25 per share prior to the Merger and $0.01 per share after the Merger on March 1, 1998.
(2) Dividend Reinvestment and Common Share Purchase Plan (DRIP)--As of Decem-ber 31, 1998, 4,077,300 shares remained available under Conectiv's regis-tration statement filed with the Securities and Exchange Commission for issuance of shares through the DRIP.
(3) Long-term Incentive Plan (LTIP)--includes restricted common shares granted and stock options exercised.
(4) Includes 6,560,612 shares of Conectiv Class A common stock.
(5) Conectiv common stock and Conectiv Class A common stock were issued to former Atlantic and DPL common stockholders pursuant to the Merger dis-cussed in Note 4 to the Consolidated Financial Statements.

         See accompanying Notes to Consolidated Financial Statements.

                                    CONECTIV

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  As discussed in Note 4 to the Consolidated Financial Statements, effective March 1, 1998, Delmarva Power & Light Company (DPL) and Atlantic Energy, Inc. (Atlantic) consummated a series of merger transactions (the Merger) by which DPL and Atlantic City Electric Company (ACE) became wholly-owned subsidiaries of Conectiv.

  As used in this document, references to Conectiv may mean the activities of one or more subsidiary companies.

  Conectiv's utility businesses are conducted by DPL and ACE. Conectiv also conducts nonutility businesses primarily through subsidiaries which include Conectiv Services, Inc. (CSI), Conectiv Communications, Inc. (CCI), Conectiv Energy Supply, Inc. (CES), Conectiv Thermal Systems, Inc. (CTS), and other sub-sidiaries.

  DPL and ACE provide regulated electric service (supply and delivery) to ap-proximately 944,100 customers located on the Delmarva Peninsula (Delaware and portions of Maryland and Virginia) and in Southern New Jersey. Their electric service territory covers an area consisting of about 8,700 square miles with a population of approximately 2.0 million. Conectiv also sells electricity out-side its service territory (off-system) and in markets which are not subject to price regulation.

  DPL provides regulated gas service (supply and/or transportation) to approxi-mately 105,700 customers located in a service territory that covers about 275 square miles with a population of approximately 485,000 in northern Delaware. Conectiv also sells gas off-system and in markets which are not subject to price regulation.

  Other services, which are not subject to price regulation, are provided pri-marily by Conectiv's nonutility subsidiaries and, to a lesser extent, by DPL and ACE. Other services include: sales of petroleum products; heating, ventila-tion, and air-conditioning (HVAC) construction and services; construction and operation of thermal energy systems; power plant operations; local and long-distance phone service; and various other services.

REGULATION OF UTILITY OPERATIONS

  Conectiv's utility business is subject to regulation with respect to retail electric sales by the Delaware and Maryland Public Service Commissions (DPSC and MPSC, respectively), the New Jersey Board of Public Utilities (NJBPU) and the Virginia State Corporation Commission (VSCC), which have authority over rate matters, accounting, and terms of service. Retail gas sales are subject to regulation by the DPSC. The Federal Energy Regulatory Commission (FERC) also has regulatory authority over certain aspects of Conectiv's utility business, including the transmission of electricity and gas, the sale of electricity to municipalities and electric cooperatives, and interchange and other purchases and sales of electricity involving other utilities. Excluding off-system sales not subject to price regulation, the percentage of electric and gas utility op-erating revenues regulated by each regulatory commission for the year ended De-cember 31, 1998, was as follows: NJBPU, 41.8%; DPSC, 38.9%; MPSC, 14.5%; VSCC, 1.4%; and FERC, 3.4%.

  DPL and ACE are subject to the requirements of Statement of Financial Ac-counting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulatory commis-sions occasionally provide for future recovery from customers of current period expenses. When this happens, the expenses are deferred as regulatory assets and subsequently recognized in the Consolidated Statement of Income during the pe-riod the expenses are recovered from customers. Similarly, regulatory liabili-ties may also be created due to the economic impact of an action taken by regu-latory commissions.

  Refer to Note 10 to the Consolidated Financial Statements for a discussion of regulatory assets arising from the financial effects of rate regulation and
Note 6 to the Consolidated Financial Statements for a discussion on the impact and current status of electric utility industry restructuring.

FINANCIAL STATEMENT PRESENTATION

  The consolidated financial statements include the accounts of Conectiv and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Ownership interests of 20% to 50% in other entities are accounted for by the equity method of accounting. Investments in entities accounted for under the equity method are included in "Other investments" on the Consolidated Balance Sheets. Earnings from equity method investees are included in "Other income" in the Consolidated Statements of Income.

  Dividends on preferred stock of DPL for 1997 and 1996 have been reclassified to Preferred Stock Dividend Requirements of Subsidiaries, resulting in a deduc-tion before (rather than after) net income. This reclassification reflects the current organizational structure in which DPL is a subsidiary of Conectiv. Cer-tain other prior year amounts have been reclassified to conform with the cur-rent year presentation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assump-tions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

REVENUE RECOGNITION

  At the end of each month, there is an amount of electric and gas service ren-dered from the last meter reading to the month-end which has not yet been billed to customers. The revenues associated with such unbilled services are accrued by Conectiv.

  When interim utility rates are placed in effect subject to refund, Conectiv recognizes utility revenues based on expected final rates.

  Revenues from "Other services" are recognized when services are performed or products are delivered.

DEFERRED ENERGY COSTS

  Energy costs charged to Conectiv's results of operations generally are ad-justed to match energy costs billed to customers (energy revenues) under tar-iffs for regulated energy sales. The difference between energy revenues and ac-tual energy costs incurred is reported on the Consolidated Balance Sheets as "Deferred energy costs." The deferred balance is subsequently recovered from or returned to utility customers.

NUCLEAR FUEL

  Conectiv's share of nuclear fuel at the Peach Bottom Atomic Power Station (Peach Bottom), the Salem Nuclear Generating Station (Salem), and the Hope Creek Nuclear Generating Station (Hope Creek) is financed through contracts ac-counted for as capital leases. Nuclear fuel costs, including a provision for the future disposal of spent nuclear fuel, are charged to fuel expense on a unit-of-production basis.

ENERGY TRADING AND RISK MANAGEMENT ACTIVITIES

  In December 1998, the Emerging Issues Task Force (EITF), which evaluates ac-counting issues under the direction of the Financial Accounting Standards Board
(FASB), concluded that, effective for financial statements issued for fiscal years beginning after December 15, 1998, contracts entered into in connection with energy trading activities should be marked to market, with gains and losses (unrealized and realized) included in earnings (EITF No. 98-10).

  Conectiv uses futures, options and swap agreements to hedge firm commitments or anticipated transactions of energy commodities and also creates net open en-ergy commodity positions. Conectiv used "hedge accounting" as subsequently de-scribed, to account for certain energy trading activities during 1996 to 1998. As discussed above, beginning January 1, 1999, EITF No. 98-10 requires mark to market accounting for energy trading contracts, including derivatives. Conectiv currently uses derivatives mainly in conjunction with energy trading activi-ties.

  Under hedge accounting, a derivative, at its inception and on an ongoing ba-sis, is expected to substantially offset adverse price movements in the firm commitment or anticipated transaction that it is hedging. Gains and losses re-lated to qualifying hedges are deferred and are recognized in income when the underlying transaction occurs. If, subsequent to being hedged, underlying transactions are no longer likely to occur or the hedge is no longer effective, the related derivatives gains or losses are recognized currently in earnings. Gains and losses on derivatives that do not qualify for hedge accounting are recognized currently in revenues.

  Premiums paid for options are included as current assets in the consolidated balance sheet until they are exercised or expire. Margin requirements for futures contracts are also recorded as current assets. Under hedge accounting, unrealized gains and losses on all futures contracts are deferred on the con-solidated balance sheet as either current assets or deferred credits. The cash flows from derivatives are included in the cash flows from operations section of the cash flow statement.

  In June 1998, the FASB issued SFAS No. 133, which becomes effective in the first quarter of fiscal years beginning after June 15, 1999, unless early adop-tion is elected. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all de-rivatives be recognized as assets or liabilities in the balance sheet and be measured at fair value. Under specified conditions, a derivative may be desig-nated as a hedge. The change in the fair value of derivatives which are not designated as hedges is recognized in earnings. For derivatives designated as hedges of changes in the fair value of an asset or liability, or as a hedge of exposure to variable cash flows of a forecasted transaction, earnings are af-fected to the extent the hedge does not match offsetting changes in the hedged item.

  Conectiv currently cannot determine the effect that SFAS No. 133 will have on its financial statements. However, the adoption of EITF 98-10 prior to the im-plementation of SFAS No. 133 is expected to reduce the impact of SFAS No. 133.

DEPRECIATION EXPENSE

  The annual provision for depreciation on utility property is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property re-tired, including removal costs less salvage and other recoveries. The rela-tionship of the annual provision for depreciation for financial accounting purposes to average depreciable property was 3.8% for 1998, 3.7% for 1997, and 3.6% for 1996. Depreciation expense includes a provision for Conectiv's share of the estimated cost of decommissioning nuclear power plant reactors based on amounts billed to customers for such costs. Refer to Note 9 to the Consoli-dated Financial Statements for additional information on nuclear decommissioning.

  Nonutility property is generally depreciated on a straight-line basis over the useful lives of the assets.

INCOME TAXES

  The consolidated financial statements include two categories of income tax-es--current and deferred. Current income taxes represent the amounts of tax expected to be reported on Conectiv's federal and state income tax returns. Deferred income taxes are discussed below.

  Deferred income tax assets and liabilities represent the tax effects of tem-porary differences between the financial statement and tax bases of existing assets and liabilities and are measured using presently enacted tax rates. The portion of Conectiv's deferred tax liability applicable to utility operations that has not been recovered from utility customers represents income taxes re-coverable in the future and is shown on the Consolidated Balance Sheets as "Deferred recoverable income taxes." Deferred recoverable income taxes were $184.4 million and $88.7 million as of December 31, 1998, and 1997, respec-tively.

  Deferred income tax expense represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income tax-es.

  Investment tax credits from utility plant purchased in prior years are re-ported on the Consolidated Balance Sheets as "Deferred investment tax cred-its." These investment tax credits are being amortized to income over the use-ful lives of the related utility plant. Investment tax credits associated with leveraged leases are being amortized over the lives of the related leases dur-ing the periods in which the net investment is positive.

DEFERRED DEBT REFINANCING COSTS

  Costs of refinancing debt of DPL and ACE are deferred and amortized over the period during which the refinancing costs are recovered in utility rates.

LICENSE FEES

  License fees represent the unamortized balance of amounts previously paid by Atlantic Thermal Systems (CTS' predecessor) for the right to operate heating and cooling systems of certain hotel casinos in Atlantic City, New Jersey, over a 20-year period. These fees are classified as License Fees on the bal-ance sheet and are being amortized over 20 years.

INTEREST EXPENSE

  The amortization of debt discount, premium, and expense, including refinanc-ing expenses, is included in interest expense.

UTILITY PLANT AND ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

  Utility plant is generally stated at original cost, including property addi-tions. Utility plant is generally subject to a first mortgage lien. Allowance for Funds Used During Construction (AFUDC) is included in the cost of utility plant and represents the cost of borrowed and equity funds used to finance con-struction of new utility facilities. In the Consolidated Statements of Income, the borrowed funds component of AFUDC is reported as a reduction of interest expense and the equity funds component of AFUDC is reported as other income. AFUDC was capitalized on utility plant construction at the rates of 8.8% in 1998, 7.5% in 1997, and 6.7% in 1996.

STOCK-BASED EMPLOYEE COMPENSATION

  Refer to Note 11 to the Consolidated Financial Statements for Conectiv's ac-counting policy on stock-based employee compensation.

CASH EQUIVALENTS

  In the consolidated financial statements, Conectiv considers highly liquid marketable securities and debt instruments purchased with a maturity of three months or less to be cash equivalents.

GOODWILL

  Conectiv amortizes goodwill arising from business acquisitions over the shorter of the estimated useful life or 40 years.

LEVERAGED LEASES

  Conectiv's investment in leveraged leases includes the aggregate of rentals receivable (net of principal and interest on nonrecourse indebtedness) and es-timated residual values of the leased equipment less unearned and deferred in-come (including investment tax credits). Unearned and deferred income is recog-nized at a level rate of return during the periods in which the net investment is positive. Refer to Note 16 to the Consolidated Financial Statements for ad-ditional information on leveraged leases.

FUNDS HELD BY TRUSTEE

  Funds held by trustee are stated at fair market value and primarily include deposits in Conectiv's external nuclear decommissioning trusts and unexpended, restricted, tax-exempt bond proceeds.

EARNINGS PER SHARE

  Earnings per share has been computed in accordance with SFAS No. 128, "Earn-ings Per Share." Under SFAS No. 128, basic earnings per share are computed based on earnings applicable to common stock divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed based on earnings applicable to common stock divided by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive common stock equiv-alents. The effect of dilutive common stock equivalents was not significant, and thus, for 1998, 1997, and 1996, Conectiv's basic and diluted earnings per share were the same amounts.

2. SUPPLEMENTAL CASH FLOW INFORMATION

  See the Consolidated Statement of Changes in Common Stockholders' Equity and
Note 4 to the Consolidated Financial Statements for information concerning the issuance of Conectiv common stock and Conectiv Class A common stock in exchange for DPL and Atlantic common stock.

CASH PAID DURING THE YEAR

                                                         1998    1997    1996
                                                       -------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
Interest, net of capitalized amount................... $112,549 $73,211 $67,596
Income taxes, net of refunds.......................... $107,755 $53,550 $56,582

3. INCOME TAXES

  Conectiv files a consolidated federal income tax return which includes its wholly-owned subsidiaries. Income taxes are allocated to Conectiv's subsidiar-ies based upon the taxable income or loss of each subsidiary.

COMPONENTS OF CONSOLIDATED INCOME TAX EXPENSE

                                                       1998     1997     1996
                                                     --------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
Federal: Current.................................... $ 80,408  $58,737  $40,953
         Deferred...................................    7,387    6,589   26,131
State:   Current....................................   24,791    8,810    6,729
         Deferred...................................   (2,767)     579    7,087
Investment tax credit adjustments, net..............   (4,002)  (2,560)  (2,560)
                                                     --------  -------  -------
                                                     $105,817  $72,155  $78,340
                                                     --------  -------  -------

RECONCILIATION OF EFFECTIVE INCOME TAX RATE

  The amount computed by multiplying income before tax by the federal statutory rate is reconciled below to the total income tax expense.

                                            1998           1997          1996
                                        -------------  ------------  ------------
                                         AMOUNT  RATE  AMOUNT  RATE  AMOUNT  RATE
                                        -------- ----  ------- ----  ------- ----
                                                (DOLLARS IN THOUSANDS)
Statutory federal income tax expense..  $ 90,656  35%  $60,681  35%  $64,957  35%
Increase due to State income taxes,
 net of federal tax benefit...........    14,316   6     6,102   4     8,980   5
Other, net............................       845  --     5,372   3     4,403   2
                                        -------- ---   ------- ---   ------- ---
Total income tax expense..............  $105,817  41%  $72,155  42%  $78,340  42%
                                        ======== ===   ======= ===   ======= ===

COMPONENTS OF DEFERRED INCOME TAXES

  The tax effects of temporary differences that give rise to Conectiv's net deferred tax liability are shown below.

                                                           AS OF DECEMBER 31,
                                                           --------------------
                                                              1998       1997
                                                           ----------  --------
                                                               (DOLLARS IN
                                                               THOUSANDS)
     Deferred Tax Liabilities
       Plant basis differences............................ $  692,780  $409,861
       Leveraged leases...................................    116,481    38,288
       Deferred recoverable income taxes..................     72,448    41,061
       Deferred energy costs..............................     (1,931)    7,054
       Other..............................................    134,678    81,482
                                                           ----------  --------
       Total deferred tax liabilities.....................  1,014,456   577,746
                                                           ----------  --------
     Deferred Tax Assets
       Deferred investment tax credits....................     36,494    14,815
       Other..............................................    136,579    70,915
                                                           ----------  --------
       Total deferred tax assets..........................    173,073    85,730
                                                           ----------  --------
     Total deferred taxes, net............................ $  841,383  $492,016
                                                           ==========  ========

  Valuation allowances for deferred tax assets were not material as of Decem-ber 31, 1998 and 1997.

  Effective January 1, 1998, New Jersey eliminated the Gross Receipts and Franchise Tax paid by electric, natural gas and telecommunication public util-ities. In its place, utilities are now subject to the state's corporate busi-ness tax. In addition, the state's existing sales and use tax was expanded to include retail sales of electricity and gas. A transitional energy facility assessment tax (TEFA) will be applied for a limited time to electric and natu-ral gas utilities and will be phased-out over a five-year period. On January 1, 1999, and each of the four years thereafter, the TEFA will be reduced by 20%. When fully implemented, this will reduce ACE's effective state tax rate from 13% to approximately 7%. Savings from these changes in New Jersey tax law will be passed through to ACE's customers.

4. MERGERS AND ACQUISITIONS

MERGER WITH ATLANTIC

  On March 1, 1998, DPL and ACE became wholly-owned subsidiaries of Conectiv. Before the Merger, Atlantic owned ACE, an electric utility serving the south-ern one-third of New Jersey, and nonutility subsidiaries. As a result of the Merger, Atlantic ceased to exist, and Conectiv owns (directly or indirectly) ACE, DPL, and the nonutility subsidiaries formerly held separately by Atlantic and DPL. Conectiv is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA).

  In accordance with the terms of the Merger, DPL common stockholders received one share of Conectiv common stock in exchange for each share of DPL common stock, and Atlantic common stockholders received 0.75 of one share of Conectiv common stock and 0.125 of one share of Conectiv Class A common stock in ex-change for each share of Atlantic common stock. Atlantic stockholders and DPL stockholders received 39,363,672 and 61,832,699 shares of Conectiv common stock, respectively. Atlantic stockholders received 6,560,612 shares of Conectiv Class A common stock. See Note 12 to the Consolidated Financial Statements for information concerning

Conectiv Class A common stock and the apportionment of earnings between Conectiv Class A common stock and Conectiv common stock.

  The Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. Based on the Merger date of March 1, 1998, the Consoli-dated Statement of Income for the year ended December 31, 1998, includes ten months of results of operations for ACE and the formerly Atlantic-owned non-utility subsidiaries.

  The total consideration paid to Atlantic's common stockholders, measured by the average daily closing market price of Atlantic's common stock for the three trading days immediately preceding and the three trading days immediately fol-lowing the public announcement of the Merger, was $920.7 million. In connection with the Merger, $289.0 million of goodwill was recorded, which is being amor-tized over 40 years. As a result of the Merger, the following increases oc-curred in the Consolidated Balance Sheet.

BALANCE SHEET INCREASES DUE TO MERGER

                                                                      (DOLLARS
                                                                         IN
                                                                     THOUSANDS)
     Current assets................................................. $  223,577
     Investments....................................................    226,251
     Property, plant and equipment..................................  2,151,251
     Deferred charges...............................................    257,977
                                                                     ----------
     Total assets................................................... $2,859,056
                                                                     ==========
     Current liabilities............................................ $  215,447
     Noncurrent liabilities.........................................    582,108
     Capitalization.................................................  2,061,501
                                                                     ----------
     Total capitalization and liabilities........................... $2,859,056
                                                                     ==========

PRO FORMA INFORMATION (UNAUDITED)

  Pro forma unaudited financial information for Conectiv on a consolidated ba-sis, giving effect to the Merger as if it had occurred on January 1, 1997, is shown below. The pro forma information presented below is not necessarily in-dicative of the results that would have occurred, or that will occur in the fu-ture.

                                                           FOR THE YEAR ENDED
                                                               DECEMBER 31
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                          (DOLLARS IN THOUSANDS
                                                            EXCEPT PER SHARE
                                                                AMOUNTS)
Operating Revenues......................................  $3,236,791 $2,525,862
Operating Income........................................  $  407,949 $  442,550
Net Income..............................................  $  155,332 $  186,466
Earnings Applicable to Common Stock:
  Common stock..........................................  $  143,270 $  170,548
  Class A common stock..................................  $   12,062 $   15,918
Average common shares outstanding (000)
  Common stock..........................................     100,918    101,005
  Class A common stock..................................       6,561      6,561
Basic and Diluted Earnings per average share outstanding
 of:
  Common stock..........................................       $1.42      $1.69
  Class A common stock..................................       $1.84      $2.43

  The pro forma information shown on the previous page has not been adjusted to exclude the effects of employee separation and other Merger-related costs incurred by DPL. For the year ended December 31, 1998, these costs reduced op-erating income, net income, and earnings applicable to common stock by $27.7 million, $16.8 million, and $16.8 million, respectively. See Note 5 to the Consolidated Financial Statements for additional information.

ACQUISITION OF OTHER SERVICE COMPANIES

  Conectiv's expenditures to acquire HVAC and Other Service businesses in 1998, 1997, and 1996 were $15.3 million, $17.6 million and $9.3 million (in-cluding non-cash consideration), respectively.

5. EMPLOYEE SEPARATION AND OTHER MERGER-RELATED COSTS

  To reduce the workforce by 785 employees in conjunction with the Merger, Conectiv utilized enhanced retirement offers and other employee separation programs. Prior to the Merger, DPL, Atlantic, and their subsidiaries had ap-proximately 4,600 employees. The costs of the workforce reduction programs were determined in accordance with SFAS No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termina-tion Benefits." The SFAS No. 88 costs for separated DPL employees and other Merger-related costs expensed in 1998 were $27.7 million before taxes, reduc-ing net income and earnings per common share by $16.8 million and $0.18, re-spectively. The $27.7 million pre-tax charge was reduced by a net $45.5 mil-lion gain from curtailments and settlements of pension and other postretirement benefits.

  Employee separation, relocation, and other Merger-related costs for Atlantic's former subsidiaries in 1998 were $80.8 million before taxes ($48.3 million after taxes) and were capitalized as costs of the Merger.

  Of the $108.5 million of costs discussed above for DPL and Atlantic's former subsidiaries, $57.5 million were paid as of December 31, 1998, $38.8 million will not require the use of operating funds, and $12.2 million remains to be paid from operating funds.

6. RATE MATTERS

MERGER RATE DECREASE

  ACE and DPL are sharing a portion of the net cost savings expected to result from the Merger with their customers through reduced electric and gas retail customer base rates. ACE's total Merger-related electric base rate decrease of $15.7 million was phased-in as follows: (1) $5.0 million effective January 1, 1998 coincident with a $5.0 million increase for recovery of deferred other postretirement benefit costs; (2) $9.9 million effective March 1, 1998, and
(3) $0.8 million effective January 1, 1999. DPL's total Merger-related base rate decrease of $13.0 million is being phased-in as follows: (1) $11.5 mil-lion effective March 1, 1998, (2) $1.1 million effective March 1, 1999, and
(3) $0.4 million effective March 1, 2000.

ELECTRIC UTILITY INDUSTRY RESTRUCTURING

  As discussed below, deregulation of the electric utility industry is under-way in New Jersey, Delaware, Maryland, and Virginia. Generally, with restruc-turing, the supply component of the price charged to a customer for electric-ity would be deregulated, and electricity suppliers would compete to supply electricity to customers. Customers would continue to pay the local utility a regulated price for the delivery of the electricity over the transmission and distribution system.

  Stranded costs are costs which may not be recoverable in a competitive en-ergy supply market due to lower prices or customers choosing a different sup-plier. Stranded costs generally in-clude above-market costs associated with generation facilities or long-term purchased power agreements, and regulatory assets. DPL and ACE have quantified stranded costs in Maryland and New Jersey regulatory filings, respectively, and have proposed plans seeking approval for recovery of those costs from customers during the transition to a competitive market.

  When a specific plan that deregulates electricity supply becomes final, then ACE or DPL, as appropriate, would cease applying SFAS No. 71 to its electricity supply business in the regulatory jurisdiction to which the plan applies. To the extent that a deregulation plan provides for recovery of stranded costs through cash flows from the regulated transmission and distribution business, then the stranded costs would continue to be recognized as assets under SFAS No. 71. Any stranded costs (including regulatory assets) for which cost recov-ery is not provided would be expensed.

  The amount of stranded costs ultimately recovered from utility customers, if any, and the full impact of legislation deregulating the electric utility in-dustry in any of the jurisdictions in which Conectiv operates cannot be pre-dicted. Also, the quantification of stranded costs under existing generally ac-cepted accounting principles (GAAP) differs from methods used in regulatory filings. Among other differences, GAAP precludes recognition of the gains on plants (or purchased power contracts) not impaired, but requires write down of the plants that are impaired. Due to these considerations, market conditions, timing and other factors, Conectiv's management currently cannot predict the ultimate effects that electric utility industry deregulation may have on the financial statements of Conectiv and its subsidiaries, although deregulation may have a material adverse effect on Conectiv's results of operations.

NEW JERSEY

  The "Electric Discount and Energy Competition Act" (the Act) was signed into law by the Governor of New Jersey on February 9, 1999. The Act provides for re-tail choice of electricity suppliers; deregulation of electric rates and other competitive services, such as metering and billing; separation of competitive and regulated services; unbundling of rates for electric service; and licensing of electric and gas suppliers. August 1, 1999 is the effective starting date for each utility to provide retail choice of electricity suppliers to all of its customers.

  The Act requires each electric utility to reduce its rates by at least 5% at the start of retail choice and by 10% within 36 months of the start of choice. If the NJBPU determines that a rate decrease of more than 10% is warranted, a "just and reasonable" financial test is applied. The mandated rate reductions must be sustained through the end of the 48th month after choice begins. The Act requires that the rate reductions be measured against the rates in effect on April 30, 1997. The rate reductions mandated by the Act could have a mate-rial adverse effect upon the results of operations of ACE and Conectiv.

  In connection with the deregulation of electric rates, the Act authorizes the NJBPU to permit electric public utilities to recover the full amount of their stranded costs through a non-bypassable market transition charge, as long as the mandated rate reductions are achieved. The NJBPU will determine the utility's stranded cost amount. The determined stranded cost amount will be subject to periodic recalculation and true-up over the recovery period. The Act establishes an 8-year recovery period for stranded costs associated with owned generation. The recovery period can be extended by the NJBPU so as to allow for the full recovery of the stranded costs and the meeting of mandated rate reductions. The recovery period for stranded costs associated with purchased power contracts is to be the remainder of the contract term. In addition, the Act would allow for the issuance of transition bonds to finance portions of a given utility's stranded costs, as determined to be appropriate by the NJBPU. All savings generated through the use of such transition bonds are to be provided to the customers through rate reductions.

  The Act establishes the current incumbent utility as the provider of "default service" or Basic Generation Service (BGS) for a period of 3 years. Future pro-ceedings will be held to determine if the provision of BGS should be made com-petitive. The Act contains numerous provisions regarding the providing of com-petitive services by each utility. The primary focus is to ensure that there is no cross subsidization from the utility to competitive entities. The NJBPU also is required to develop fair competition standards and conduct an audit to de-termine that the utilities are in compliance with those standards. The Act gives the NJBPU the authority to order a utility to divest its generating as-sets if it is determined through a hearing that competition or customers are being adversely affected by plant location, market power or non-competitive rates. The NJBPU may require that the generation function be separated from a utility's non-competitive functions.

  The NJBPU is authorized to establish standards for the licensing of energy suppliers, standards for switching customers from one supplier to another, and standards for issues such as credit and collections. The Act also contains provisions for protecting workers displaced by the impacts of the restructuring of the utility industry.

  Electric utilities in New Jersey, including ACE, previously filed stranded cost estimates and unbundled rates, as required by the NJBPU. On August 19, 1998, an Administrative Law Judge (ALJ) from the New Jersey Office of Adminis-trative Law issued an initial decision on ACE's stranded costs and unbundled rate filing. The ALJ, in reviewing ACE's filing, recognized that ACE's stranded costs were $812 million for nonutility generation contracts and $397 million for generation. The ALJ made no specific recommendations on rate issues. A fi-nal NJBPU decision on this filing is expected by mid-1999.

DELAWARE

  The Alliance for Fair Electric Competition Today, which includes DPL, worked with Delaware executive branch representatives and representatives of the DPSC Staff to develop consensus restructuring legislation. On January 19, 1999, con-sensus legislation, House Bill No. 10, was passed by the Delaware General As-sembly. The Senate is expected to begin deliberations on House Bill No. 10 in March 1999.

  House Bill No. 10 would allow DPL's Delaware customers to choose their elec-tricity suppliers beginning on October 1, 1999 (for customers with peak demands of 1,000 kilowatts or more), January 15, 2000 (for customers with peak demands of 300 kilowatts or more), and 18 months after the legislation is enacted (for all other customers). House Bill No. 10 also provides for a residential rate reduction of 7.5% beginning October 1, 1999. Thereafter, except for a deferred fuel balance "true-up" and increases for extraordinary costs, residential rates may not be changed for four years; rates for customers in commercial and indus-trial rate classes may not be changed for three years. Under House Bill No. 10, certain low-income energy assistance and environmental programs are funded at an annual level of about $1.6 million by a charge in electric rates.

  Among other matters, unbundled rates to be charged by DPL during these "rate freeze" periods have been agreed upon by a number of participants in the restructuring plan proceeding contemplated by House Bill No. 10. Included within the agreement on unbundled rates, DPL would recover $16 million (Delaware retail basis) of stranded costs, and electric rates would not be changed in the event DPL sells or transfers generating assets.

MARYLAND

  In 1997, the MPSC issued two orders which provide for retail electric compe-tition to begin July 3, 2000, and be phased-in over a three-year period (one-third of the customers per year). Enabling legislation and resolution of com-plex issues such as stranded costs and utility taxation will be necessary for implementation of retail competition in Maryland.

  On July 1, 1998, DPL filed with the MPSC its quantification of stranded costs and computation of unbundled rates, which are being considered in Case No. 8795. Stranded costs were estimated to be $217 million on a DPL system-wide basis ($69 million Maryland retail portion), including $123 million at-tributable to generating units, $54 million associated with purchased power contracts, $21 million related to fuel inventory financing costs, and $19 mil-lion of regulatory assets. DPL proposed full recovery of the Maryland portion of the stranded costs over a three-year period, starting with the commencement of retail competition on July 3, 2000.

  The MPSC Staff and other parties contend that the market value of DPL gener-ating assets exceeds their book value and thus that DPL has negative stranded costs, or so-called "stranded benefits." Proposals for rate reductions based on a sharing of these alleged benefits and other factors have been submitted to the MPSC in Case No. 8795. The proposed rate reductions vary widely, from 3% up to levels which, if adopted, would have a material adverse impact on Conectiv's results of operations.

  Maryland's electric utilities, including DPL, continue to meet with the MPSC Staff and others to develop consensus enabling restructuring and related tax legislation for possible passage in the 1999 legislative session.

  The MPSC is expected to issue its order on DPL's stranded cost recovery and unbundled rates by October 1, 1999.

VIRGINIA

  Comprehensive electric utility restructuring legislation has been introduced in the Virginia General Assembly. Senate Bill No. 1269 and identical House Bill No. 2615, introduced on January 21, 1999, were drafted by a joint House-Senate study committee created in 1996 to consider restructuring issues. Sig-nificant provisions of these Bills provide for:

  .  Phase-in of retail electric competition beginning January 1, 2002

  . Rates in effect on January 1, 2001 to become "capped rates" to continue in effect through July 1, 2007, except for adjustments for changes in fuel costs and state tax rates

  . Customers choosing an electricity supplier other than their incumbent utility continue to pay capped transmission and distribution rates but, instead of the capped generation rate, they would pay a "wires" charge which would be the difference between the capped generation rate and projected market prices for electricity

  . Just and reasonable net stranded costs are to be recovered through capped rates and wires charges during the period January 1, 2001 through July 1, 2007

OTHER RATE MATTERS

  ACE is subject to a performance standard for its five jointly-owned nuclear units. Under the standard, the composite target capacity factor for such units is 70%, based upon the maximum dependable capacity of the units. The zone of reasonable performance (deadband) is between 65% and 75%. Penalties or rewards are based on graduated percentages of estimated costs of replacement power. LEC rates are adjusted annually to include any penalty or reward resulting from the nuclear unit performance standard. Pursuant to a December 1996 stipulation agreement, the performance of Salem Units 1 and 2, during prolonged outages which began in the second quarter of 1995, is not included in the calculation of a nuclear performance penalty. ACE was not subject to a nuclear performance penalty in 1996, 1997 or 1998.

7.SALE OF PINE GROVE LANDFILL AND WASTE HAULING COMPANIES

  In the fourth quarter 1997, a subsidiary of Conectiv sold the Pine Grove Landfill and a related waste-hauling company. The subsidiaries, which were sold, had a net book value of approximately $11.3 million and reported revenues in 1997 of approximately $12.7 million. Pre-tax proceeds received from the sale were $34.2 million ($33.4 million net of cash sold), resulting in a pre-tax gain of $22.9 million ($13.7 million after income taxes) or $0.22 per common share.

8.ENERGY HEDGING AND TRADING ACTIVITIES

  Conectiv actively participates in the wholesale energy markets to support its wholesale utility and competitive retail marketing activities. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations as-sociated with the purchase and sale of energy commodities (natural gas, petro-leum and electricity). Some hedging activities are conducted using energy de-rivatives. The remainder of Conectiv's hedging activity is conducted by backing physical transactions with offsetting physical positions. The hedging objec-tives include the assurance of stable and known minimum cash flows and the fix-ing of favorable prices and margins when they become available. Conectiv also engages in energy commodity trading and arbitrage activities, which expose Conectiv to commodity market risk when, at times, Conectiv creates net open en-ergy commodity positions or allows net open positions to continue. To the ex-tent that Conectiv has net open positions, controls are in place that are in-tended to keep risk exposures within management-approved risk tolerance levels.

  Conectiv utilizes futures, options and swap agreements to manage risk. Futures help manage commodity price risk by fixing purchase or sales prices. Options provide a floor or ceiling on future purchases or sales prices while allowing Conectiv to benefit from favorable price movements. Swaps are struc-tured to provide the same risk protection as futures and options. Basis swaps are used to manage risk by fixing the basis differential that exists between a delivery location index and the commodity futures price.

  Exposed commodity positions may be "long" or "short." A long position indi-cates that Conectiv has an excess of the commodity available for sale. A short position means Conectiv will have to obtain additional commodity to fulfill its sales requirements. A "delta" position is the conversion of an option into futures contract equivalents. The option delta is dependent upon the strike price, volatility, current market price and time-value of the option.

NATURAL GAS ACTIVITIES

  At December 31, 1998, Conectiv had 1,314 (2,697 long, 1,383 short) net open futures contracts, representing a notional quantity of 13.1 billion cubic feet
(Bcf) through February of 2001. In addition, Conectiv had a net long commodity swap position equivalent to 459 futures contracts (4.6 Bcf) and a net long ba-sis swaps position equivalent to 531 futures contracts (5.3 Bcf).

  Conectiv entered into 1,474 of the net long open futures contracts in order to hedge the gas marketing activities of various Conectiv business units. Other gas commodity hedges at December 31, 1998, included a net long commodity swap position equivalent to 262 futures contracts and a net long basis swap position equivalent to 471 futures contracts. During the year ended December 31, 1998, $4.0 million of losses were recognized on the settlement of natural gas futures, swaps and options hedging contracts for the unregulated business units. These losses were offset by gains on the physical commodity transactions being hedged. A total of $8.6 million of unrealized losses were deferred in the Consolidated Balance Sheet as of December 31, 1998. These losses are offset by gains on the physical commodity transactions being hedged.

  During the year ended December 31, 1998, a trading gain of $0.2 million was realized on natural gas financial derivative activities that were not classi-fied as hedges. Unrealized gains in forward gas trading positions (physical and financial) totaled $0.8 million at December 31, 1998. The annual average unrealized loss on trading activities, based on month-end averages, was $0.1 million.

  At December 31, 1997, there were 220 open futures contracts and 30 open options contracts to purchase natural gas, representing a notional quantity of
2.5 Bcf through October 1999 and 60 open options contracts, to sell natural gas, representing a notional quantity of 0.6 Bcf through July 1998. A total of $0.5 million of unrealized losses were deferred in the Consolidated Balance Sheet as of December 31, 1997.

ELECTRICITY ACTIVITIES

  At December 31, 1998, Conectiv had a total short exposure of 102,400 mega-watt-hours (MWH) (84,700 on peak, 17,700 off-peak) through December 1999. The overall position included a long option delta exposure of 2,300 MWH. The re-maining exposure was comprised of forward contracts.

  During the year ended December 31, 1998, a net gain of $0.1 million was rec-ognized on the settlement of electric hedging options and swaps. This gain was offset by losses on the physical commodity transactions being hedged. A total of $0.3 million of unrealized losses were deferred in the Consolidated Balance Sheet as of December 31, 1998. During the year ended December 31, 1998, real-ized gains of $10.2 million were recorded on power trading activities (physical and financial) not classified as hedges. At December 31, 1998, unrealized gains on power trading activities amounted to $1.2 million. The annual average unrealized gain on trading activities, based on month-end averages, was $1.3 million.

  At December 31, 1997, there was one swap contract to sell electricity, repre-senting a notional quantity of 68,000 MWH, through August 1998. A total of $0.2 million of unrealized losses were deferred on the Consolidated Balance Sheet as of December 31, 1997.

PETROLEUM ACTIVITIES

  Conectiv markets petroleum products through its subsidiary, Petron Oil Corpo-ration. Total petroleum exposure (all grades) at December 31, 1998 was 222,500 barrels (short) extending through December 31, 2000, with an unrealized gain of $2.3 million. Conectiv was net long 315 petroleum futures contracts (234 Heat-ing Oil & 81 Unleaded Gasoline) on December 31, 1998, extending through May 2000. $3.1 million of unrealized losses on petroleum financial derivatives were offset by a combination of physical forward contracts and inventory amounting to 537.5 contracts (short) at an unrealized gain of $5.4 million.

CREDIT EXPOSURE

  Counterparties to its various hedging and trading contracts expose Conectiv to credit losses in the event of nonperformance. Management has evaluated such risk and implemented credit checks and has established reserves for credit losses. A large portion of the hedging and trading activities are conducted on national exchanges backed by exchange clearinghouses. Management believes that the overall business risk is minimized as a result of these procedures.

9. NUCLEAR DECOMMISSIONING

  Conectiv's subsidiaries, DPL and ACE, record liabilities for their share of the estimated cost of decommissioning the Peach Bottom, Salem, and Hope Creek nuclear reactors over the remaining lives of the plants based on amounts col-lected in rates charged to electric customers. For utility rate-setting purpos-es, ACE estimates its share of future nuclear decommissioning costs ($185 mil-lion) based on site specific studies filed with and approved by the NJBPU. DPL estimates its share of future nuclear decommissioning costs ($157 million) based on Nuclear Regulatory Commission (NRC) regulations concerning the minimum financial assurance amount for nuclear decommissioning.

  Conectiv's consolidated accrued nuclear decommissioning liability, which is reflected in the accumulated reserve for depreciation, was $167.7 million as of December 31, 1998. The provision reflected in depreciation expense for nuclear decommissioning was $10.6 million in 1998, $4.2 million in 1997, and $4.2 mil-lion in 1996. External trust funds established by DPL and ACE for the purpose of funding nuclear decommissioning costs had an aggregate book balance (stated at fair market value) of $155.9 million as of December 31, 1998. Earnings on the trust funds are recorded as an increase to the accrued nuclear decommissioning liability, which, in effect, reduces the expense recorded for nuclear decommissioning.

  The ultimate cost of nuclear decommissioning for the Peach Bottom, Salem, and Hope Creek reactors may exceed the current estimates, which are updated period-ically.

  The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including Conectiv, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial state-ments of electric utilities. In February 1996, the FASB issued the Exposure Draft, "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which proposed changes in the accounting for closure and removal costs of long-lived assets, including the recognition, measurement, and classification of decommissioning costs for nuclear generating stations. If the proposed changes were adopted: (1) annual provisions for decommissioning would increase, (2) the estimated cost for decommissioning would be recorded as a li-ability rather than as accumulated depreciation, and (3) trust fund income from the external decommissioning trusts would be reported as investment income rather than as a reduction of decommissioning expense. The FASB plans to issue a revised Exposure Draft in the second quarter of 1999.

10. REGULATORY ASSETS

  In conformity with generally accepted accounting principles, Conectiv's ac-counting policies reflect the financial effects of rate regulation and deci-sions by regulatory commissions having jurisdiction over Conectiv's utility business. In accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," Conectiv defers expense recognition of certain costs and records an asset, a result of the effects of rate regulation. Except for deferred energy costs, which are classified as a current asset (or liability), these regulatory assets are included on Conectiv's Consolidated Balance Sheets under "Deferred Charges and Other Assets."

The costs of these assets are either being recovered or are probable of being recovered through customer rates. Generally, the costs of these assets are rec-ognized in operating expenses over the period the cost is recovered from cus-tomers. See Note 6 to the Consolidated Financial Statements for information about the impact of electric utility restructuring on the accounting for regu-latory assets. The table shown below details total regulatory assets (liabili-ties), at December 31, 1998, and 1997.

                                                          1998         1997
                                                       -----------  -----------
                                                       (DOLLARS, IN MILLIONS)
   Deferred recoverable income taxes.................  $     184.4  $      88.7
   Deferred debt refinancing costs...................         44.2         18.8
   Unrecovered state excise taxes....................         35.6           --
   Deferred other postretirement benefit costs.......         35.0           --
   Unrecovered purchased power capacity costs........         30.6           --
   Unrecovered purchased power contract renegotiation
    costs............................................         17.7           --
   Deferred costs for nuclear
    decommissioning/decontamination..................         11.9          6.3
   Asbestos removal costs............................          8.5           --
   Deferred recoverable plant costs..................          7.6          7.8
   Deferred demand-side management costs.............          5.7          6.2
   Deferred energy costs.............................        (16.0)        18.0
   Other.............................................         12.5          1.9
                                                       -----------  -----------
   Total.............................................  $     377.7  $     147.7
                                                       ===========  ===========

  DEFERRED RECOVERABLE INCOME TAXES: Represents the portion of Conectiv's deferred tax liability applicable to utility operations that has not been recovered from utility customers and is recoverable in the future. As temporary differences between the financial statement and tax bases of assets reverse, deferred recoverable income taxes are amortized.

  UNRECOVERED STATE EXCISE TAXES: Represents additional amounts paid, by ACE, as a result of prior legislative changes in the computation of New Jersey state excise taxes. These costs are included in current customer rates, with the re-maining balance scheduled for full recovery over the next 4 years.

  DEFERRED OTHER POSTRETIREMENT BENEFIT COSTS: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period which began on January 1, 1998.

  UNRECOVERED PURCHASED POWER CAPACITY COSTS: Represents prior deferrals by ACE of capacity costs which had exceeded the related recovery from customers. These costs are included in current customer rates and are scheduled for full recov-ery over the next 2 years.

  UNRECOVERED PURCHASED POWER CONTRACT RENEGOTIATION COSTS: Represents costs incurred by ACE through renegotiation of a long-term capacity and energy con-tract. These costs are included in current customer rates with the balance scheduled for full recovery over the next 16 years.

  DEFERRED ENERGY COSTS: Represents the difference between energy revenues and actual energy costs incurred. The deferred balance is generally recovered from or returned to utility customers within one year.

  DEFERRED DEBT REFINANCING COSTS: The costs of refinancing debt of the utility business are deferred and amortized over the period during which the costs are recovered in rates, which is generally the life of the new debt.

  DEFERRED RECOVERABLE PLANT COSTS: Represents utility plant construction costs excluded from plant in-service which are being recovered in customer rates over the next 21 years.

  DEFERRED COSTS FOR NUCLEAR DECONTAMINATION/DECOMMISSIONING: Represents amounts being amortized through fuel adjustment clause revenues for Conectiv's liability under the Energy Policy Act of 1992 for clean-up of gaseous diffusion enrichment facilities of the U.S. government.

  ASBESTOS REMOVAL COSTS: Represents costs incurred by ACE to remove asbestos insulation from a wholly-owned generating station. These costs are included in current customer rates with the balance scheduled for full recovery over the next 31 years.

  DEFERRED DEMAND-SIDE MANAGEMENT COSTS: Represents deferred costs of programs which allow DPL to reduce the peak demand for power. These costs are being re-covered over 5 years.

11. CONECTIV COMMON STOCK

  In conjunction with the Merger, DPL common stockholders received one share of Conectiv common stock in exchange for each share of DPL common stock, and At-lantic common stockholders received 0.75 of one share of Conectiv common stock and 0.125 of one share of Conectiv Class A common stock in exchange for each share of Atlantic common stock. See Note 4 to the Consolidated Financial State-ments for additional information concerning the Merger.

  For additional information concerning issuances and redemptions of common stock during 1996 through 1998, see the Consolidated Statements of Changes in Common Stockholders' Equity.

  Conectiv's common dividends paid to public stockholders are funded from the common dividends DPL and ACE pay to Conectiv. DPL's and ACE's certificates of incorporation require payment of all preferred dividends in arrears (if any) prior to payment of common dividends to Conectiv, and have certain other limitations on the payment of common dividends to Conectiv.

  Through the effective date of the Merger (March 1, 1998), DPL's Long-Term In-centive Plan (LTIP) provided long-term incentives to key employees through con-tingent awards of performance-based restricted stock, dividend rights, and stock options. The DPL common stock options outstanding as of the Merger date were converted to Conectiv common stock options and included in the Conectiv Incentive Compensation Plan (CICP). The restricted common stock previously granted under DPL's LTIP is earned and payable at the end of a four-year period to the extent that stock performance compares favorably with the stock perfor-mance of a peer group of utility companies. The 1994 awards were forfeited in early 1998 when the required performance targets were not met. Restrictions on shares contingently granted in 1995 and 1996 lapsed upon the Merger and the shares became fully vested. The restricted DPL common stock contingently granted in 1997 was exchanged for Conectiv common stock upon the Merger and is included in the CICP. As of December 31, 1998, there were 97,455 shares of the 1997 awards outstanding which had a $19 1/8 per share fair value on the date of grant.

  The CICP provides long-term awards to key employees and directors through awards of stock-based compensation. Up to 5,000,000 shares of common stock may be issued under the CICP during the ten-year period from March 1, 1998, through February 28, 2008. Awards granted in 1998 under the CICP, which can be settled in common stock, include performance accelerated restricted stock (PARS), stock options, and performance accelerated stock options (PASO's).

  In 1998, Conectiv granted 30,700 shares of PARS, which are earned by partici-pants over a seven-year vesting period. Conectiv also granted participants 22,000 additional shares of PARS, which are earned over seven years if a total stockholder return of 8% is achieved. Vesting of the 22,000 shares granted may be accelerated after three years, in whole or in part, based on Conectiv's stock price reaching certain levels. All 52,700 shares of the PARS had a $22.84 per share fair value on the grant date.

  In 1998, Conectiv issued 289,000 stock options, which do not contain performance acceleration features and have an exercise price of $22.84 per share. These stock options have a ten-year life. 50% of the options vest after two years and the remaining 50% vest after three years. Conectiv also issued 750,000 PASO's in 1998 which have an exercise price of $22.84 per share. The PASO's have a ten-year life and vest after nine and a half years. One third of the PASO's will vest if Conectiv's common stock price closes at or above $26 per share for ten consecutive days, two thirds will vest if the stock price closes at or above $28 per share for ten consecutive days, and all of the PASO's will vest if the stock price closes at or above $30 per share for ten consecutive days.

  Changes in stock options are summarized below.

                                   1998             1997            1996
                            ------------------ --------------- ---------------
                                      WEIGHTED NUMBER WEIGHTED NUMBER WEIGHTED
                            NUMBER OF AVERAGE    OF   AVERAGE    OF   AVERAGE
                             SHARES    PRICE   SHARES  PRICE   SHARES  PRICE
                            --------- -------- ------ -------- ------ --------
   Beginning-of-year
    balance................    38,500  $20.55  43,950  $20.19  46,350  $20.16
   Options exercised.......     3,200  $19.89   5,450  $17.61   2,400  $19.69
   Options forfeited.......     2,150  $19.73      --      --      --      --
   Options issued.......... 1,039,000  $22.84      --      --      --      --
   End-of-year balance..... 1,072,150  $22.77  38,500  $20.55  43,950  $20.19
   Exercisable.............    33,150  $20.67  38,500  $20.55  43,950  $20.19
                            =========  ======  ======  ======  ======  ======

  For options outstanding as of December 31, 1998, the range of exercise prices was $18.13 to $22.84, and the weighted average remaining contractual life was
8.8 years.

  Conectiv recognizes compensation costs for its stock-based employee compensa-tion plans based on the accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Stock-based employee compensation costs charged to expense were $0.9 million in 1998, $2.2 million in 1997, and $0.3 million in 1996. Pro forma net income, based on the application of SFAS No. 123, "Accounting for Stock-Based Compensation," would have changed by $0.6 million or less in 1998, 1997 and 1996. Earnings per share would have changed by less than $0.01 per share in 1998, 1997 and 1996.

  The fair value of each option and PASO granted in 1998 was estimated on the date of grant using the Black Scholes option pricing model. The weighted-aver-age fair value of the options was $2.64 based on the following weighted-average assumptions: risk-free interest rate of 5.59 percent; dividend yield of 6.0 percent; expected volatility of 20.0 percent; and a weighted average expected life of 3.5 years. The weighted-average fair value of the PASOs was $2.87 based on the following weighted-average assumptions: risk-free interest rate of 5.55 percent; dividend yield of 6.0 percent; expected volatility of 20.0 percent; and a weighted average expected life of 5.33 years.

  On April 23, 1998, Conectiv's Board of Directors adopted a Stockholders Rights Plan (the Plan). Under the Plan, holders of Conectiv common stock and holders of Conectiv Class A common stock were granted preferred stock purchase rights on May 11, 1998, by means of a dividend at the rate of one Right for each share of common stock and one Right for each share of Class A common stock held. The Rights expire in 10 years.

  The purpose of the Plan is to guard against partial tender offers or abusive or unfair tactics that might be used in an attempt to gain control of Conectiv without paying all stockholders a fair price for their shares. The Plan will not prevent takeovers, but is designed to deter coercive, abusive, or unfair takeover tactics and to encourage individuals or entities attempting to acquire Conectiv to first negotiate with the Board of Directors.

  Each Right would, after the Rights become exercisable, entitle the holder to purchase from Conectiv one one-hundredth of one share of Series One Junior Preferred Stock or one one-hundredth of one share of Series Two Junior Preferred Stock at an initial price of $65. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the aggregate voting power represented by Conectiv's outstanding securities (i.e., becomes an "Acquiring Person" as defined in the Plan) or commences a tender or exchange offer to acquire beneficial ownership of 15% or more of the aggregate voting power represented by Conectiv's outstanding securities. Conectiv generally will be entitled to redeem the Rights at $.01 per Right at any time before a person or group becomes an Acquiring Person.

12. CONECTIV CLASS A COMMON STOCK

  Conectiv Class A common stock provides its holders a proportionately greater opportunity to share in the growth prospects of, and a proportionately greater exposure to the uncertainties associated with, the electric utility business of ACE. Earnings applicable to Conectiv Class A common stock are equal to 30% of the net of (1) earnings attributable to ACE's regulated electric utility busi-ness, as the business existed on August 9, 1996, less (2) $40 million per year. Earnings applicable to Conectiv common stock are the consolidated earnings of Conectiv less earnings applicable to Conectiv Class A common stock.

  Presented below and on the following page are summarized ACE financial infor-mation and the calculation of earnings applicable to Conectiv Class A common stock. The ACE income statement amounts are for the ten months ended December 31, 1998, which is the period included in the 1998 Consolidated Statement of Income under the purchase method of accounting.

SUMMARIZED FINANCIAL INFORMATION OF ACE

                                                             TEN MONTHS ENDED
      INCOME STATEMENT INFORMATION                          DECEMBER 31, 1998
      ----------------------------                        ----------------------
                                                          (DOLLARS IN THOUSANDS)
      Operating Revenues.................................       $  875,741
      Operating Income(1)................................       $  105,099
      Net Income(1)......................................       $   23,742
                                                               DECEMBER 31,
      BALANCE SHEET INFORMATION                                    1998
      -------------------------                           ----------------------
      Current assets.....................................       $  236,177
      Noncurrent assets..................................        2,131,045
                                                                ----------
      Total assets.......................................       $2,367,222
                                                                ==========
      Current liabilities................................       $  247,023
      Noncurrent liabilities.............................        1,264,925
      Preferred stock....................................          125,181
      Common stockholders' equity........................          730,093
                                                                ----------
      Total capitalization and liabilities...............       $2,367,222
                                                                ==========

COMPUTATION OF EARNINGS APPLICABLE TO CONECTIV CLASS A COMMON STOCK

                                                           TEN MONTHS ENDED
                                                          DECEMBER 31, 1998
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
     Net Income of ACE(1)..............................        $ 23,742
     Exclude:
       Employee separation and other Merger-related
        costs(1).......................................          47,886
       Net loss of nonutility activities...............           1,402
       Pro-rata portion of fixed amount of $40 million
        per year.......................................         (33,333)
                                                               --------
     Subtotal..........................................          39,697
     Percentage applicable to Conectiv Class A common
      stock............................................              30%
                                                               --------
     Earnings applicable to Conectiv Class A common
      stock............................................        $ 11,909
                                                               ========

--------
(1) The amounts shown above and on the prior page reflect employee separation and other Merger-related costs for ACE, which reduced ACE's operating in-come and net income for the ten months ended December 31, 1998, by $80.1 million and $47.9 million, respectively. In the Conectiv Consolidated Fi-nancial Statements, these costs were capitalized as costs of the Merger, as discussed in Note 5 to the Consolidated Financial Statements.

CONVERSION AND REDEMPTION PROVISIONS RELATING TO CLASS A COMMON STOCK

CONVERSION AT THE OPTION OF CONECTIV

  Conectiv may at any time convert each share of Conectiv Class A common stock into the number of shares of Conectiv common stock equal to the specified per-centage set forth in Conectiv's Restated Certificate of Incorporation (Conectiv Charter) of the Market Value Ratio of the Conectiv Class A common stock to the Conectiv common stock (as defined in the Conectiv Charter).

REDEMPTION OR CONVERSION FOLLOWING A TENDER OR EXCHANGE OFFER

  In the case of a tender offer by Conectiv for all of the Conectiv Class A common stock for cash (as defined in the Conectiv Charter) or an offer to ex-change each share of Conectiv Class A common stock into a number of shares of Conectiv common stock equal to at least 110% of the Market Value Ratio of the Class A common stock to Conectiv common stock (as of the trading day immedi-ately preceding the date of such offer) which is accepted by the holders of more than 50% of the Conectiv Class A common stock, Conectiv may either (1) re-deem each share of Conectiv Class A common stock remaining outstanding in ex-change for cash (in an amount equal to the highest cash price paid per share by Conectiv pursuant to such tender offer or to the value of the highest number of shares of Conectiv common stock per share issued in exchange for any share of Conectiv Class A common stock pursuant to such exchange offer (as such value is determined in accordance with the Conectiv Charter), as the case may be,) or
(2) convert each share of Conectiv Class A common stock remaining outstanding into shares of Conectiv common stock on the basis set forth in the Conectiv Charter.

  If any person (including Conectiv) makes a tender offer for all of the out-standing shares of Conectiv common stock at an all cash price that is accepted by the holders of more than 50% of Conectiv common stock, Conectiv may either redeem each share of Conectiv Class A common stock for cash in an amount calcu-lated pursuant to a formula set forth in the Conectiv Charter, or convert each share of Conectiv Class A common stock into shares of Conectiv common stock on the basis set forth in the Conectiv Charter.

PARTICIPATION IN A TENDER OFFER

  If any person (including Conectiv) makes a tender offer to purchase shares of Conectiv common stock for cash, property, or other securities, any holder of Conectiv Class A common stock may elect to convert shares of Conectiv Class A common stock into shares of Conectiv common stock on the basis set forth in the Conectiv Charter.

DIVIDEND, REDEMPTION, OR CONVERSION UPON DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS ATTRIBUTED TO THE ATLANTIC UTILITY GROUP

  The Conectiv Charter also provides for the payment of dividends with respect to, and/or the redemption or conversion of, the Conectiv Class A common stock upon the disposition, by Conectiv and/or its subsidiaries of all or substan-tially all of the assets attributed to the Atlantic Utility Group to one or more entities.

  Conectiv may, if there are assets of Conectiv legally available therefor and the Atlantic Utility Group Available Dividend Amount (as defined in the Conectiv Charter) is sufficient therefor, pay to the holders of Conectiv Class A common stock a dividend in cash and/or in securities as defined in the Conectiv Charter, or; subject to certain limitations set forth in the Conectiv Charter, if such disposition involves all of the assets attributed to the At-lantic Utility Group, redeem all of the Conectiv Class A common stock for cash and/or for securities, Conectiv common stock or other property as defined in the Conectiv Charter, or redeem a number of whole shares of Conectiv Class A common stock (which may be all of such shares outstanding) on the basis set forth in the Conectiv Charter, or convert each share of Conectiv Class A common stock into shares of Conectiv common stock on the basis set forth in the Conectiv Charter.

  In the event of a dividend or redemption as described in the preceding clauses, the Board of Directors of Conectiv may convert the remaining Conectiv Class A common stock into shares of Conectiv common stock on the basis set forth in the Conectiv Charter. If less than all of the outstanding shares of Conectiv Class A common stock are to be redeemed in connection with a disposi-tion of substantially all (but less than all) of the assets attributed to the Atlantic Utility Group, the shares to be redeemed by Conectiv will be selected on a pro rata basis or by lot or by such other method as the Board of Directors of Conectiv may determine to be equitable.

13. PREFERRED STOCK

  Conectiv (the parent holding company), ACE, and DPL are each authorized to separately issue preferred stock. Conectiv is authorized to issue 20,000,000 shares of $0.01 per share par value preferred stock, none of which has been is-sued. ACE is authorized to issue 799,979 shares of $100 par value Cumulative Preferred Stock, 2,000,000 shares of No Par Preferred Stock, and 3,000,000 shares of Preference Stock. DPL has $1, $25, and $100 par value per share pre-ferred stock for which 10,000,000, 3,000,000, and 1,800,000 shares are autho-rized, respectively. Dividends on ACE and DPL preferred stock are cumulative. Information concerning shares of preferred stock outstanding is shown on the following page.

PREFERRED STOCK OF SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION

  The amounts outstanding as of December 31, 1998, and 1997 of Conectiv's sub-sidiaries preferred stock not subject to mandatory redemption are presented be-low.

                                                     SHARES
                                     CURRENT       OUTSTANDING           AMOUNT
                                   REDEMPTION    --------------- -----------------------
ISSUER           SERIES               PRICE       1998    1997      1998        1997
------  ------------------------ --------------- ------- ------- ----------- -----------
                                                                  (DOLLARS IN THOUSANDS)
ACE(1)  $100 per share par value $100.00-$105.50  62,305      -- $     6,230          --
         4.00%-5.00%
DPL     $25 per share par value        (2)       316,500 316,500       7,913       7,913
         7 3/4%
DPL     $100 per share par value $103.00-$105.00 181,698 181,698      18,170      18,170
         3.70%-5.00%
DPL     6 3/4%                         (3)        35,000  35,000       3,500       3,500
DPL     Adjustable rate(4)            $100       151,200 151,200      15,120      15,120
DPL     Auction rate(5)               $100       450,000 450,000      45,000      45,000
                                                                 ----------- -----------
                                                                 $    95,933 $    89,703
                                                                 =========== ===========

--------
(1) Under purchase accounting for the Merger, ACE and its wholly-owned trusts were consolidated in Conectiv's financial statements beginning March 1, 1998. In the fourth quarter of 1998, ACE purchased and retired 237,695 shares, or $23.77 million, of various series of preferred stock, which had an average dividend rate of 4.4%. A $2.5 million gain on the redemption is presented in the Consolidated Statement of Income as a reduction of Pre-ferred Stock Dividend Requirements of Subsidiaries.
(2) Redeemable beginning September 30, 2002, at $25 per share.
(3) Redeemable beginning November 1, 2003, at $100 per share.
(4) Average dividend rates were 5.5% during 1998 and 1997.
(5) Average dividend rates were 4.2% during 1998 and 4.1% during 1997.

PREFERRED STOCK OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION

  The amounts outstanding as of December 31, 1998, and 1997 of Conectiv's sub-sidiaries preferred stock subject to mandatory redemption are presented below.

ISSUING COMPANY                SERIES         SHARES OUTSTANDING       AMOUNT
---------------         --------------------- ------------------- ----------------
                                                1998      1997      1998    1997
                                              --------- --------- -------- -------
                                                                     (DOLLARS IN
                                                                     THOUSANDS)
DPL financing trust(1)  $25 per share, 8.125% 2,800,000 2,800,000 $ 70,000 $70,000
ACE(2),(3)              $100 per share, $7.80   239,500        --   23,950      --
ACE financing
 trust(1),(3)           $25 per share, 8.25%  2,800,000        --   70,000      --
ACE financing trust(1)  $25 per share, 7.375% 1,000,000        --   25,000      --
                                                                  -------- -------
                                                                  $188,950 $70,000
                                                                  ======== =======

--------
(1) Per share value is stated liquidation value. See additional information on the following page.
(2) No par value; stated value is $100 per share. Beginning May 1, 2001, 115,000 shares are subject to mandatory redemption annually.
(3) Under purchase accounting for the Merger, ACE and its wholly-owned trusts were consolidated in Conectiv's financial statements beginning March 1, 1998.

  On August 3, 1998, ACE redeemed the remaining 100,000 shares of its $8.20 No Par Preferred Stock at $100 per share or $10.0 million in total (the book value of the preferred stock).

  DPL and ACE have established wholly-owned subsidiary trusts for the purposes of issuing common and preferred trust securities and holding Junior Subordi-nated Debentures (the Debentures). The Debentures held by the trusts are their only assets. The trusts use interest payments received on the Debentures they hold to make cash distributions on the trust securities.

  DPL and ACE's obligations pursuant to the Debentures and guarantees of dis-tributions with respect to the trusts' securities, to the extent the trusts have funds available therefor, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have is-sued. DPL and ACE own all of the common securities of the trusts, which consti-tute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts.

  For consolidated financial reporting purposes, the Debentures are eliminated in consolidation against the trust's investment in the Debentures. The pre-ferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2026 to 2036. The Debentures are subject to redemption, in whole or in part, at the op-tion of DPL and/or ACE, at 100% of their principal amount plus accrued inter-est, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events.

  In November 1998, Atlantic Capital II issued $25 million (1,000,000 shares) of 7 3/8% preferred stock.

  In October 1996, Delmarva Power Financing I issued $70 million (2,800,000 shares) of 8.125% preferred stock. DPL used part of the proceeds received from the trust to purchase and retire $32.1 million of its $25 par value, 7.75% se-ries preferred stock, and $31.3 million of various series of its $100 par value preferred stock which had an average dividend rate of 5.68%. In December 1996, DPL redeemed its entire 7.52% preferred stock series which had a total par value of $15.0 million.

14. DEBT

  Substantially all utility plant of DPL and ACE are subject to the liens of the Mortgages collateralizing DPL and ACE's First Mortgage Bonds.

  As of December 31, 1998, Conectiv and its subsidiaries had $590 million of bank lines of credit, of which $235 million was available for borrowing. At De-cember 31, 1998, Conectiv's short-term debt balance was comprised of commercial paper and lines of credit. The weighted average interest rates on short-term debt outstanding as of December 31, 1998, and 1997, were 6.0% and 6.6%, respec-tively.

  Maturities of long-term debt and sinking fund requirements during the next five years are as follows: 1999--$80.8 million; 2000--$48.7 million; 2001-- $43.7 million; 2002--$99.3 million; 2003--$162.4 million.

  In December 1998, DPL redeemed $6.0 million of 5.75% pollution Control Bonds at maturity.

  In June 1998, DPL repaid at maturity $25.0 million of 5.69% Medium-Term Notes and $1.0 million of 6.95% Amortizing First Mortgage Bonds.

  In May 1998, ACE repaid at maturity $6.0 million of 5.5% Medium-Term Notes and $2.5 million of 7.25% Debentures.

  In March 1998, borrowings under Conectiv's revolving credit facilities were primarily used for repayment of debt as follows: (1) $53.5 million was used to repay the balance outstanding under Atlantic's revolving credit and term loan facility; (2) $92.2 million was used to repay the balance outstanding under the revolving credit and term loan facility of Atlantic Thermal Systems, Inc. (now
CTS) and (3) $12.5 million was used to repay the balance outstanding under the revolving credit and term loan facility of ATE Investments Inc.

  In January 1998, DPL issued $33.0 million of 6.81% unsecured Medium-Term Notes which mature in 20 years. DPL used $25.4 million of the proceeds to refi-nance short-term debt. In recognition of this refinancing, $25.4 million of short-term debt was reclassified to long-term debt on the consolidated balance sheet as of December 31, 1997.

  In the fourth quarter of 1997, DPL issued $42 million of unsecured Medium-Term Notes with maturities of 5 to 9 years and interest rates of 6.6% to 6.8%. The proceeds were used to refinance short-term debt.

  In September 1997, DPL redeemed $25 million of 6 3/8% First Mortgage Bonds at maturity through the issuance of short-term debt.

  In February 1997, DPL issued $124.2 million of unsecured Medium-Term Notes with maturities of 10 to 30 years and interest rates of 7.06% to 7.72%. The proceeds were used to refinance short-term debt.

Long-term debt outstanding as of December 31, 1998, and 1997 is presented be-low:

                              INTEREST
                                RATES        DUE          1998        1997
                             -----------  ---------    ----------  ----------
                                                            (DOLLARS IN
                                                            THOUSANDS)
First Mortgage Bonds:.......        6.95%      2002    $   30,000  $   30,000
                                    6.40%      2003        90,000      90,000
                             6.625%-8.15% 2011-2015       190,500     115,500
                              5.90%-7.60% 2017-2021       163,200     163,200
                              6.85%-8.50% 2022-2025       240,000     165,000
                              6.05%-7.00% 2028-2032        90,000      15,000
Amortizing First Mortgage
 Bonds......................        6.95% 1999-2008        24,149      25,103
                             -----------  ---------    ----------  ----------
                                                          827,849     603,803
                             -----------  ---------    ----------  ----------
Pollution Control Bonds and
 Notes:.....................        5.75%      1998            --       6,000
                             7.125%-7.25% 1999-2006         2,800       2,900
                                   6.375%      2006         2,350          --
                                    6.80%      2021        38,865          --
                              5.60%-7.20% 2025-2029        58,650          --
                             -----------  ---------    ----------  ----------
                                                          102,665       8,900
                             -----------  ---------    ----------  ----------
Medium-Term Notes (se-
 cured):....................        7.52%      1999        30,000          --
                                    6.83%      2000        46,000          --
                                    6.86%      2001        40,000          --
                                    7.02%      2002        30,000          --
                              6.00%-7.18%      2003        40,000          --
                              6.19%-7.98% 2004-2008       223,000          --
                              7.25%-7.63% 2010-2014         8,000          --
                                    7.68% 2015-2016        17,000          --
                             -----------  ---------    ----------  ----------
                                                          434,000          --
                             -----------  ---------    ----------  ----------
Medium-Term Notes
 (unsecured):...............        5.69%      1998            --      25,000
                                    7.50%      1999        30,000      30,000
                              6.46%-9.29%      2002        36,000      16,000
                                    6.63%      2003        30,000          --
                                    8.30%      2004        35,000      35,000
                                    6.84%      2005        10,000      10,000
                                    6.75%      2006        20,000      20,000
                             7.06%-8.125%      2007       106,500      91,500
                              7.54%-7.62%      2017        40,700      40,700
                              6.59%-6.84%      2018        33,000      25,430
                              7.61%-9.95% 2019-2021        73,000      73,000
                                    7.72%      2027        30,000      30,000
                             -----------  ---------    ----------  ----------
                                                          444,200     396,630
                             -----------  ---------    ----------  ----------
Other Obligations:..........        7.44%      1999        15,000          --
                                    8.00%      1999         3,351       3,660
                              6.00%-9.50% 1999-2002           193         232
                                    9.65%      2002(1)      4,441       5,354
Unamortized premium and
 discount, net..............                               (4,315)     (1,589)
Current maturities of long-
 term debt..................                              (80,822)    (33,318)
                                                       ----------  ----------
Total long-term debt........                            1,746,562     983,672
Variable Rate Demand
 Bonds(2)...................                              125,100      71,500
                                                       ----------  ----------
Total long-term debt and
 Variable Rate Demand
 Bonds......................                           $1,871,662  $1,055,172
                                                       ==========  ==========

--------
(1) Repaid through monthly payments of principal and interest over 15 years ending November 2002.
(2) Conectiv's debt obligations included Variable Rate Demand Bonds (VRDB) in the amounts of $125.1 million and $71.5 million as of December 31, 1998 and 1997, respectively. The VRDB are classified as current liabilities because the VRDB are due on demand by the bondholder. However, bonds submitted to Conectiv for purchase are remarketed by a remarketing agent on a best ef-forts basis. Conectiv expects that bonds submitted for purchase will con-tinue to be remarketed successfully due to Conectiv's credit worthiness and the bonds' interest rates being set at market. Conectiv also may utilize one of the fixed rate/fixed term conversion options of the bonds. Thus, Conectiv considers the VRDB to be a source of long-term financing. The $125.1 million balance of VRDB outstanding as of December 31, 1998, matures in 2009 ($12.5 million), 2014 ($18.2 million), 2017 ($30.4 million), 2028
    ($15.5 million), 2029 ($30.0 million) and 2031 ($18.5 million). Average an-nual interest rates on the VRDB were 3.4% in 1998 and 3.8% in 1997.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The year-end fair values of certain financial instruments are listed below. The fair values were based on quoted market prices of Conectiv's securities or securities with similar characteristics.

                                             1998                 1997
                                     --------------------- -------------------
                                      CARRYING             CARRYING
                                       AMOUNT   FAIR VALUE  AMOUNT  FAIR VALUE
                                     ---------- ---------- -------- ----------
                                              (DOLLARS IN THOUSANDS)
Funds held by trustee............... $  174,509 $  174,509 $ 48,086 $   48,086
Preferred stock of subsidiaries
 subject to mandatory redemption.... $  188,950 $  194,178 $ 70,000 $   72,464
Long-term debt...................... $1,746,562 $1,878,044 $983,672 $1,053,810

16. COMMITMENTS

  Conectiv's expected capital and acquisition expenditures are estimated to be approximately $327 million in 1999.

  As of December 31, 1998, ACE and DPL's commitments under long-term purchased power contracts were as follows: ACE-828 megawatts(MW) of capacity; DPL-237 MW of capacity; and DPL-100 MW of energy. Currently, most of ACE's capacity charges are recovered under the Levelized Energy Clause and DPL's capacity charges are recovered through base rates. Historical information is presented below for these contracts, including ACE from March 1, 1998, forward and a 48 MW capacity contract which was suspended in October 1996.

                                                            1998   1997   1996
                                                           ------  -----  -----
     Percent of system capacity...........................   17.6%   6.4%   6.4%
     Percent of energy output.............................   26.2%  12.1%  10.6%
     Capacity charges ($ in millions)..................... $182.7  $28.5  $32.1
     Energy charges ($ in millions)....................... $166.5  $38.1  $32.5

  Based on existing contracts as of December 31, 1998, Conectiv's future commitments for capacity and energy under long-term purchased power contracts are estimated to be $353.1 million in 1999; $365.8 million in 2000; $360.4 million in 2001; $363.4 million in 2002; and $367.5 million in 2003. Due to uncertainties surrounding the restructuring of the electric utility industry, Conectiv has not forecasted its long-term power purchase commitments beyond 2003.

  Conectiv's share of nuclear fuel at Peach Bottom, Salem, and Hope Creek is financed through a nuclear fuel energy contract, which is accounted for as a capital lease. Payments under the contract are based on the quantity of nuclear fuel burned by the plants. Conectiv's obligation under the contract is gener-ally the net book value of the nuclear fuel financed, which was $63.3 million as of December 31, 1998.

  Conectiv leases an 11.9% interest in the Merrill Creek Reservoir. The lease is considered an operating lease and payments over the remaining lease term, which ends in 2032, are $150.5 million in aggregate. Conectiv also has long-term leases for certain other facilities and equipment. Minimum commitments as of December 31, 1998, under all such lease agreements (excluding payments under the nuclear fuel energy contracts, which cannot be reasonably estimated) are as follows: 1999--$10.2 million; 2000--$9.0 million; 2001--$8.8 million; 2002--
$7.9 million; 2003--$9.7 million; after 2003--$131.5 million; total--$177.1 million. Approximately 85% of the minimum lease commitments shown above are payments due under the Merrill Creek Reservoir lease.

RENTALS CHARGED TO OPERATING EXPENSES

  The following amounts were charged to operating expenses for rental payments under both capital and operating leases.

                                                         1998    1997    1996
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
     Interest on capital leases........................ $ 2,468 $ 1,548 $ 1,628
     Amortization of capital leases....................  19,554   6,499   5,653
     Operating leases..................................  17,443  11,590  13,795
                                                        ------- ------- -------
                                                        $39,465 $19,637 $21,076
                                                        ======= ======= =======

LEVERAGED LEASES

  The leveraged leases of Conectiv's subsidiaries included eight aircraft leases and two containership leases as of December 31, 1998 and five aircraft leases as of December 31, 1997. The net investment in leveraged leases as of December 31, 1998, and 1997 was as follows:

                                                         1998        1997
                                                      ----------- -----------
                                                      (DOLLARS IN THOUSANDS)
     Rentals receivable (net of principal and
      interest on nonrecourse debt).................. $    46,312 $    19,588
     Estimated residual value........................      75,944      26,787
                                                      ----------- -----------
     Investment in leveraged leases..................     122,256      46,375
     Deferred income taxes...........................     116,481      38,288
                                                      ----------- -----------
     Net investment in leveraged leases.............. $     5,775 $     8,087
                                                      =========== ===========

17. PENSION AND OTHER POSTRETIREMENT BENEFITS

ASSUMPTIONS

                                                            1998  1997  1996
                                                            ----- ----- -----
     Discount rates used to determine projected benefit
      obligation as of December 31......................... 6.75% 7.00% 7.50%
     Expected long-term rates of return on assets.......... 9.00% 9.00% 9.00%
     Rates of increase in compensation levels.............. 4.50% 5.00% 5.00%
     Health care cost trend rate on covered charges........ 7.00% 7.50% 8.00%

  The health-care cost trend rate, or the expected rate of increase in health-care costs, is assumed to gradually decrease to 5.0% by 2002. Increasing the health-care cost trend rates of future years by one percentage point would in-crease the accumulated postretirement benefit obligation by $20.3 million and would increase annual aggregate service and interest costs by $2.1 million. De-creasing the health-care cost trend rates of future years by one percentage point would decrease the accumulated postretirement benefit obligation by $17.9 million and would decrease annual aggregate service and interest costs by $1.8 million.

  The following schedules reconcile the beginning and ending balances of the pension and other postretirement benefit obligations and related plan assets for Conectiv. Other postretirement benefits include medical benefits for retir-ees and their spouses and retiree life insurance.

CHANGE IN BENEFIT OBLIGATION

                                                        OTHER POSTRETIREMENT
                                    PENSION BENEFITS          BENEFITS
                                   -------------------  ----------------------
                                     1998       1997       1998       1997
                                   ---------  --------  ----------  ----------
                                           (DOLLARS IN THOUSANDS)
   Benefit obligation at
    beginning of year............  $ 515,590  $450,640  $   80,500  $  73,841
   Merger with Atlantic..........    316,700        --     125,300         --
   Service cost..................     20,193    12,779       5,828      2,393
   Interest cost.................     51,721    34,173      15,105      5,547
   Plan participants'
    contributions................         --        --         497        304
   Plan amendments...............    (21,392)       --          --         --
   Actuarial (gain) loss.........     59,046    40,492      (2,863)     4,781
   Special termination benefits..     59,610        --       2,682         --
   Curtailment (gain) loss.......    (10,256)       --       6,614         --
   Settlement (gain) loss........    (45,291)       --       6,457         --
   Benefits paid.................   (197,232)  (22,494)     (7,746)    (6,366)
                                   ---------  --------  ----------  ---------
   Benefit obligation at end of
    year.........................  $ 748,689  $515,590  $  232,374  $  80,500
                                   =========  ========  ==========  =========

CHANGE IN PLAN ASSETS

                                                       OTHER POSTRETIREMENT
                                   PENSION BENEFITS          BENEFITS
                                   ------------------  ----------------------
                                     1998      1997       1998        1997
                                   --------  --------  ----------  ----------
                                           (DOLLARS IN THOUSANDS)
   Fair value of assets at
    beginning of year............  $771,257  $676,189  $   48,591  $   36,075
   Merger with Atlantic..........   260,200        --      19,700          --
   Actual return on plan assets..   117,249   117,562       6,263       9,984
   Employer contributions........        --        --      27,859       8,594
   Plan participant
    contributions................        --        --         497         304
   Benefits paid.................  (197,232)  (22,494)     (7,746)     (6,366)
                                   --------  --------  ----------  ----------
   Fair value of assets at end of
    year.........................  $951,474  $771,257  $   95,164  $   48,591
                                   ========  ========  ==========  ==========

RECONCILIATION OF FUNDED STATUS OF THE PLANS

                                                        OTHER POSTRETIREMENT
                                    PENSION BENEFITS          BENEFITS
                                    ------------------  ----------------------
                                      1998      1997       1998       1997
                                    --------  --------  ----------  ----------
                                            (DOLLARS IN THOUSANDS)
   Funded status at end of year.... $202,785  $255,667  $ (137,210) $ (31,909)
   Unrecognized net actuarial
    (gain)......................... (173,243) (205,732)     (9,094)   (18,238)
   Unrecognized prior service
    cost...........................    2,361    26,945         248        317
   Unrecognized net transition
    (asset) obligation.............  (15,773)  (23,199)     43,787     54,259
                                    --------  --------  ----------  ---------
   Net amount recognized at end of
    year........................... $ 16,130  $ 53,681  $ (102,269) $   4,429
                                    ========  ========  ==========  =========

  Based on fair values as of December 31, 1998, the pension plan assets were comprised of publicly traded equity securities ($637.5 million or 67%) and fixed income obligations ($314.0 million or 33%). Based on fair values as of December 31, 1998, the other postretirement benefit plan assets included equity securities ($43.4 million or 46%) and fixed income obligations ($51.8 million or 54%).

COMPONENTS OF NET PERIODIC BENEFIT COST

                                                         OTHER POSTRETIREMENT
                               PENSION BENEFITS                BENEFITS
                          ----------------------------  -------------------------
                            1998      1997      1996     1998     1997     1996
                          --------  --------  --------  -------  -------  -------
                                        (DOLLARS IN THOUSANDS)
Service cost............  $ 18,933  $ 12,779  $ 13,172  $ 5,221  $ 2,393  $ 2,512
Interest cost...........    48,291    34,173    32,531   13,636    5,547    5,213
Expected return on
 assets.................   (81,259)  (60,020)  (54,485)  (4,845)  (2,580)  (1,722)
Amortization of:
 Transition obligation
  (asset)...............    (2,764)   (3,314)   (3,314)   3,244    3,617    3,617
 Prior service cost.....     1,911     2,035     2,048       50       53       53
 Actuarial (gain).......    (9,165)   (7,814)   (4,573)    (567)    (712)    (500)
                          --------  --------  --------  -------  -------  -------
  Benefit cost before
   items below..........  $(24,053) $(22,161) $(14,621) $16,739  $ 8,318  $ 9,173
Special termination
 benefits...............    59,610        --        --    2,682       --       --
Curtailment (gain)
 loss...................   (10,256)       --        --    6,614       --       --
Settlement (gain) loss..   (45,291)       --        --    6,457       --       --
                          --------  --------  --------  -------  -------  -------
Total net periodic
 benefit cost...........  $(19,990) $(22,161) $(14,621) $32,492  $ 8,318  $ 9,173
                          ========  ========  ========  =======  =======  =======
Portion of net periodic
 benefit cost included
 in results of
 operations.............  $(22,258) $(16,621) $(10,966) $20,440  $ 6,239  $ 6,880
                          ========  ========  ========  =======  =======  =======

  The special termination benefits and curtailment and settlement gains and losses shown above for 1998 resulted from Merger-related employee separation programs discussed in Note 5 to the Consolidated Financial Statements.

  Effective January 1, 1999, Conectiv adopted a "cash balance" pension plan for covered employees. Conectiv will make contributions, which vary based on a cov-ered employee's age and years of service, to individual employee accounts pro-vided for under the plan. The "cash balance" of each employee's account in-creases based on Conectiv's contributions and interest income credited to the accounts. The aggregate of the employee's accounts will be Conectiv's pension obligation.

  Conectiv also maintains 401(k) savings plans for covered employees. Conectiv contributes to the plan, in the form of Conectiv stock, at varying levels up to $0.50 for each dollar contributed by employees, for up to 6% of employee base pay. The amount expensed for Conectiv's matching contributions was $4.9 million in 1998, $3.0 million in 1997, and $2.4 million in 1996.

18. SALEM NUCLEAR GENERATING STATION

  Conectiv, through DPL and ACE, owns 14.82% of Salem, which consists of two pressurized water nuclear reactors operated by Public Service Electric & Gas Company (PSE&G). Salem Units 1 and 2 were removed from operation by PSE&G in the second quarter of 1995 due to operational problems, and maintenance and safety concerns. After receiving NRC authorization, PSE&G returned Unit 2 to service on August 30, 1997, and Unit 1 to service on April 17, 1998. The net increase in fuel expenses due to unrecovered replacement power and other costs, net of the benefit of lawsuit settlement proceeds received in 1997, was $3.1 million in 1998, $3.1 million in 1997, and $10.1 million in 1996. The Salem outages also caused increases in operation and maintenance costs of approxi-mately $4 million in 1997 and $9 million in 1996.

  As previously reported, on February 27, 1996, the co-owners of Salem, includ-ing DPL and ACE, filed a complaint in the United States District Court for New Jersey against Westinghouse Electric Corporation (Westinghouse), the designer and manufacturer of the Salem steam generators. The complaint, which sought to recover from Westinghouse the costs associated with and resulting from the cracks discovered in Salem's steam generators and with replacing such steam generators, alleged violations of federal and New Jersey Racketeer Influenced and Corrupt Organizations Acts, fraud, negligent misrepresentation and breach of contract. On November 4, 1998, the Court granted Westinghouse's motion for summary judgment with regard to the federal Racketeer Influenced and Corrupt Organizations Act claim, and dismissed the remaining state law claims without prejudice. On November 18, 1998, the co-owners re-filed their state law claims against Westinghouse in the Superior Court of New Jersey. The co-owners also filed an appeal of the District Court's dismissal with the United States Court of Appeals for the Third Circuit (docketed January 5, 1999).

19. CONTINGENCIES

ENVIRONMENTAL MATTERS

  Conectiv's subsidiaries are subject to regulation with respect to the envi-ronmental effects of their operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use by various fed-eral, regional, state, and local authorities. Federal and state statutes autho-rize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. Costs may be incurred to clean up facilities found to be contaminated due to past disposal practices. Conectiv's current liabilities include $3.0 million and $2.0 million as of De-cember 31, 1998, and 1997, respectively, for potential clean-up and other costs related to sites at which a Conectiv subsidiary is a potentially responsible party or alleged to be a third party contributor. Conectiv does not expect such future costs to have a material effect on its financial position or results of operations.

NUCLEAR INSURANCE

  In conjunction with DPL and ACE's ownership interests in Peach Bottom, Salem, and Hope Creek , they could be assessed for a portion of any third-party claims associated with an incident at any commercial nuclear power plant in the United States. Under the provisions of the Price Anderson Act, if third-party claims relating to such an incident exceed $200 million (the amount of primary insur-ance), they could be assessed up to $57.0 million on an aggregate basis for such third-party claims. In addition, Congress could impose a revenue-raising measure on the nuclear industry to pay such claims.

  The co-owners of Peach Bottom, Salem, and Hope Creek maintain property insur-ance coverage of approximately $2.8 billion for each unit for loss or damage to the units, including coverage for decontamination expense and premature decommissioning. In addition, Conectiv is a member of an industry mutual insur-ance company, which provides replacement power cost coverage in the event of a major accidental outage at a nuclear power plant. Under these coverages, Conectiv is subject to potential retrospective loss experience assessments of up to $9.4 million on an aggregate basis.

20. BUSINESS SEGMENTS

  The following information is presented in accordance with SFAS No. 131, "Dis-closures about Segments of an Enterprise and Related Information." In accor-dance with SFAS No. 131, Conectiv's business segments were determined from Conectiv's internal organization and management reporting, which are based pri-marily on differences in products and services. Conectiv's business segments under SFAS No. 131 are as follows: Generation--produces electricity and operates power plants; Merchant--purchases and sells bulk energy; Power Deliv-ery--delivers electricity and gas to customers at regulated prices over trans-mission and distribution systems; Other--includes HVAC, plumbing, telephone and other services provided to homes and businesses; thermal heating and cooling systems for large commercial and industrial customers; and various other busi-nesses which are not subject to price regulation. All revenues of Conectiv's business segments are from customers located in the United States. Also, all assets of Conectiv's business segments are located in the United States. Seg-ment information for 1997 and 1996 has been restated to conform with the cur-rent presentation.

  Billings to electric and gas customers under regulated tariffs include amounts for services provided by the Generation, Merchant, and Power Delivery business segments. These revenues are allocated directly to the Generation, Merchant, and Power Delivery business segments based on the cost of services provided. The Merchant business segment's revenues also include revenues from bulk energy sales to off-system customers in markets not subject to price regu-lation.

  The services provided by one business segment to another business segment are recorded as a transfer of costs, based on the fully-distributed cost of the service provided. Common services which are shared by the business units (shared services) are assigned directly or allocated based on various cost causative factors, depending on the nature of the service provided. The depre-ciation associated with shared services' assets is allocated to the business segments; however, the assets and related capital expenditures are not allocat-ed.

  The business segments' operating results are evaluated based on a profit measure called "contribution to corporate," which is equal to operating reve-nues and other income less operating expenses, excluding corporate expenses. Contribution to corporate for 1998 includes the January and February 1998 oper-ating results of the former Atlantic-owned companies and excludes Merger-re-lated costs. Contribution to corporate in 1997 excludes the gain on the sale of the Pine Grove landfill and its related waste-hauling company.

  For internal management reporting purposes, Investments and Property, Plant and Equipment are assigned to business segments, but Current Assets and De-ferred Charges and Other Assets are not.

                                                                                      AS OF
                                                                                  DECEMBER 31,
                                   YEAR ENDED DECEMBER 31, 1998                       1998
                         ------------------------------------------------------  ---------------
                                                                                 INVESTMENTS AND
                                                     CONTRIBUTION    CAPITAL     PROPERTY, PLANT
BUSINESS SEGMENTS         REVENUES     DEPRECIATION  TO CORPORATE  EXPENDITURES    & EQUIPMENT
-----------------        ----------    ------------  ------------  ------------  ---------------
                                                (DOLLARS IN THOUSANDS)
Energy:
  Generation............ $  917,636      $127,536      $316,184      $ 40,845      $1,976,335
  Merchant..............  1,473,513           267         3,703            --           9,621
Power Delivery..........    666,163        88,612       319,860       102,651       2,139,111
All Other...............    169,764         8,039       (47,189)       41,097         428,637
                         ----------      --------      --------      --------      ----------
                         $3,227,076(1)   $224,454(2)   $592,558(3)   $184,593(4)   $4,553,704(5)
                         ==========      ========      ========      ========      ==========

--------
(1) Includes $155,470 of revenues for January to February 1998 of the formerly Atlantic-owned companies which are excluded from consolidated revenues of $3,071,606.
(2) Includes $14,629 of depreciation for January to February 1998 of the for-merly Atlantic-owned companies which is excluded from consolidated depreci-ation expense of $241,420. Excludes $6,174 of goodwill amortization pursu-ant to the Merger and $25,421 of depreciation classified in business seg-ment operating expenses which are included in consolidated depreciation ex-pense.
(3) The following items are subtracted from contribution to corporate to arrive at consolidated income before income taxes: $20,914 for the January to Feb-ruary 1998 contribution to corporate of the formerly Atlantic-owned compa-nies; $27,704 of employee separation and other Merger-related costs; $124,704 of corporate expenses; $6,174 of goodwill amortization associated with the Merger; and $154,044 of interest expense and preferred dividends deducted after contribution to corporate.
(4) Consolidated capital expenditures of $224,831 include $53,862 of shared services' capital expenditures which are excluded above and exclude $13,624 of January to February 1998 capital expenditures of the formerly Atlantic-owned companies which are included above.
(5) Excludes $314,361 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($723,872), and all Deferred Charges and Other Assets ($495,737) which are included in total consolidated assets of $6,087,674. Amounts invested in equity method investees as of December 31, 1998 were $27,004 by Generation, $5,353 by Merchant, and $47,448 by All Other business segments.

                                                                                   AS OF
                                                                               DECEMBER 31,
                                   YEAR ENDED DECEMBER 31, 1997                    1997
                         ---------------------------------------------------  ---------------
                                                                              INVESTMENTS AND
                                                  CONTRIBUTION    CAPITAL     PROPERTY, PLANT
BUSINESS SEGMENTS         REVENUES  DEPRECIATION  TO CORPORATE  EXPENDITURES    & EQUIPMENT
-----------------        ---------- ------------  ------------  ------------  ---------------
                                                (DOLLARS IN THOUSANDS)
Energy:
  Generation............ $  527,998   $ 63,554      $144,765      $ 27,579      $  968,115
  Merchant..............    426,848         --         3,046            --           1,782
Power Delivery..........    351,454     49,292       167,763        76,581       1,145,872
All Other...............    109,067      8,148       (18,898)       41,980         130,973
                         ----------   --------      --------      --------      ----------
                         $1,415,367   $120,994(1)   $296,676(2)   $146,140(3)   $2,246,742(4)
                         ==========   ========      ========      ========      ==========

--------
(1) Excludes $15,346 of depreciation expense classified in business segment op-erating expenses which is included in total consolidated depreciation ex-pense of $136,340.
(2) Excludes the following items which are reflected in consolidated income be-fore income taxes of $173,373: $55,633 of corporate expenses; a $22,910 pre-tax gain on the sale of the Pine Grove landfill and waste-hauling com-pany; $80,402 of interest expense; and $10,178 of preferred stock divi-dends.
(3) Excludes $10,668 of shared services' capital expenditures included in con-solidated capital expenditures of $156,808.
(4) Excludes $181,435 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($340,891), and all Deferred Charges and Other Assets ($246,413) which are included in total consolidated assets of $3,015,481.


                                                                                   AS OF
                                                                               DECEMBER 31,
                                   YEAR ENDED DECEMBER 31, 1996                    1996
                         ---------------------------------------------------  ---------------
                                                                              INVESTMENTS AND
                                                  CONTRIBUTION    CAPITAL     PROPERTY, PLANT
BUSINESS SEGMENTS         REVENUES  DEPRECIATION  TO CORPORATE  EXPENDITURES    & EQUIPMENT
-----------------        ---------- ------------  ------------  ------------  ---------------
                                                (DOLLARS IN THOUSANDS)
Energy:
  Generation............ $  528,998   $ 58,522      $144,646      $ 50,504      $  981,629
  Merchant..............    242,652         --            --            --              --
Power Delivery..........    351,012     50,612       170,242        78,033       1,140,864
All Other...............     46,002      4,826         6,142        10,252          97,323
                         ----------   --------      --------      --------      ----------
                         $1,168,664   $113,960(1)   $321,030(2)   $138,789(3)   $2,219,816(4)
                         ==========   ========      ========      ========      ==========

--------
(1) Excludes $14,611 of depreciation expense classified in business segment op-erating expenses which is included in total consolidated depreciation ex-pense of $128,571.
(2) Excludes the following items which are reflected in consolidated income be-fore income taxes of $185,591: $54,797 of corporate expenses; $70,316 of interest expense; and $10,326 of preferred stock dividends.
(3) Excludes $26,806 of shared services' capital expenditures included in con-solidated capital expenditures of $165,595.
(4) Excludes $190,543 of shared services' property, plant & equipment and cer-tain investments, all Current Assets ($308,200), and all Deferred Charges and Other Assets ($213,296) which are included in total consolidated assets of $2,931,855.

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The quarterly data presented below reflect all adjustments necessary in the opinion of Conectiv management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, dif-ferences between summer and winter rates, the timing of rate orders, and the scheduled downtime and maintenance of electric generating units.

                                                           EARNINGS PER EARNINGS PER
                            OPERATING  OPERATING   NET        COMMON      CLASS A
   QUARTER ENDED             REVENUE    INCOME    INCOME     SHARE(1)     SHARE(2)
   -------------            ---------- --------- --------  ------------ ------------
                                              (DOLLARS IN THOUSANDS)
   1998
     March 31.............. $  503,591 $ 22,163  $ (3,978)    $(0.06)      $0.02
     June 30...............    684,039  109,429    39,344       0.37        0.31
     September 30..........  1,012,479  200,755    93,668       0.83        1.44
     December 31...........    871,497   54,568    24,167       0.24        0.04
                            ---------- --------  --------     ------       -----
                            $3,071,606 $386,915  $153,201     $ 1.50       $1.82
                            ========== ========  ========     ======       =====
   1997
     March 31.............. $  346,079 $ 63,150  $ 24,578     $ 0.40          --
     June 30...............    310,968   51,376    16,913       0.28          --
     September 30..........    400,502   85,509    38,319       0.63          --
     December 31...........    357,818   26,259    21,408       0.35          --
                            ---------- --------  --------     ------       -----
                            $1,415,367 $226,294  $101,218     $ 1.66          --
                            ========== ========  ========     ======       =====

--------
(1) The total of 1998 quarterly earnings per share does not equal annual earn-ings per share for 1998 due to different amounts for average quarterly com-mon shares outstanding. Average Conectiv common shares outstanding by quar-ter in 1998 were as follows: first quarter-- 74,684,396; second quarter-- 101,063,174; third quarter--101,011,261; and fourth quarter-- 100,591,529.
(2) Due to rounding, the sum of the quarterly earnings per share does not equal the annual earnings per share.

  Employee separation programs for DPL employees and other Merger-related costs expensed in 1998 (as discussed in Note 5 to the Consolidated Financial State-ments) had the effects shown below on 1998 quarterly operating results (dollars in millions).

                                                                    EARNINGS PER
                                                  OPERATING  NET       COMMON
     QUARTER ENDED                                 INCOME   INCOME    SHARE(*)
     -------------                                --------- ------  ------------
     March 31....................................  $(40.6)  $(24.6)    $(0.33)
     June 30.....................................    14.3      8.6       0.09
     September 30................................    (0.7)    (0.4)        --
     December 31.................................    (0.7)    (0.4)        --
                                                   ------   ------     ------
                                                   $(27.7)  $(16.8)    $(0.18)
                                                   ======   ======     ======

--------
*  See note 1 above.

  As discussed in Note 7 to the Consolidated Financial Statements, in the fourth quarter of 1997, net income was increased by $13.7 million ($0.22 per average common share) due to the sale of the Pine Grove Landfill and its re-lated waste-hauling company.

22. JOINTLY OWNED PLANT

Conectiv's Consolidated Balance Sheets include its proportionate share of as-sets and liabilities related to jointly owned plant. Conectiv's share of oper-ating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in the Consolidated Statements of Income. Conectiv is responsible for providing its share of financing for the jointly owned facili-ties. Information with respect to Conectiv's share of jointly owned plant as of December 31, 1998 was as follows:

                                       MEGAWATT                          CONSTRUCTION
                            OWNERSHIP CAPABILITY  PLANT IN  ACCUMULATED    WORK IN
                              SHARE     OWNED     SERVICE   DEPRECIATION   PROGRESS
                            --------- ---------- ---------- ------------ ------------
                                               (DOLLARS IN THOUSANDS)
   Nuclear
     Peach Bottom..........    15.02%   328 MW   $  271,819  $125,728*     $26,987
     Salem.................    14.82%   328 MW      492,723   179,145*      12,310
     Hope Creek............     5.00%    52 MW      241,062    82,854*       1,251
   Coal-Fired
     Keystone..............     6.17%   105 MW       34,421     13,060         122
     Conemaugh.............     7.55%   128 MW       67,163     20,020         701
   Transmission
    Facilities.............  Various                  4,567      2,407          --
   Other Facilities........  Various                  2,159        295       4,340
                                                 ----------  ---------     -------
   Total...................                      $1,113,914  $ 423,509     $45,711
                                                 ==========  =========     =======

--------
*  Excludes nuclear decommissioning reserve.

                                    CONECTIV

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MERGER WITH ATLANTIC

  On March 1, 1998, Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) became wholly-owned subsidiaries of Conectiv (the Merg-er). DPL common stockholders received one share of Conectiv common stock in ex-change for one share of DPL common stock, and Atlantic Energy, Inc. (Atlantic) common stockholders received 0.75 of one share of Conectiv common stock and
0.125 of one share of Conectiv Class A common stock in exchange for one share of Atlantic common stock. Effective with the Merger, Atlantic, which owned ACE and nonutility subsidiaries prior to the Merger, ceased to exist. The Merger also resulted in Conectiv owning (directly or indirectly) the nonutility sub-sidiaries formerly held separately by Atlantic and DPL.

  As used in this document, references to Conectiv may mean the activities of one or more subsidiary companies.

  Under the purchase method of accounting, with DPL as the acquirer as of March 1, 1998, the 1998 Consolidated Statement of Income includes ten months of re-sults of operations for ACE and the nonutility subsidiaries formerly owned by Atlantic.

  See Note 4 to the Consolidated Financial Statements for additional informa-tion concerning the Merger.

EARNINGS RESULTS SUMMARY

  Results of operations for 1998 include a charge for DPL employee separation costs and other Merger-related costs of $27.7 million before taxes, $16.8 mil-lion after taxes, or $0.18 per share. The Merger-related charge reflects cer-tain costs associated with projected Merger-related cost savings of $500 mil-lion over the next 10 years. Prior to the merger, DPL, Atlantic and their sub-sidiaries had approximately 4,600 employees. Employee separation programs re-duced the number of employees by 785.

  Reported earnings applicable to Conectiv common stock were $141.3 million, or $1.50 per average common share (94,338,000 average common shares) in 1998, com-pared to $101.2 million, or $1.66 per average common share (61,122,000 average common shares) in 1997. Excluding the impact of DPL employee separation costs and other Merger-related costs, earnings per common share for 1998 were $1.68 versus $1.66 in 1997. The dilution resulting from Conectiv common shares issued to Atlantic stockholders was about equal to the net earnings contributed by the former Atlantic companies. The $0.02 increase in earnings per common share (as adjusted) was attributed to 2.5% higher DPL retail electric kilowatt-hour (kWh) sales and lower DPL utility operating and maintenance expenses, offset substan-tially by losses from Conectiv's investments in new businesses and participa-tion in the competitive retail energy markets. These business activities re-sulted in a net loss of $38.3 million after taxes in 1998 compared to a net loss of $22.7 million after taxes in 1997. Earnings in 1997 also included a gain of $13.7 million after taxes from the sale of a landfill and waste-hauling company.

  Earnings applicable to Conectiv Class A common stock were $11.9 million or $1.82 per Conectiv Class A common share in 1998. For additional information, see Note 12 to the Consolidated Financial Statements.

  Earnings per common share for 1997 were $1.66 compared to $1.77 for 1996. The $0.11 per share earnings decrease was primarily attributed to losses from in-vestments in new businesses and participation in the competitive energy markets (including branding expenditures), partly offset by the gain on the sale of the landfill and waste-hauling company. Regulated utility earnings were relatively flat in 1997 primarily because higher net electric revenues and lower outage expenses for the Salem nuclear generating units were offset by anticipated higher capital costs.

DIVIDENDS ON COMMON STOCK

  In 1998, the Board of Directors declared a dividend on Conectiv common stock of $1.54 per share ($0.38 1/2 per quarter) and a dividend on Conectiv Class A common stock of $3.20 per share ($0.80 per quarter).

  As discussed below, Conectiv is in a transition caused by electric utility industry restructuring in New Jersey, Delaware, Maryland, and elsewhere in the region. Conectiv continues to invest in the establishment and growth of new businesses, with the objective of providing new sources of earnings in antici-pation of the realization of lower margins on electricity sales as the genera-tion portion of the utility business is restructured.

  During this transition, management will remain focused on maximizing total shareholder return--the combination of common stock price appreciation and div-idends paid. Conectiv's financial policies will continue to be reviewed period-ically throughout this transition and will reflect results of operations, fi-nancial condition, capital requirements, and other relevant considerations, such as the progress and outcome of restructuring activities in various states and the financial requirements of Conectiv's new competitive businesses.

ELECTRIC UTILITY INDUSTRY RESTRUCTURING

  As discussed below, deregulation of the electric utility industry is underway in New Jersey, Delaware, Maryland, and Virginia. Generally, with restructuring, the supply component of the price charged to a customer for electricity would be deregulated, and electricity suppliers would compete to supply electricity to customers. Customers would continue to pay the local utility a regulated price for the delivery of the electricity over the transmission and distribu-tion system.

  Stranded costs are costs which may not be recoverable in a competitive energy supply market due to lower prices or customers choosing a different supplier. Stranded costs generally include above-market costs associated with generation facilities or long-term purchased power agreements, and regulatory assets. DPL and ACE have quantified stranded costs in Maryland and New Jersey regulatory filings, respectively, and have proposed plans seeking approval for recovery of those costs from customers during the transition to a competitive market.

  When a specific plan that deregulates electricity supply becomes final, then ACE or DPL, as appropriate, would cease applying SFAS No. 71 to its electricity supply business in the regulatory jurisdiction to which the plan applies. To the extent that a deregulation plan provides for recovery of stranded costs through cash flows from the regulated transmission and distribution business, then the stranded costs would continue to be recognized as assets under SFAS No. 71. Any stranded costs (including regulatory assets) for which cost recov-ery is not provided would be expensed.

  The amount of stranded costs ultimately recovered from utility customers, if any, and the full impact of legislation deregulating the electric utility in-dustry in any of the jurisdictions in which Conectiv operates cannot be pre-dicted. Also, the quantification of stranded costs under existing generally ac-cepted accounting principles (GAAP) differs from methods used in regulatory filings. Among other differences, GAAP precludes recognition of the gains on plants (or purchased power contracts) not impaired, but requires write down of the plants that are impaired. Due to these considerations, market conditions, timing, and other factors, Conectiv's management currently cannot predict the ultimate effects that electric utility industry deregulation may have on the financial statements of Conectiv and its subsidiaries, although deregulation may have a material adverse effect on Conectiv's results of operations.

NEW JERSEY

  The "Electric Discount and Energy Competition Act" (the Act) was signed into law by the Governor of New Jersey on February 9, 1999. The Act provides for re-tail choice of electricity suppliers; deregulation of electric rates and other competitive services, such as metering and billing; separation of competitive and regulated services; unbundling of rates for electric service; and licensing of electric and gas suppliers. August 1, 1999 is the effective starting date for each utility to provide retail choice of electricity suppliers to all of its customers.

  The Act requires each electric utility to reduce its rates by at least 5% at the start of retail choice and by 10% within 36 months of the start of choice. If the New Jersey Board of Public Utilities (NJBPU) determines that a rate de-crease of more than 10% is warranted, a "just and reasonable" financial test is applied. The mandated rate reductions must be sustained through the end of the 48th month after choice begins. The Act requires that the rate reductions be measured against the rates in effect on April 30, 1997. The rate reductions mandated by the Act could have a material adverse effect upon the results of operations of ACE and Conectiv.

  In connection with the deregulation of electric rates, the Act authorizes the NJBPU to permit electric public utilities to recover the full amount of their stranded costs through a non-bypassable market transition charge, as long as the mandated rate reductions are achieved. The NJBPU will determine the utility's stranded cost amount. The determined stranded cost amount will be subject to periodic recalculation and true-up over the recovery period. The Act establishes an 8-year recovery period for stranded costs associated with owned generation. The recovery period can be extended by the NJBPU so as to allow for the full recovery of the stranded costs and the meeting of mandated rate reduc-tions. The recovery period for stranded costs associated with purchased power contracts is to be the remainder of the contract term. In addition, the Act would allow for the issuance of transition bonds to finance portions of a given utility's stranded costs, as determined to be appropriate by the NJBPU. All savings generated through the use of such transition bonds are to be provided to the customers through rate reductions.

  The Act establishes the current incumbent utility as the provider of "default service" or Basic Generation Service (BGS) for a period of 3 years. Future pro-ceedings will be held to determine if the provision of BGS should be made com-petitive. The Act contains numerous provisions regarding the providing of com-petitive services by each utility. The primary focus is to ensure that there is no cross subsidization from the utility to competitive entities. The NJBPU also is required to develop fair competition standards and conduct an audit to de-termine that the utilities are in compliance with those standards. The Act gives the NJBPU the authority to order a utility to divest its generating as-sets if it is determined through a hearing that competition or customers are being adversely affected by plant location, market power or non-competitive rates. The NJBPU may require that the generation function be separated from a utility's non-competitive functions.

  The NJBPU is authorized to establish standards for the licensing of energy suppliers, standards for switching customers from one supplier to another, and standards for issues such as credit and collections. The Act also contains pro-visions for protecting workers displaced by the impacts of the restructuring of the utility industry.

  Electric utilities in New Jersey, including ACE, previously filed stranded cost estimates and unbundled rates, as required by the NJBPU. On August 19, 1998, an Administrative Law Judge (ALJ) from the New Jersey Office of Adminis-trative Law issued an initial decision on ACE's stranded costs and unbundled rate filing. The ALJ, in reviewing ACE's filing, recognized that ACE's stranded costs were $812 million for nonutility generation contracts and $397 million for generation. The ALJ made no specific recommendations on rate issues. A fi-nal NJBPU decision on this filing is expected by mid-1999.

DELAWARE

  The Alliance for Fair Electric Competition Today, which includes DPL, worked with Delaware executive branch representatives and representatives of the Dela-ware Public Service Commission (DPSC) Staff to develop consensus restructuring legislation. On January 19, 1999, consensus legislation, House Bill No. 10, was passed by the Delaware General Assembly. The Senate is expected to begin delib-erations on House Bill No. 10 in March 1999.

  House Bill No. 10 would allow DPL's Delaware customers to choose their elec-tricity suppliers beginning on October 1, 1999 (for customers with peak demands of 1,000 kilowatts or more), January 15, 2000 (for customers with peak demands of 300 kilowatts or more), and 18 months after the legislation is enacted (for all other customers). House Bill No. 10 also provides for a residential rate reduction of 7.5% beginning October 1, 1999. Thereafter, except for a deferred fuel balance "true-up" and increases for extraordinary costs, residential rates may not be changed for four years; rates for customers in commercial and indus-trial rate classes may not be changed for three years. Under House Bill No. 10, certain low-income energy assistance and environmental programs are funded at an annual level of about $1.6 million by a charge in electric rates.

  Among other matters, unbundled rates to be charged by DPL during these "rate freeze" periods have been agreed upon by a number of participants in the re-structuring plan proceeding contemplated by House Bill No. 10. Included within the agreement on unbundled rates, DPL would recover $16 million (Delaware re-tail basis) of stranded costs, and electric rates would not be changed in the event DPL sells or transfers generating assets.

MARYLAND

  In 1997, the Maryland Public Service Commission (MPSC) issued two orders which provide for retail electric competition to begin July 3, 2000, and be phased-in over a three-year period (one-third of the customers per year). En-abling legislation and resolution of complex issues such as stranded costs and utility taxation will be necessary for implementation of retail competition in Maryland.

  On July 1, 1998, DPL filed with the MPSC its quantification of stranded costs and computation of unbundled rates, which are being considered in Case No. 8795. Stranded costs were estimated to be $217 million on a DPL system-wide ba-sis ($69 million Maryland retail portion), including $123 million attributable to generating units, $54 million associated with purchased power contracts, $21 million related to fuel inventory financing costs, and $19 million of regula-tory assets. DPL proposed full recovery of the Maryland portion of the stranded costs over a three-year period, starting with the commencement of retail compe-tition on July 3, 2000.

  The MPSC Staff and other parties contend that the market value of DPL gener-ating assets exceeds their book value and thus that DPL has negative stranded costs, or so-called "stranded benefits." Proposals for rate reductions based on a sharing of these alleged benefits and other factors have been submitted to the MPSC in Case No. 8795. The proposed rate reductions vary widely, from 3% up to levels which, if adopted, would have a material adverse impact on Conectiv's results of operations.

  Maryland's electric utilities, including DPL, continue to meet with the MPSC Staff and others to develop consensus enabling restructuring and related tax legislation for possible passage in the 1999 legislative session.

  The MPSC is expected to issue its order on DPL's stranded cost recovery and unbundled rates by October 1, 1999.

VIRGINIA

Comprehensive electric utility restructuring legislation has been introduced in the Virginia General Assembly. Senate Bill No. 1269 and identical House Bill No. 2615, introduced on January 21, 1999, were drafted by a joint House-Senate study committee created in 1996 to consider restructuring issues. Sig-nificant provisions of these Bills provide for:

  .  Phase-in of retail electric competition beginning January 1, 2002

  . Rates in effect on January 1, 2001 to become "capped rates" to continue in effect through July 1, 2007, except for adjustments for changes in fuel costs and state tax rates

  . Customers choosing an electricity supplier other than their incumbent utility continue to pay capped transmission and distribution rates but, instead of the capped generation rate, they would pay a "wires" charge which would be the difference between the capped generation rate and projected market prices for electricity

  . Just and reasonable net stranded costs are to be recovered through capped rates and wires charges during the period January 1, 2001 through July 1, 2007

PRICE REGULATION OF ENERGY REVENUES

  Through 1998, customer rates for non-energy costs have been established in past base rate proceedings before utility regulatory commissions. Changes in non-energy (or base rate) revenues due to volume, or rate changes, generally affect the earnings of Conectiv.

  Energy costs, including fuel and purchased energy, are currently billed to rate-regulated customers under regulated energy adjustment clause rates. These energy rates are adjusted periodically for cost changes and are subject to re-view by regulatory commissions. "Energy revenues," or energy costs billed to customers, do not generally affect net income, because the amount of under- or over-recovered energy costs is generally deferred until it is subsequently re-covered from or returned to utility customers.

  Energy adjustment clauses are expected to be eliminated under electric in-dustry restructuring initiatives. Thus, profits or losses on the energy por-tion of electricity sales are expected to affect the earnings of electric utilities, after restructuring becomes effective.

  Electric revenues also include interchange delivery revenues, which result primarily from the sale of electricity to other electricity suppliers in the Pennsylvania-New Jersey-Maryland (PJM) Interconnection, which is an electric power pool. Interchange delivery revenues are currently reflected in the calcu-lation of rates charged to customers under energy adjustment clauses and, thus, do not affect net income. Margins from interchange delivery revenues will im-pact earnings after deregulation due to elimination of energy adjustment clauses.

  Revenues are also earned from sales not subject to price regulation. These sales include off-system bulk commodity sales and retail energy sales.

ELECTRIC REVENUES AND SALES

  Conectiv's sources of electric revenues as a percentage of total electric revenues are shown in the table below. The percentage of Conectiv's consoli-dated electric revenues earned from sales not subject to price regulation has increased as Conectiv's participation in unregulated electricity markets has grown. Gross margin percentages earned in markets not subject to price regula-tion are generally lower than the gross margin percentages earned in regulated retail markets due to product differences, greater volume per customer, and un-regulated pricing. However, incremental amounts of gross margin earned from sales not subject to price regulation enhance Conectiv's profitability.

SOURCES OF CONSOLIDATED ELECTRIC REVENUES

                                                              1998  1997  1996
                                                              ----- ----- -----
     Regulated retail revenues............................... 76.7% 81.0% 85.7%
     Resale revenues.........................................  3.1%  6.3%  6.7%
     Interchange delivery revenues...........................  7.3%  3.3%  7.6%
     Revenues from sales not subject to price regulation..... 12.9%  9.4%  --

  The percentages of consolidated regulated retail electric revenues earned by customer sales class are shown in the table below. The addition of ACE's cus-tomer base in 1998 increased the percentages of revenues earned from residen-tial and commercial customers.

SOURCES OF CONSOLIDATED REGULATED RETAIL ELECTRIC REVENUES

                                                               1998  1997  1996
                                                               ----- ----- -----
     Residential.............................................. 45.0% 44.0% 45.7%
     Commercial............................................... 38.1% 34.9% 34.6%
     Industrial............................................... 15.9% 20.2% 18.9%
     Other....................................................  1.0%  0.9%  0.8%

  Changes in the various components of electric revenues are shown below.

COMPARATIVE INCREASE (DECREASE) FROM PRIOR YEAR IN CONSOLIDATED ELECTRIC
REVENUES

                                                     1998              1997
                                          --------------------------  ------
                                          CONSOLIDATED
                                            CONECTIV    ACE    DPL     DPL
                                          ------------ ------ ------  ------
                                                (DOLLARS IN MILLIONS)
     Retail and Resale Revenues
      Non-Energy (Base Rate) Revenues....   $  509.1   $490.4 $ 18.7  $  8.9
      Energy Revenues....................      294.9    311.0  (16.1)   32.7
     Interchange Delivery Revenues.......      124.9     62.1   62.8   (38.8)
     Revenues from sales not subject to
      price regulation...................      182.7     10.6  172.1   102.4
                                            --------   ------ ------  ------
                                            $1,111.6   $874.1 $237.5  $105.2
                                            ========   ====== ======  ======

  As shown above, $874.1 million of the $1,111.6 million increase in Conectiv's consolidated 1998 electric revenues was due to the Merger. The ad-dition of ACE's customer base doubled the number of electric customers served. On a pro forma basis, as though Conectiv's operating results included ACE's operations beginning January 1, 1997, regulated electric retail kWh sales and customers increased 2.9% and 1.3%, respectively. The pro forma sales increase was primarily due to favorable economic conditions, as reflected by a 5.0% in-crease in kWh sold to commercial customers, partly offset by the unfavorable effect of milder winter weather on residential heating sales. Conectiv's in-crease in non-energy (or base rate) revenues was reduced by approximately $18.9 million due to the Merger-related customer base rate decreases discussed in Note 6 to the Consolidated Financial Statements.

  For 1997 compared to 1996, DPL's regulated electric non-energy (base rate) revenues increased $8.9 million due to a 2.6% retail kWh sales increase, mainly attributed to favorable economic conditions and a 1.4% increase in the number of regulated retail customers. Milder weather limited the sales in-crease.

  In 1998 and 1997, revenues from electric sales not subject to price regula-tion increased $182.7 million and $102.4 million, respectively, mainly because DPL sold more output off-system through the Merchant business. Conectiv ac-tively participates in the wholesale energy markets to support wholesale util-ity and competitive retail marketing activities. Energy market participation results in exposure to commodity market risk when, at times, net open energy commodity positions are created or allowed to continue. To the extent that Conectiv has net open positions, controls are in place that are intended to keep risk exposures within certain management approved risk tolerance levels.

  As discussed under "Price Regulation of Energy Revenues," energy and inter-change delivery revenues generally do not affect net income.

ELECTRIC RESALE BUSINESS

  The ability of electric resale customers to choose their electric supplier has created a competitive electric resale market. If an electric resale cus-tomer selects a supplier other than the local utility, then the local utility receives a fee for delivering the electricity to the resale customer. DPL's contract with its largest electric resale customer, Old Dominion Electric Co-operative (ODEC), is discussed on the following page. Other electric resale customers of DPL have electricity supply contracts with DPL which expire in 2001 to 2004.

  Under notice provisions in its electricity supply contract, ODEC reduced its load by 60 megawatts (MW) on September 1, 1998, from approximately 200 MW to 140 MW. ODEC has also notified DPL that it will reduce its load to zero on Sep-tember 1, 2001. The annualized reduction in Conectiv's earnings per common share expected to result from ODEC's 60 MW load reduction is approximately $0.02 to $0.03. If ODEC further reduces its load to zero on September 1, 2001, then annualized earnings per share would decrease by approximately an addi-tional $0.07 to $0.08. These projected earnings decreases are net of the ex-pected savings from avoided capacity costs.

GAS REVENUES, SALES AND TRANSPORTATION

  DPL earns gas revenues from on-system sales which generally are subject to price regulation, off-system sales which are not subject to price regulation, and from the transportation of gas for customers. Transportation customers may purchase gas from DPL or other suppliers.

  Details of the changes in the various components of gas revenues are shown below.

COMPARATIVE INCREASE (DECREASE) FROM PRIOR YEAR IN GAS REVENUES

                                                         1998         1997
                                                      -----------  ----------
                                                      (DOLLARS IN MILLIONS)
     Non-Energy (Base Rate) Revenues................. $      (4.0) $     (1.2)
     Energy Revenues.................................        (6.0)        8.8
     Revenues from sales not subject to price
      regulation.....................................       341.0        82.2
                                                      -----------  ----------
                                                      $     331.0  $     89.8
                                                      ===========  ==========

  As shown in the above table, total gas revenues increased $331.0 million in 1998 and $89.8 million in 1997 primarily due to higher volumes of gas sold in markets not subject to price regulation. The margin earned from non-price regu-lated gas sales in excess of related purchased gas costs is relatively small due to the competitive nature of bulk commodity sales.

  The decreases in non-energy (base rate) gas revenues for 1998 and 1997 were primarily due to milder weather during the heating seasons of both years, which resulted in lower residential gas sales (based on cubic feet sold) of 13.2% and 9.8%, respectively. The weather-related gas revenue decrease was partly offset by additional gas revenues from new customers. The number of regulated gas cus-tomers served increased 2.4% in 1998 and 2.3% in 1997.

  As discussed under "Price Regulation of Energy Revenues" energy revenues gen-erally do not affect net income.

OTHER SERVICES REVENUES

  Other service revenues were comprised of the following:

                                                          1998    1997    1996
                                                         ------- ------- -------
                                                         (DOLLARS IN MILLIONS)
     Fuel oil and gasoline.............................. $ 145.0 $    -- $   --
     HVAC...............................................    93.5    62.8    7.1
     Thermal systems....................................    22.0      --     --
     Operation of power plants..........................    24.9    23.5   21.5
     Telecommunications.................................     7.2     0.7     --
     Landfill and waste hauling(1)......................      --    12.7   14.1
     Other..............................................    40.2    19.5   24.8
                                                         ------- ------- ------
       Total............................................ $ 332.8 $ 119.2 $ 67.5
                                                         ======= ======= ======

--------
(1) Landfill and waste hauling operations were sold in the fourth quarter of 1997.

  As shown in the preceding table, other services revenues increased to $332.8 million in 1998 from $119.2 million in 1997, mainly due to sales of fuel oil and gasoline by Petron Oil Corporation (Petron), which was acquired by Conectiv in March 1998. Acquisitions of HVAC businesses, revenues from the district heating and cooling business of Conectiv Thermal Systems, Inc., start-up of Conectiv's telecommunications and energy solutions businesses, and other new businesses also contributed to revenue growth.

  Fourth quarter 1998 revenues from Conectiv's telecommunications subsidiary, Conectiv Communications, Inc. (CCI), reached $3.6 million. CCI began offering local and long distance service in November 1997. CCI has sold about 32,000 ac-cess line equivalents in Delaware, Maryland, New Jersey, and Pennsylvania.

  In 1997, other services revenues increased to $119.2 million from $67.5 mil-lion in 1996, mainly due to HVAC business acquisitions.

ELECTRIC FUEL AND PURCHASED ENERGY EXPENSES

  Electric fuel and purchased energy increased $459.2 million in 1998. Inclu-sion of ACE's operations in the consolidated financial statements beginning March 1, 1998 accounted for $254.8 million of the increase, and the remaining increase was due to more energy supplied for greater volumes of electricity sold off-system and within DPL's service territory. In 1997, DPL's electric fuel and purchased energy expenses increased $89.2 million compared to 1996 primarily due to greater volumes of energy sold off-system and lower amounts of energy expenses deferred under energy adjustment clauses.

  For information concerning the Salem outage's impact on electric fuel and purchased energy expenses, see Note 18 to the Consolidated Financial State-ments.

  The kWh output required to serve load within ACE's and DPL's service territo-ries is substantially equivalent to total output less interchange deliveries and off-system sales. In 1998, kWh output for load within ACE's and DPL's serv-ice territories was provided by 35% net purchased power, 31% coal generation, 21% nuclear generation and 13% oil and gas generation.

GAS PURCHASED

  Primarily due to larger volumes of gas purchased for resale off-system, gas purchased increased $333.4 million in 1998 and $91.8 million in 1997.

OTHER SERVICES' COST OF SALES

  Other services cost of sales increased by $178.1 million in 1998 and $29.9 million in 1997 primarily due to the business acquisitions discussed under "Other Services Revenues."

PURCHASED ELECTRIC CAPACITY

  Purchased electric capacity costs increased $154.2 million in 1998 primarily due to ACE's purchased electric capacity costs which are recovered through an energy adjustment clause.

OPERATION AND MAINTENANCE EXPENSES

  Excluding $191.0 million of operation and maintenance expenses of the former Atlantic-owned companies, which are included only in the 1998 reporting period, consolidated Conectiv operation and maintenance expenses increased $9.6 million in 1998. This increase reflects a $54.9 million increase due to expansion of telecommunication, HVAC, and other new, nonutility businesses, substantially offset by lower utility operating expenses. Utility operating expenses decreased due to fewer employees and the absence of last year's start-up activ-ities at the Salem nuclear power plant.

  In 1997, DPL's operation and maintenance expenses increased $53.9 million mainly due to the start-up of the HVAC, telecommunications, retail energy, and merchant businesses, and costs associated with establishing the Conectiv brand name and gaining new customers. Lower pension cost and Salem outage expenses mitigated the total increase in operation and maintenance expenses.

DEPRECIATION AND TAXES OTHER THAN INCOME TAXES

  In 1998, depreciation and taxes other than income taxes increased mainly due to the ten months of 1998 operating results for the former Atlantic-owned com-panies. Depreciation expense for 1998 also reflects an increase of $6.2 million from amortization of goodwill associated with the Merger. In 1997, DPL's depre-ciation expense increased $7.8 million due to completion of on-going construc-tion projects and installation of new systems.

OTHER INCOME

  Other income for 1998 includes $17.7 million of equity in earnings of a non-utility generation joint venture. Other income for 1997 includes a $22.9 mil-lion pre-tax gain on the sale of the Pine Grove landfill and related waste-hauling operations.

FINANCING COSTS

  Financing costs reflected in the consolidated income statement include inter-est charges, allowance for funds used during construction (AFUDC), and pre-ferred stock dividend requirements of subsidiaries.

  Financing costs increased $7.0 million in 1998 (excluding increases attrib-uted to the operating results of ACE and former Atlantic-owned nonutility sub-sidiaries for 1998) mainly due to financing requirements associated with in-vestments in new nonutility businesses. In 1997, financing costs increased $9.9 million mainly due to financing requirements related to the utility business.

YEAR 2000

  The Year 2000 issue is the result of computer programs and embedded systems using a two-digit format, as opposed to four digits, to indicate the year. Computer and embedded systems with this characteristic may be unable to inter-pret dates during and beyond the year 1999, which could cause a system failure or other computer errors, leading to disruption of operations. A project team, originally started in 1996 by ACE, is assisting line management in addressing the issue of computer programs and embedded systems not properly recognizing the Year 2000. A Conectiv corporate officer, reporting directly to the Chief Executive Officer, is coordinating all Year 2000 activities. There are sub-stantial challenges in identifying and correcting the many computer and embed-ded systems critical to generating and delivering power, delivering natural gas and providing other services to customers.

  The project team is using a phased approach to managing its activities. The first phase is inventory and assessment of all systems, equipment, and processes. Each identified item is given a criticality rating of high, medium or low. Those items rated as high or medium are then subject to the second phase of the project. The second phase is determining and implementing correc-tive action for the systems, equipment and processes, and concludes with a test of the unit being remediated. The third phase is system testing and com-pliance certification. Additionally, the project team will be updating exist-ing outage contingency plans to address Year 2000 issues.

  Overall, Conectiv's Year 2000 Project covers approximately 140 different systems (some with numerous components) that had been originally identified as high or medium in criticality. However, only 21 of those 140 systems are es-sential for Conectiv to provide electric and gas service to its customers. The Year 2000 Project team will be focusing on these 21 systems, with additional work on the other systems continuing based on their relative importance to Conectiv's businesses.

  The following chart sets forth the current estimated completion percentage of the 140 different systems in the Year 2000 Project by major business group, and for the information technology systems used in managing Conectiv's busi-ness. Conectiv expects significant progress in remediation and testing over the next quarter based on work that is in process and material that is being ordered.

                              INVENTORY AND CORRECTIVE ACTION/ SYSTEM TESTING/
     BUSINESS GROUP            ASSESSMENT      UNIT TESTING      COMPLIANCE
     --------------           ------------- ------------------ ---------------
     Business systems........         95%             85%               65%
     Power production........         95%             30%               30%
     Electricity
      distribution...........         95%             10%                5%
     Gas delivery............         95%             60%               60%
     Competitive services....   90% - 95%       30% - 80%         30% - 80%

  Conectiv is also contacting vendors and service providers to review remediation of their Year 2000 issues. Many aspects of Conectiv's businesses are dependent on third parties. For example, fuel suppliers must be able to provide coal or gas to allow Conectiv's subsidiaries to generate electricity.

  Distribution of electricity is dependent on the overall reliability of the electric grid. ACE and DPL are cooperating with the North American Electric Reliability Council (NERC) and the PJM Interconnection in Year 2000 remediation and remediation planning efforts, and have accelerated their Year 2000 Project timeline to be generally in-line with the recommendations of those groups. At this time, a few generating units are scheduled for remediation and testing in September to coincide with previously scheduled outages. Recent reports issued by NERC indicate a diminished risk of disrup-tion to the electric grid caused by Year 2000 issues.

  Conectiv has incurred approximately $3 million in costs for the Year 2000 Project. Current estimates of the costs for the Year 2000 Project range from $10 million to $15 million. These estimates could change significantly as the Year 2000 Project progresses. The costs set forth above do not include several significant expenditures covering new systems, such as Conectiv's SAP business, financial and human resources management system and an Energy Control System. While the introduction of these new systems effectively remediated Year 2000 problems in the systems they replaced, Conectiv has not previously reported the expenditures on these systems in its costs for the Year 2000 Project.

  Since the project team is still in the process of assessing and correcting impacted systems, equipment and processes, Conectiv cannot with certainty de-termine whether the Year 2000 issue might cause disruptions to its operations and have impacts on related costs and revenues. Conectiv assesses the status of the Year 2000 Project on at least a monthly basis to determine the likelihood of business disruptions. Based on its own Year 2000 program, as well as reports from NERC and other utilities, Conectiv's management believes it is unlikely that significant Year 2000 related disruptions will occur. However, any sub-stantial disruption to Conectiv's operations could negatively impact Conectiv's revenues, significantly impact its customers and could generate legal claims against Conectiv. Conectiv's results of operations and financial position would likely suffer an adverse impact if other entities, such as suppliers, customers and service providers do not effectively address their Year 2000 issues.

LIQUIDITY AND CAPITAL RESOURCES

  Conectiv's primary sources of capital are internally generated funds (net cash provided by operating activities less common dividends) and external financings. Capital requirements generally include utility construction expen-ditures, expansion of new businesses, and repayment of debt and capital lease obligations. In the foreseeable future, Conectiv's management expects that in-cremental demand for electricity will be supplied with purchased power.

  Net cash inflows from operating activities increased to $372.3 million in 1998 from $217.0 million in 1997, mainly due to cash flow provided by ACE's op-erations (from March 1998 to December 1998), partly offset by more cash used by the operations of Conectiv's new businesses. Cash inflows from operating activ-ities in 1997 remained at about the same level as in 1996. In 1997, cash used by new businesses offset higher cash flows from regulated energy revenues, net of amounts paid for energy.

  Total assets as of December 31, 1998 reflect an increase of $2.9 billion, which resulted from the Merger. The Merger-related increase in assets included $1.9 billion of property, plant, and equipment and $289 million of goodwill, which is being amortized over 40 years. Total long-term capitalization in-creased from $2.1 billion as of December 31, 1997 to $3.9 billion as of Decem-ber 31, 1998, primarily due to the Merger. Dividends payable increased from $23.8 million to $47.7 million, due to declared dividends payable on common stock which was issued to Atlantic stockholders in conjunction with the Merger.

  The amount of cash used for business acquisitions (net of cash acquired) was $2.6 million in 1998, $32.0 million in 1997, and $8.3 million in 1996. In 1998, business acquisition expenditures were net of $34.5 million of cash acquired in the Merger. The 1998 nonutility businesses acquired by Conectiv included HVAC businesses, a fuel oil distributor (Petron), and a gas marketing enterprise (Enerval LLC). Business acquisition expenditures in 1997 and 1996 resulted pri-marily from the purchase of HVAC businesses and direct Merger costs.

  Capital expenditures increased to $224.8 million in 1998 from $156.8 million in 1997 mainly due to ACE's utility capital expenditures from March 1998 to De-cember 1998. In 1997, capital expenditures decreased $8.8 million from 1996 principally due to a $40.5 million decrease in utility construction expendi-tures, partly offset by $35.2 million of capital expenditures for expansion of Conectiv Communications, Inc.'s fiber optic network.

  "Investments in partnerships" of $28.6 million in 1998 included an investment by Conectiv Thermal Systems, Inc. in a thermal energy system being constructed for a Las Vegas casino, investments in new joint ventures involving gas market-ing and operation of a liquefied natural gas storage facility, and other in-vestments.

  "Sales of nonutility assets" in 1997 included $33.4 million of pre-tax pro-ceeds from the sale of Pine Grove Inc.'s landfill and related waste-hauling op-erations.

  Common dividend payments were $154.1 million in 1998, $93.8 million in 1997, and $93.3 million in 1996. Common dividend payments increased in 1998 due to common stock issued to Atlantic stockholders in conjunction with the Merger. After subtracting common dividend payments from operating activities' net cash in-flows, internally generated funds were $218.2 million in 1998, $123.2 mil-lion in 1997, and $120.3 million in 1996. Internally generated funds provided 119%, 107%, and 77% of the cash required for utility construction in 1998, 1997, and 1996, respectively.

  During 1996-1998, short-term debt provided $266.7 million of funds, and long-term financing activities (debt, preferred equity, and common equity) used net cash of $59.0 million ($371.6 million of redemptions net of $312.6 million of issuances). Short-term debt outstanding increased from $23.3 million as of De-cember 31, 1997 to $376.1 million as of December 31, 1998. The $352.8 million increase was primarily due to refinancing $158.2 million of nonutility revolv-ing credit facilities of Atlantic and its former subsidiaries, and nonutility business expansions and acquisitions. By early- to mid-1999, Conectiv plans to refinance a significant portion of its short-term debt balance with long-term debt. On a consolidated basis, Conectiv had $590 million in short-term credit lines as of December 31, 1998, of which $235 million was available for borrowing.

  Long-term debt issued during 1996 to 1998 amounted to $199.2 million, which consisted entirely of Medium Term Notes with interest rates ranging from 6.6% to 7.72% and maturities ranging from 5 to 30 years. Redemptions of long-term debt during 1996 to 1998 amounted to $230.1 million, which included $158.2 mil-lion of nonutility revolving credit facilities of Atlantic and its former sub-sidiaries, $31.0 million of Medium Term Notes (5.5%-5.69%), $25.0 million of 6 3/8% First Mortgage Bonds, and $15.9 million of other debt.

  Scheduled maturities of long-term debt over the next five years are as fol-lows: 1999--$80.8 million; 2000--$48.7 million; 2001--$43.7 million; 2002--
$99.3 million; 2003--$162.4 million.

  Preferred securities issued through subsidiaries included $25 million of 7 3/8% preferred securities in 1998 and $70 million of 8.125% preferred securi-ties in 1996. On a consolidated basis, these preferred securities provide a tax benefit equivalent to the tax effect of a deduction for distributions on the preferred securities. Redemptions of preferred stock of subsidiaries were $33.8 million (average dividend rate of 5.5%) in 1998 and $78.4 million (average div-idend rate of 6.9%) in 1996. A gain of $2.5 million was realized on redemption of preferred stock in 1998 and is reflected in the 1998 Consolidated Statement of Income as a reduction of preferred dividends.

  Depending on its financing needs, Conectiv periodically raises cash by issu-ing common stock through its Dividend Reinvestment and Common Share Purchase Plan (DRIP). Alternatively, Conectiv at times provides DRIP shares to investing stockholders by purchasing its common shares in the open market.

  Conectiv's capital structure as of December 31, 1998 and 1997, expressed as a percentage of total capitalization is shown below.

                                                                     1998  1997
                                                                     ----- -----
     Long-term debt and variable rate demand bonds.................. 46.8% 48.6%
     Preferred stock of subsidiaries................................  7.1%  7.4%
     Common stockholders' equity.................................... 46.1% 44.0%

  Conectiv's estimated requirements during 1999 for capital expenditures and business acquisitions are $327 million. The uncertainty of the impact of elec-tric utility industry restructuring, and the extent to which Conectiv retains or divests certain of its assets, including generating plants, will affect the ultimate amount of capital expenditures and the amount of external funds re-quired in excess of internally generated funds. Conectiv's management expects that external funds will be derived from the sale of long-term debt, as re-quired.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

  The following discussion contains "forward looking statements." These pro-jected results have been prepared based upon certain assumptions considered reasonable given the information currently available to Conectiv. Nevertheless, because of the inherent unpredictability of interest rates, equity market pric-es, and energy commodity prices as well as other factors, actual results could differ materially from those projected in such forward-looking information. For a description of Conectiv's significant accounting policies associated with these activities see Notes 1 and 8 to the Consolidated Financial Statements.

INTEREST RATE RISK

  Conectiv is subject to the risk of fluctuating interest rates in the normal course of business. Conectiv manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. As of December 31, 1998, a hypo-thetical 10% change in interest rates would result in a $2.7 million change in interest costs and earnings before tax related to short-term and variable rate debt.

EQUITY PRICE RISK

  ACE and DPL maintain trust funds, as required by the Nuclear Regulatory Com-mission, to fund certain costs of nuclear decommissioning (See Note 9 to the Consolidated Financial Statements). These funds are invested primarily in do-mestic and international equity securities, fixed-rate, fixed income securi-ties, and cash and cash equivalents. By maintaining a portfolio that includes long-term equity investments, ACE and DPL are maximizing the returns to be uti-lized to fund nuclear decommissioning costs. However, the equity securities in-cluded in ACE's and DPL's portfolios are exposed to price fluctuations in eq-uity markets, and the fixed-rate, fixed income securities are exposed to changes in interest rates. ACE and DPL actively monitor their portfolios by benchmarking the performance of their investments against certain indexes and by maintaining, and periodically reviewing, established target asset allocation percentages of the assets in their trusts. Because the accounting for nuclear decommissioning recognizes that costs are recovered through electric rates, fluctuations in equity prices and interest rates do not affect the earnings of ACE and DPL.

COMMODITY PRICE RISK

  Conectiv is exposed to the impact of market fluctuations in the price and transportation costs of natural gas, electricity, and petroleum products. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum and electricity). Some hedging ac-tivities are conducted using energy derivatives (futures, option, and swaps). The remainder of Conectiv's hedging activity is conducted by backing physical transactions with offsetting physical positions. The hedging objectives include the assurance of stable and known minimum cash flows and the fixing of favora-ble prices and margins when they become available. Conectiv also engages in en-ergy commodity trading and arbitrage activities, which expose Conectiv to com-modity market risk when, at times, Conectiv creates net open energy commodity positions or allows net open positions to continue. To the extent that Conectiv has net open positions, controls are in place that are intended to keep risk exposures within management-approved risk tolerance levels.

  Conectiv uses a value-at-risk model to assess the market risk of its elec-tricity, gas, and petroleum commodity activities. The model includes fixed price sales commitments, physical forward contracts, and commodity derivative instruments. Value at risk represents the potential gain or loss on instruments or portfolios due to changes in market factors, for a specified time period and confidence level. Conectiv estimates value-at-risk across its power, gas, and petroleum commodity business using a delta-normal variance/covariance model with a 95 percent confidence level and assuming a five-day holding period. At December 31, 1998, Conectiv's calculated value at risk with respect to its com-modity price exposure was approximately $0.7 million.

FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 (Litigation Reform Act) provides a "safe harbor" for forward-looking statements to encourage such dis-closures without the threat of litigation, provided those statements are iden-tified as forward-looking and are accompanied by meaningful, cautionary state-ments identifying important factors that could cause the actual results to dif-fer materially from those projected in the statement. Forward-looking state-ments have been made in this report. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will," "anticipate," "estimate," "ex-pect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregula-tion and the unbundling of energy supplies and services; an increasingly com-petitive energy marketplace; sales retention and growth; federal and state reg-ulatory actions; future litigation results; costs of construction; operating restrictions; increased costs and construction delays attributable to environ-mental regulations; nuclear decommissioning and the availability of reprocess-ing and storage facilities for spent nuclear fuel; and credit market concerns. Conectiv undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as any admission regarding the ad-equacy of disclosures made by Conectiv prior to the effective date of the Liti-gation Reform Act.

                                   CONECTIV

                            SELECTED FINANCIAL DATA

                                            YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------------
                            1998(1)         1997            1996           1995           1994
                          -----------    -----------     -----------    -----------    -----------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS AND
DATA
Operating Revenues......  $ 3,071,606    $ 1,415,367     $ 1,168,664    $ 1,055,725    $ 1,033,442
Operating Income........  $   386,915(2) $   226,294     $   250,389    $   254,425    $   233,244(3)
Net Income..............  $   153,201(2) $   101,218     $   107,251    $   107,546    $    98,940(3)
On System Electric Sales
 (kWh 000)(4)...........   20,687,653     13,231,766      12,925,716     12,310,921     12,505,082
On System Gas Sold and
 Transported (mcf 000)..       21,587         22,855          22,424         21,371         20,342
COMMON STOCK INFORMATION
Basic and Diluted
 Earnings Applicable to:
  Common Stock..........  $   141,292(2) $   101,218     $   107,251    $   107,546    $    98,940(3)
  Class A Common Stock..  $    11,909             --              --             --             --
Earnings Per Share of:
  Common Stock..........  $      1.50(2) $      1.66     $      1.77    $      1.79    $      1.67(3)
  Class A Common Stock..  $      1.82             --              --             --             --
Dividends Declared Per
 Share of:
  Common Stock..........  $      1.54    $      1.54     $      1.54    $      1.54    $      1.54
  Class A Common Stock..  $      3.20             --              --             --             --
Average Shares
 Outstanding (000):
  Common Stock..........       94,338         61,122          60,698         60,217         59,377
  Class A Common Stock..        6,561             --              --             --             --
Year-End Stock Price:
  Common Stock..........  $       24 1/2 $       23 1/16 $       20 3/8 $       22 3/4 $       18 9/64
  Class A Common Stock..  $       39 1/2          --              --             --             --
Book Value Per Common
Share(5)................  $     17.21    $     15.59     $     15.41    $     15.20    $     14.85
Return on Average Common
Equity..................          8.3%          10.6%           11.4%          11.7%          11.1%
CAPITALIZATION
Variable Rate Demand
 Bonds
 (VRDB)(6)..............  $   125,100    $    71,500     $    85,000    $    86,500    $    71,500
Long-Term Debt..........    1,746,562        983,672         904,033        853,904        774,558
Preferred Stock of
 Subsidiaries:
  Subject to Mandatory
   Redemption...........      188,950         70,000          70,000             --             --
  Not Subject to
   Mandatory
   Redemption...........       95,933         89,703          89,703        168,085        168,085
Common Stockholders'
Equity..................    1,843,161        954,496         934,913        923,440        884,169
                          -----------    -----------     -----------    -----------    -----------
Total Capitalization
with VRDB...............  $ 3,999,706    $ 2,169,371     $ 2,083,649    $ 2,031,929    $ 1,898,312
                          ===========    ===========     ===========    ===========    ===========
OTHER INFORMATION
Total Assets............  $ 6,087,674    $ 3,015,481     $ 2,931,855    $ 2,866,685    $ 2,669,785
Long-Term Capital Lease
Obligation..............  $    36,603    $    19,877     $    20,552    $    20,768    $    19,660
Capital Expenditures....  $   224,831    $   156,808     $   165,595    $   142,833    $   166,938

--------
(1) As discussed in Note 4 to the Consolidated Financial Statements, Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) be-came wholly-owned subsidiaries of Conectiv (the Merger) on March 1, 1998. The Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. Accordingly, the 1998 Consolidated Statement of In-come includes 10 months of operating results for ACE and other former sub-sidiaries of Atlantic Energy, Inc.
(2) Employee separation and other Merger-related costs in 1998 decreased oper-ating income, net income, and earnings per share by $27.7 million, $16.8 million, and $0.18, respectively.
(3) An early retirement offer in 1994 decreased operating income, net income, and earnings per share by $17.5 million, $10.7 million, and $0.18, respec-tively.
(4) Excludes interchange deliveries.
(5) Conectiv common stock and Conectiv Class A common stock have the same book value per common share.
(6) Although Variable Rate Demand Bonds are classified as current liabilities, the Company intends to use the bonds as a source of long-term financing as discussed in Note 14 to the Consolidated Financial Statements.

                              INVESTOR INFORMATION

QUARTERLY COMMON AND CLASS A COMMON STOCK DIVIDEND AND PRICE RANGES

  Conectiv's Common and Class A Common Stock are listed on the New York Stock Exchange.

  As of 12/31/98, the Company had 78,600 holders of common stock and 35,133 holders of Class A common stock.

                             PRICE                                   PRICE
              DIVIDEND ------------------             DIVIDEND -----------------
     1998     DECLARED   HIGH      LOW       1997     DECLARED   HIGH     LOW
   ---------  -------- -------- --------- ----------- -------- -------- --------
   COMMON(1)
   1st
    Quarter    $0.385  $22 3/4  $20 7/8   1st Quarter  $0.385  $20 3/8  $18 3/8
   2nd
    Quarter    $0.385  $22 9/16 $19 7/8   2nd Quarter  $0.385  $19 3/8  $16 7/8
   3rd
    Quarter    $0.385  $23 1/4  $19 11/16 3rd Quarter  $0.385  $19      $17 3/16
   4th
    Quarter    $0.385  $24 1/2  $21 7/8   4th Quarter  $0.385  $23 7/16 $18 9/16
                             PRICE
              DIVIDEND ------------------
     1998     DECLARED   HIGH      LOW
   ---------  -------- -------- ---------
   CLASS A
   COMMON(2)
   1st
    Quarter     $0.80  $34 1/2  $29 9/16
   2nd
    Quarter     $0.80  $36 7/8  $31 11/16
   3rd
    Quarter     $0.80  $37 3/8  $34
   4th
    Quarter     $0.80  $39 7/8  $35 3/8

--------
(1) The 1998 stock price represents Delmarva Power & Light Company for January and February, and Conectiv for March through December. This reflects the close of the merger with Atlantic Energy, Inc. effective March 1, 1998. The 1997 stock price represents Delmarva Power & Light Company.
(2) The Class A Common Stock began trading March 3, 1998.

TO FIND OUT MORE ABOUT CONECTIV

CALL TOLL FREE: 1 (888)-424 8401 (24 hours a day, 7 days a week)

  To receive corporate news and information, request copies of earnings and dividend releases, SEC documents (such as 10-K's) or information about invest-ing in Conectiv.

WRITE TO:Conectiv
             Investor Relations
             800 King Street
             P. O. Box 231
             Wilmington, DE 19899

OR VISIT OUR WEBSITE: http://www.conectiv.com

STOCK SYMBOL:NYSE: CIV
             NYSE: CIV A

ALL COMMON SHAREHOLDER ACCOUNT INQUIRIES CALL: 1 (800) 365-6495 (9am. to 6pm., Monday thru Friday) TDD: 1 (888) 269-5221

  The Bank of New York handles all stock transfer and exchanges, as well as Conectiv Direct (the direct purchase of initial shares), direct deposit of div-idends, dividend reinvestment, unreceived dividend payment, change of address, lost stock certificate

WRITE:       The Bank of New York
             Shareholder Relations-11E
             P. O. Box 11258
             Church Street Station
             New York, NY 10286

OR VISIT THEIR WEBSITE:
             http://stock.bankofny.com

CLASS A COMMON STOCK

  See Note 12 to the Consolidated Financial Statements on A-26 for information about Class A common stock.

PREFERRED STOCK

  For information about preferred stock for Delmarva Power & Light Company or Atlantic City Electric Company please contact:

             The Bank of New York
             P. O. Box 11258
             Church Street Station
             New York, NY 10286
             1 (800) 365 6495

PREFERRED TRUST SECURITIES

  Trustee for Atlantic Capital I (CIV PRC) and Atlantic Capital II (CIV PRB):

             The Bank of New York
             Corporate Trust Administration
             101 Barclay Street
             New York, NY 10286
             (212) 815-5939

  Trustee for Delmarva Power Financial I (CIV PRD)

             Wilmington Trust
             Corporate Trust Department
             1100 N. Market Street
             Wilmington, DE 19890
             (302) 651-8649

FIRST MORTGAGE BONDS

  Trustee for Atlantic City Electric Company:

             The Bank of New York
             Corporate Trust Administration
             101 Barclay Street
             New York, NY 10286
             (212) 815-5939

  Trustee for Delmarva Power & Light Company:

             Chase Manhattan Bank
             450 W. 33rd Street, 15th Floor
             New York, NY 10001
             (212) 946-7183

CONECTIV OFFICERS AS OF 12/31/98

Howard E. Cosgrove, Chairman & Chief Executive Officer

Meredith I. Harlacher, President & Chief Operating Officer

Thomas S. Shaw, Executive Vice President

Barry R. Elson, Executive Vice President

John R. van Roden, Senior Vice President & Chief Financial Officer

Barbara S. Graham, Senior Vice President

Donald E. Cain, Vice President Human Resources & Performance Improvement

Louis M. Walters, Treasurer & Assistant Secretary

Moira K. Donoghue, Secretary

James P. Lavin, Controller

Dear Stockholder:

If you are voting your proxy electronically, i.e., telephone or internet, follow the instructions provided after you vote to discontinue future mailings of Annual Reports. Future Annual Reports and Proxy Statements can be viewed over the internet. Please mark the reverse side accordingly.


                                   CONECTIV

                                     PROXY

     This proxy, when properly executed, will be voted as described by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" proposal no. 1. This proxy is solicited on behalf of the Board of Directors.

     By signing and dating on the reverse side, you authorize Howard E. Cosgrove, Audrey K. Doberstein and Jerrold L. Jacobs, or any one of them, each with the power of substitution, to represent and vote your shares of the Company at the Annual Meeting of Stockholders of Conectiv to be held on March 30, 1999, or at any adjournments thereof, as directed on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournments thereof.

     This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan, Savings and Investment Plan, ESPP, ESOP and PAYSOP as described in the Proxy Statement.


                                                              (See Reverse Side)


                                          CONECTIV
                                          P.O. BOX 11279
                                          NEW YORK, N.Y. 10203-0279

[LOGO OF CONECTIV APPEARS HERE]
                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

             TELEPHONE                                      INTERNET                                     MAIL
           800-479-4522                        http://proxy.shareholder.com/conectiv
Use any touch-tone telephone to vote           Use the internet to vote your proxy. Have       Mark, sign and date your proxy card
your proxy. Have your proxy card in            your proxy card in hand when you access         and return it in the postage-paid
hand when you call. You will be                the website. You will be prompted to enter      envelope we have provided.
prompted to enter your control                 your control number, located in the box
number, located in the box below, and          below, to create an electronic ballot.
then follow the simple directors.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

CALL TOLL-FREE TO VOTE . IT'S FAST AND CONVENIENT                        CONTROL NUMBER FOR
                  800-479-4522                                     TELEPHONE OR INTERNET VOTING
                           DETACH PROXY CARD HERE IF YOU ARE NOT
                              VOTING BY TELEPHONE OR INTERNET


Your Board of Directors recommends you vote "FOR" proposal no. 1.                                              Proxy Card
1. Election of Directors    FOR both nominees [ ]    WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTION [ ]     I have included   [ ]
                            listed below             for both nominees listed below                        comments, or have
                                                                                                           included a change
                                                                                                           of address.
Nominees: 01 - R. Franklin Balotti and 02 - Richard B. McGlynn.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the                          I agree to access [ ]
"Exception" box and write that nominee's name in the space provided below.)                                future Proxy
*Exception______________________________________________________________________________                   Statements and
                                                                                                           Annual Reports
2. To transact such other business as may properly come before the meeting.                                electronically.

                                                    NOTE: Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full name. If the proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person

                                                    Dated:                                                                     1999
                                                          --------------------------------------------------------------------


                                                          --------------------------------------------------------------------
                                                                                   Signature

                                                          --------------------------------------------------------------------
                                                                                   Signature

                                                    Votes MUST be indicated (x) in black or blue ink [X]

(Please sign, date and return this proxy card in the enclosed envelope.)